   As filed with the Securities and Exchange Commission on June 17, 1999

                                                 Registration No. 333-77707

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                                ---------------
                               LIQUID AUDIO, INC.
             (Exact name of Registrant as specified in its charter)

                                ---------------

            Delaware                              7373                            77-0421089
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                               810 Winslow Street
                             Redwood City, CA 94063
                                 (650) 549-2000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                GERALD W. KEARBY
                            Chief Executive Officer
                               LIQUID AUDIO, INC.
                               810 Winslow Street
                             Redwood City, CA 94063
                                 (650) 549-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                  Please send copies of all communications to:

       HANK V. BARRY, ESQ.                       LAIRD H. SIMONS, III, ESQ.
      ISSAC J. VAUGHN, ESQ.                       ROBERT A. FREEDMAN, ESQ.
                                                  SCOTT J. LEICHTNER, ESQ.
  KELLY AMES MOREHEAD, ESQ.
Wilson Sonsini Goodrich & Rosati,                    Fenwick & West LLP
               P.C.                                 Two Palo Alto Square
        650 Page Mill Road                          Palo Alto, CA 94306
       Palo Alto, CA 94304                             (650) 494-0600
          (650) 493-9300

                                ---------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                ---------------

  If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

--------------------------------------------------------------------------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in the prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to Completion dated June 17, 1999

PROSPECTUS

                             3,600,000 Shares


                              [LIQUID AUDIO LOGO]

                                  Common Stock
--------------------------------------------------------------------------------

  This is our initial public offering of shares of common stock. We are offering 3,600,000 shares. No public market currently exists for our shares.


  We propose to list the shares on the Nasdaq National Market under the symbol "LQID." Anticipated price range of $10 to $12 per share.

  Investing in the shares involves risks. "Risk Factors" begin on page 7.

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public Offering Price...............................................  $    $
Underwriting Discount...............................................  $    $
Proceeds to Liquid Audio............................................  $    $

  We have granted the underwriters a 30-day option to purchase up to 540,000 additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  Lehman Brothers expects to deliver the shares on or about           , 1999.

--------------------------------------------------------------------------------

Lehman Brothers

                         BancBoston Robertson Stephens

                                                      U.S. Bancorp Piper Jaffray

      , 1999

                             [INSIDE FRONT COVER]
Music is encoded using the Liquifier Pro software and is published to Liquid Servers through multiple data centers.
Music is syndicated and promoted over the Internet through the Liquid Music Network and, in the future, to online retailers through RIFFS.
Consumers preview, purchase and download music to their computer using the Liquid Player software. Music can be recorded on a recordable compact disc or, in the future, to portable consumer digital devices. We also provide e-commerce and reporting services for artists and labels for digital music sales.

                       [GRAPHIC DEPICTING OUR PLATFORM]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Data..................................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  33
Management...............................................................  51
Related Party Transactions...............................................  58
Principal Stockholders...................................................  59
Description of Capital Stock.............................................  61
Shares Available for Future Sale.........................................  64
Underwriting.............................................................  65
Legal Matters............................................................  67
Experts..................................................................  67
Available Information....................................................  67
Index to Financial Statements............................................ F-1

                             ABOUT THIS PROSPECTUS

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

  This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of this offering.

  See the section of this prospectus entitled "Risk Factors" for a discussion of certain factors that you should consider before investing in the common stock offered in this prospectus.

  Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

  All trademarks and trade names appearing in this prospectus are the property of their respective holders.

  Until    , 1999, all dealers selling shares of the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and notes to those statements appearing elsewhere in this prospectus.

  Except as otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise the option granted by Liquid Audio to purchase additional shares in this offering and assumes the conversion of all of our preferred stock into common stock upon the closing of this offering. See "Underwriting."

                               Liquid Audio

  We provide a leading open platform that enables the digital delivery of music over the Internet. Our software products and services give artists, record companies, websites and retailers the ability to create, syndicate and sell recorded music with copy protection and copyright management. Through our Liquid Music Network website affiliates, we help artists and record companies promote and sell their recorded music. From our growing catalog of syndicated music, consumers can preview and purchase digital music. Consumers then can transfer downloaded music to recordable compact discs and, later in 1999, to digital consumer devices. Our solution is based on an open technical architecture that is designed to support leading digital music formats, including audio compression formats, mp3 and Dolby AC-3. Numerous recording artists and record companies have used our platform to promote music releases including BMG North America, Capitol Records, Columbia House, Dreamworks Records, EMI Classics, Bruce Hornsby, The Dave Matthews Band, Sarah McLachlan and Rounder Records.

  The recorded music industry, which was approximately $38.7 billion worldwide in 1998, represents one of the largest opportunities for online digital delivery and commerce. The growing popularity of music on the Internet, combined with recent technology advances, has made the Internet a compelling medium for digital music delivery. Forrester Research has estimated that sales of recorded music through digital transmission will grow from less than 1% of all recorded music sales in the United States in 1999 to 7% of these sales in 2003.

  We believe we are the first company to offer a complete, commercially-available solution for the digital delivery of music over the Internet. Our "end-to-end" solution facilitates the digital delivery of music from the point where a musician prepares music for delivery over the Internet, through transmission, to the point where the consumer downloads and listens to it. Our platform provides the following benefits:

  . Superior Consumer Experience. We make it simple for consumers to search for, sample and buy digital music recordings from our growing catalog of syndicated music.

  . Global Reach. Our platform allows artists, record companies and retailers to use the Internet as an additional global distribution channel to reach more consumers.

  . Increased Revenues and Lower Costs. Record companies and artists can increase their revenues by offering consumers their entire catalog of music online and achieve significant cost savings by reducing costs associated with manufacturing, warehousing and shipping.

  . Security and Compliance. Our platform protects against piracy by offering copyright management and copy protection for songs. Our services are able to restrict digital sales to consumers within specified geographic areas, enabling resellers to comply with distribution restrictions.

  We offer artists, record companies and websites a range of products and services for creating, syndicating and selling music digitally over the Internet.

  . Create Music. Our Liquifier Pro software product encodes, or prepares, music for delivery over the Internet. Encoded music is published to our Liquid Server software product, which manages the secure digital transfer and sale of music to consumers. We also offer complete turnkey digital music encoding and hosting services to artists and record companies.

  . Syndicate Music. We help artists reach more consumers and sell more music by syndicating their music for sale through our growing network of Liquid Music Network affiliates, which is a group of over 200 music-related websites and music retailer websites.

  . Sell Music. Using our Liquid Player desktop software product, consumers can preview, purchase and digitally download music to their computers. Music can then be transferred to a recordable compact disc or, in the future, to portable digital consumer devices. We also provide e-commerce and reporting services for artists and labels for digital music sales.

  Our objective is to be the premier enabling platform for the digital delivery of music over the Internet. Our strategies include:

  .Providing a Superior Consumer Experience;

  . Continuing to Broaden our Distribution Reach;

  . Expanding Syndicated Music Content;

  . Extending Technology Leadership; and

  . Generating Multiple Revenue Streams.

  Since early 1999, we have increased our emphasis on developing and marketing our digital delivery services. Many independent record labels have chosen to use our solution for promotion and sale of their music, including Beggars Banquet, Rounder Records, Rykodisc, Sub Pop Records and Twin/Tone Records. We have increased the number of these syndicated music recordings for sale from approximately 5,000 at the beginning of 1999 to over 60,000 committed as of May 31, 1999. In addition, in the second half of 1999, our Liquid Music Network will begin offering syndicated music through music retailer websites.

  We have established relationships with industry leaders to build brand recognition and enhance our content creation, syndication and sales opportunities worldwide. Our relationships include: Adaptec; Amazon.com; Dolby Laboratories; EMI Recorded Music; Intel; Muze; RealNetworks; Sanyo; Texas Instruments; Toshiba and Towerrecords.com. We have also established international alliances in Korea and Japan to build our presence and infrastructure outside the United States.

  We currently generate the majority of our revenues from software product licensing fees and business development agreements to establish our presence internationally. As we expand our music delivery services, we expect to generate increasing revenues from the following areas:

  . Digital music downloads to consumers;

  . Hosting and e-commerce services for artists; and

  . Advertising and sponsorships.

  Less than 1% of our total net revenues was attributable to our music delivery services in the year ended December 31, 1998 and the three months ended March 31, 1999. Our accumulated deficit as of March 31, 1999 was approximately $20.2 million. In addition, we had net losses of approximately $8.5 million in 1998 and $4.1 million in the first quarter of 1999. Given our planned operating and capital expenditures, we expect to continue to incur losses and negative cash flows through at least 2002.

  We incorporated in California in January 1996 and reincorporated in Delaware in April 1999. Our principal executive offices are located at 810 Winslow Street, Redwood City, California 94063. Our phone number is (650) 549-2000 and our internet address is www.liquidaudio.com. Information contained on our website does not constitute a part of this prospectus.

                                  The Offering

 Common stock offered by Liquid Audio.. 3,600,000 shares
 Common stock outstanding after the
  offering............................. 17,532,264 shares
 Use of proceeds....................... We estimate that we will receive net proceeds from this offering of
                                        $35,878,000, or $41,402,200 if the
                                        underwriters exercise their over-
                                        allotment option in full. We expect to
                                        use the net proceeds for general
                                        corporate purposes, including working
                                        capital and capital expenditures,
                                        enhancing research and development and
                                        attracting key personnel. See "Use of
                                        Proceeds."
 Proposed Nasdaq National Market
  symbol............................... "LQID"

  In addition to the 17,532,264 shares of common stock to be outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

  . 2,570,052 shares issuable under our 1996 Equity Incentive Plan, consisting of:

   . 865,919 shares underlying options outstanding at a weighted average exercise price of $1.25 per share, of which 860,919 were exercisable as of June 15, 1999; and

   . 1,704,133 shares available for future grants;

  . 461,913 shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $6.36 per share; and

  . 500,000 shares available for issuance under our 1999 Employee Stock
    Purchase Plan.

                             Summary Financial Data

  The following table summarizes the financial data of our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial results as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited.

                            Period From
                            January 30,
                          1996 (inception)      Year Ended            Three Months
                              Through          December 31,         Ended March 31,
                            December 31,   ---------------------  ---------------------
                                1996         1997        1998       1998        1999
                          ---------------- ---------  ----------  ---------  ----------
                               (in thousands, except share and per share data)
Statement of Operations
 Data:
Total net revenues......      $    --      $     256  $    2,803  $     224  $      531
Gross profit (loss).....           --           (137)      2,034         71         204
Net loss................       (1,264)        (6,216)     (8,539)    (1,985)     (4,143)
Basic and diluted net
 loss per share.........      $(14.93)     $   (4.95) $    (3.60) $   (0.99) $    (1.39)
Shares used in per share
 calculation............       84,635      1,256,114   2,370,564  1,998,865   2,972,398
Pro forma basic and
 diluted net loss per
 share..................                                  $(0.85)                $(0.33)
Shares used in pro forma
 per share
 calculation............                              10,041,546             12,716,597

  The following table provides a summary of our balance sheet as of March 31, 1999. The pro forma column gives effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. The as adjusted column reflects the sale of 3,600,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share after deducting the estimated underwriting discount and offering expenses payable by us. See "Use of Proceeds" and "Capitalization."

                                                    As of March 31, 1999
                                               -------------------------------
                                                                   Pro Forma,
                                                Actual   Pro Forma As Adjusted
                                               --------  --------- -----------
                                                       (in thousands)
Balance Sheet Data:
Cash and cash equivalents..................... $ 15,497   $15,497    $51,375
Working capital...............................   11,708    11,708     47,586
Total assets..................................   17,729    17,729     53,607
Long-term debt................................    1,519     1,519      1,519
Mandatorily redeemable convertible preferred
 stock and warrants...........................   29,801        --         --
Total stockholders' equity (deficit)..........  (17,851)   11,950     47,828

                                  RISK FACTORS

  You should carefully consider the risks described below before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Our Limited Operating History in the New Market of Digital Delivery of Music Over the Internet Increases the Possibility that the Value of Your Investment Will Decline

  We incorporated in January 1996. We did not start generating revenues until the first quarter of 1997. In early 1999, we began to place greater emphasis on developing and marketing our digital music delivery services. Accordingly, we are still in the early stages of development and have only a limited operating history upon which you can evaluate our business. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business, many of which may be beyond our control.

Fluctuations in Our Quarterly Revenues and Operating Results Might Lead to Reduced Prices for Our Stock

  Our quarterly results of operation have varied in the past, and you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. In some future periods, our results of operations are likely to be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely decline. Factors that have caused our results to fluctuate in the past and that are likely to affect us in the future including the following:

  . competition for consumers from traditional retailers as well as providers of online music services;

  . the announcement and introduction of new products and services by us and our competitors;

  . our ability to increase the number of websites that will use our platform for digital music delivery;

  . the timing of our partners' introduction of new products and services for digital music sales; and

  . variability and length of the sales cycle associated with our product and service offerings.

  In addition, other factors may also affect us, including:

  . market adoption and growth of sales of digitally downloaded recorded music over the Internet;

  . our ability to attract significant numbers of music recordings to be syndicated in our format;

  . market acceptance of new and enhanced versions of our products and services;

  . our ability to provide reliable and scalable service, including our ability to avoid potential system failures; and

  . the price and mix of products and services we offer.

  Some of these factors are within our control and others are outside of our control.

We Have a History of Losses, We Expect Losses to Continue and We Might Not Achieve or Maintain Profitability

  Our accumulated deficit as of March 31, 1999 was approximately $20.2 million. We had net losses of approximately $8.5 million in 1998 and $4.1 million in the first quarter of 1999. Given the level of our planned operating and capital expenditures, we expect to continue to incur losses and negative cash flows through at least 2002. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business will be harmed. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

If We Do Not Increase the Number of Websites That Use Our Platform, Our Business Will Not Grow

  In order to grow our business, we need to increase the number of websites, including websites operated by music retailers, that use our technology and our syndicated content to digitally deliver recorded music. To increase the number of websites, we must do the following:

  . offer competitive products and services that meet industry standards;

  . attract more music content;

  . make it easy and cost-effective for music-related websites to sell digital music;

  . develop relationships with online retailers, music websites, online communities, broadband providers and Internet broadcasters; and

  . develop relationships with international music websites, retailers and broadband providers.

  Any failure to achieve one or more of these objectives would harm our business. We may not be successful in achieving any of these objectives.

  We also intend to increase our expenditures on marketing the Liquid Audio brand because we believe brand awareness will be critical to increasing our affiliates and end-user awareness. If we do not increase our revenues as a result of our branding and other marketing efforts or if we otherwise fail to promote our brand successfully, our business would be harmed.

If Artists and Record Labels Are Not Satisfied That They Can Securely Digitally Deliver Their Music Over the Internet, We Might Not Have Sufficient Content to Attract Consumers

  Our success depends on our ability to aggregate a sufficient amount and variety of digital recorded music for syndication. In particular, until a significant number of artists and their record labels adopt a strategy of digitally delivering music over the Internet, the growth of our business might be limited. We currently do not create our own content; rather, we rely on record companies and artists for digital recorded music to be syndicated using our format. We believe record companies will remain reluctant to distribute their recorded music digitally unless they are satisfied that the digital delivery of their music over the Internet will not result in the unauthorized copying and distribution of that music. If record companies do not believe that recorded music can be securely delivered over the Internet, they will not allow the digital distribution of their recorded music and we might not have sufficient content to attract consumers. If we cannot offer a sufficient amount and variety of digital recorded music for syndication, our business might be harmed.

Due to the Many Factors that Influence Market Acceptance, Consumers Might Not Accept Our Platform

  Our success will depend on growth in consumer acceptance of our platform as a method for digital delivery of recorded music over the Internet. Factors that might influence market acceptance of our platform include the following, over which we have little or no control:

  . the availability of sufficient bandwidth on the Internet to enable consumers to download digital recorded music rapidly and easily;

  . the willingness of consumers to invest in computer technology that facilitates the downloading of digital music;

  . the cost of time-based Internet access;

  . the number and variety of digital recordings available for purchase through our system relative to those available through other online digital delivery companies, digital music websites or through traditional physical delivery of recordings;

  . the availability of portable devices to which digital recorded music can be transferred;

  . the fidelity and quality of the sound of the digital recorded music; and

  . the level of consumer comfort with the process of downloading and paying for digital music over the Internet, including ease of use and lack of concern about transaction security.

The Market for Digital Delivery of Music Over the Internet is Highly Competitive, and if We Cannot Compete Effectively, Our Revenues Might Decline


  Competition among companies in the business of digital delivery of music over the Internet is intense. If we do not compete effectively or if we experience pricing pressures, reduced margins or loss of market share resulting from increased competition, our business might be harmed.

  Competition is likely to increase as new companies enter the market and current competitors expand their products and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including the following:

  . larger audiences;

  . larger technical, production and editorial staffs;

  . greater brand recognition;

  . access to more recorded music content;

  . a more established Internet presence;

  . a larger advertiser base; and

  . substantially greater financial, marketing, technical and other resources.

  See "Business--Competition."

If Standards for the Secure Digital Delivery of Recorded Music Are Not Adopted, the Piracy Concerns of Record Companies and Artists Might Not Be Satisfied, and They Might Not Use Our Platform for Digital Delivery of Their Music

  Because other digital recorded music formats, such as mp3, do not contain mechanisms for tracking the source or ownership of digital recordings, users are able to download and distribute unauthorized or "pirated" copies of copyrighted recorded music over the Internet. This piracy is a significant concern to record companies and artists, and is the reason many record companies and artists are reluctant to digitally deliver their recorded music over the Internet. The Secure Digital Music Initiative (SDMI) is a committee formed by the Recording Industry Association of America (RIAA) to propose a standard format for the secure digital delivery and use of recorded music. If a standard format is not adopted, however, pirated copies of recorded music will continue to be available on the Internet, and record companies and artists might not permit the digital delivery of their music. Additionally, as long as pirated recordings are available, many consumers will choose free pirated recordings rather than paying for legitimate recordings. Accordingly, if a standard format for the secure digital delivery of music is not adopted, our business might be harmed.

  We have designed our current products to be adaptable to different music industry and technology standards. Numerous standards in the marketplace, however, could cause confusion as to whether our products and services are compatible. If a competitor were to establish the dominant industry standard, our business would be harmed.

If Our Platform Does Not Provide Sufficient Rights Reporting Information, Record Companies and Artists Are Unlikely to Digitally Deliver Their Recorded Music Using Our Platform

  Record companies and artists must be able to track the number of times their recorded music is downloaded so that they can make appropriate payments to music rights organizations, such as the American Society of Composers, Authors and Publishers, Broadcast Music Incorporated and SESAC, Inc. If our products and services do not accurately or completely provide this rights reporting information, record companies and artists might not use our platform to digitally deliver their recorded music, and our business might be harmed.

Our Business Might Be Harmed if We Fail to Price Our Products and Services Appropriately

  The price of Internet products and services is subject to rapid and frequent change. We may be forced for competitive or technical reasons to reduce or eliminate prices for certain of our products or services. If this happens, our business might be harmed.

If Our Relationships With Our International Partners Terminate, Our Revenues Might Decline

  We derive a portion of our revenues from business development fees generated from relationships with our international partners, SK Group and Super Stage. These relationships vary in size and scope. If one of these relationships, or any other relationship that accounts for a significant portion of our revenues in a given period, does not generate a similar amount of revenue, or any, in subsequent periods, then our business could be harmed. As a consequence, our revenues are not recurring from period-to-period, which might result in unpredictability of our revenues.

Our Revenues Would Be Negatively Affected by the Loss of a Significant Customer

  We have derived, and we believe that we will continue to derive, a substantial portion of our net revenues from a limited number of customers and projects. Our ten largest customers for the four quarters of 1998 represented approximately 81%, 96%, 89%, and 88%, respectively, of our total net revenues. The loss of Liquid Audio Japan, Liquid Audio Korea or Adaptec, Inc. or any other significant customer or any significant reduction of total net revenues generated by these or other significant customers would harm our business. The volume of products or services we sell to specific customers is likely to vary year to year, and a major customer in one year may not use our services in a subsequent year. A customer's decision not to use our services in a subsequent year might harm our business.

We Might Not Be Able to Scale Our Technology Infrastructure to Meet Demand for Our Products and Services

  Our success will depend on our ability to scale our technology infrastructure to meet the demand for our products and services. Adding this new capacity will be expensive, and we might not be able to do so successfully. In addition, we might not be able to protect our new or existing data centers from unexpected events as we scale our systems. To the extent that we do not address any capacity constraints effectively, our business would be harmed.

We Might Not Be Successful In Our Attempts to Keep Up With Rapid Technological Change and Evolving Industry Standards

  The markets for our products and services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition, and frequent new product and service introductions. Our future success will depend, in part, on our ability to:

  . use leading technologies effectively;

  . continue to develop our strategic and technical expertise;

  . enhance our current products and services;

  . develop new products and services that meet changing customer needs;

  . advertise and market our products and services; and

  . influence and respond to emerging industry standards and other technological changes.

  This must be accomplished in a timely and cost-effective manner. We may not be successful in effectively using new technologies, developing new products or services or enhancing our existing products or services on a timely basis. These new technologies or enhancements may not achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense. Finally, we may not succeed in adapting our services to new technologies as they emerge.

Companies Might Not Develop or Consumers Might Not Adopt Devices That Will Play Digitally Downloaded Music

  We believe that the market for digital recorded music delivered over the Internet will not develop significantly until consumers are able to enjoy this music other than solely through the use of a personal computer. Several consumer electronics companies have introduced or announced plans to introduce devices that will allow digital music delivered over the Internet to be played away from the personal computer. If companies fail to introduce additional devices, consumers do not adopt these devices or our products and services are incompatible with these devices, our business would be harmed. In addition, digital music can be transferred to a compact disc, but that transfer requires a compact disc recorder (CD-R). Many desktop computer manufacturers offer CD-Rs in their computers. If companies do not continue to offer CD-Rs in their computers, consumers do not adopt CD-Rs or our products and services are incompatible with CD-Rs, our business might be harmed.

We Might Not Be Successful in the Development and Introduction of New Products and Services

  We depend in part on our ability to develop new or enhanced products and services in a timely manner and to provide new products and services that achieve rapid and broad market acceptance. We may fail to identify new product and service opportunities successfully and develop and bring to market new products and services in a timely manner. In addition, product innovations may not achieve the market penetration or price stability necessary for profitability.

  As the online medium continues to evolve, we plan to leverage our technology by developing complementary products and services as additional sources of revenue. Accordingly, we may change our business model to take advantage of new business opportunities, including business areas in which we do not have extensive experience. For example, we recently focused on, and will continue to devote significant resources to, the development of digital music delivery services, as well as our software licensing business. If we fail to develop these or other businesses successfully, our business would be harmed.

We Might Experience Delays in the Development of New Products and Services

  We must continue to innovate and develop new versions of our software to remain competitive in the market for digital delivery of recorded music solutions. Our software products and services development efforts are inherently difficult to manage and keep on schedule. Our failure to manage and keep those development projects on schedule might harm our business.

Our Products and Services Might Contain Errors

  We offer complex products and services. They may contain undetected errors when first introduced or when new versions are released. If we market products and services that have errors or that do not function properly, then we may experience negative publicity, loss of or delay in market acceptance, or claims against us by customers, any of which might harm our business.

We Might Have Liability for the Content of the Recorded Music that We Digitally Deliver

  Because we digitally deliver recorded music to third parties, we might be sued for negligence, copyright or trademark infringement or other reasons. These types of claims have been brought, sometimes successfully, against providers of online products and services in the past. Others could also sue us for the content that is accessible from our website through links to other websites. These claims might include, among others, claims that by hosting, directly or indirectly, the websites of third parties, we are liable for copyright or trademark infringement or other wrongful actions by these third parties through these websites. Our insurance may not adequately protect us against these types of claims and, even if these claims do not result in liability, we could incur significant costs in investigating and defending against these claims.

  We have taken steps to prevent these claims. For example, we have arrangements with companies that use our hosting services that will allow us to delete potentially infringing or misappropriating materials quickly and securely. We also have put into place indemnification agreements with music content providers, where practicable. Under the Digital Millenium Copyright Act of 1999, Internet service providers are insulated from several types of these claims, upon compliance with the requirement that they appoint an agent to receive claims relating to their service, and we intend to appoint an agent.

Internet Security Concerns Could Hinder E-Commerce

  A significant barrier to e-commerce and communications over the Internet has been the need for secure transmission of confidential information. Internet usage may not increase at the rate we expect unless some of those concerns are adequately addressed and found acceptable by the market. Internet usage could also decline if any well-publicized compromise of security occurs. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. Protections may not be available at a reasonable price or at all. If a third person were able to misappropriate a user's personal information, users could bring claims against us.

Imposition of Sales and Other Taxes On E-Commerce Transactions Might Hinder E-Commerce

  We do not collect sales and other taxes when we sell our products and services over the Internet. States or local governments may seek to impose sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate e-commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of products and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce and could reduce our opportunity to derive profits from e-commerce. Moreover, if any state or local government or foreign country were to successfully assert that we should collect sales or other taxes on the exchange of products and services on our system, our business might be harmed.

  In 1998, Congress passed the Internet Freedom Act, which imposes a three-year moratorium on state and local taxes on Internet-based transactions. We cannot assure you that this moratorium will be extended. Failure to renew this moratorium would allow various states to impose taxes on e-commerce, which might harm our business.

Several of Our Customers Have Had Limited Operating Histories, are Unprofitable and Might Have Difficulty Meeting Their Payment Obligations to Us

  Several of our significant customers, including Liquid Audio Japan and Liquid Audio Korea, have had limited operating histories and have not achieved profitability. We believe that this will be true of other customers in the future. You should evaluate the ability of these companies to meet their payment obligations to us in light of the risks, expenses and difficulties encountered by companies with limited operating histories. If one or more of our customers were unable to pay for our services in the future, or paid more slowly than we anticipate, our business might be harmed. As of March 31, 1999, the amount of trade accounts receivable more than 30 days past due was $320,492. We have provided adequate reserves for past due amounts.

System Failures or Delays Might Harm Our Business

  Our operations depend on our ability to protect our computer systems against damage from fire, water, power loss, telecommunications failures, computer viruses, vandalism and other malicious acts, and similar unexpected adverse events. Interruptions or slowdowns in our services have resulted from the failure of our telecommunications providers to supply the necessary data communications capacity in the time frame we required, as well as from deliberate acts. Despite precautions we have taken, unanticipated problems affecting our systems could in the future cause temporary interruptions or delays in the services we provide. Our customers might become dissatisfied by any system failure or delay that interrupts our ability to provide service to them or slows our response time. Sustained or repeated system failures or delays would affect our reputation, which would harm our business. Slow response time or system failures could also result from straining the capacity of our software or hardware due to an increase in the volume of products and services delivered through our servers. While we carry business interruption insurance, it might not be sufficient to cover any serious or prolonged emergencies, and our business might be harmed.

Demand for Our Products and Services Might Decrease if Growth in the Use of the Internet Declines

  Our future success substantially depends upon the continued growth in the use of the Internet. The number of users on the Internet may not increase and commerce over the Internet may not become more accepted and widespread for a number of reasons, including the following, over which we have little or no control:

  . actual or perceived lack of security of information, such as credit card numbers;

  . lack of access and ease of use;

  . inconsistent quality of service and lack of availability of cost-effective, high speed service;

  . possible outages due to year 2000 difficulties or other damage to the Internet;

  . excessive governmental regulation; and

  . uncertainty regarding intellectual property rights.

  If the necessary infrastructure, products, services or facilities are not developed, or if the Internet does not become a viable commercial medium, our business would be harmed.

We Might Be Unable to License or Acquire Technology

  We rely on certain technologies that we license or acquire from third parties, including Dolby Laboratories Licensing Corporation, Fraunhofer Institut and RSA Data Security, Inc. These technologies are integrated with our internally-developed software and used in our products, to perform key functions and to enhance the value of our platform. These third-party licenses or acquisitions may not continue to be available to us on commercially reasonable terms or at all. Any inability to acquire such licenses or software on commercially reasonable terms might harm our business.

Our Future Success Depends on Our Key Personnel

  Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. The loss of the services of any of our senior level management, or certain other key employees, could harm our business. Our future performance will depend, in part, on the ability of our executive officers to work together effectively. Our executive officers may not be successful in carrying out their duties or running our company. Any dissent among executive officers could impair our ability to make strategic decisions quickly in a rapidly changing market.

  Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. Although we provide compensation packages that include incentive stock options, cash incentives and other employee benefits, we may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

Our Management and Internal Systems Might Be Inadequate to Handle the Potential Growth of Our Personnel

  To manage future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Our management may not be able to manage our growth effectively. If our systems, procedures and controls are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively may harm our business.

We Depend on Proprietary Rights to Develop and Protect Our Technology

  Our success and ability to compete substantially depends on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. Patent applications or trademark registrations may not be approved. Even if they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third-party owners, which might not be possible on commercially reasonable terms or at all.

  The primary forms of intellectual property protection for our products and services internationally are patents and copyrights. Patent protection throughout the world is generally established on a country-by-country basis. To date, we have not applied for any patents outside the United States. We may do so in the future. Copyrights throughout the world are protected by several international treaties, including the Berne Convention for the Protection of Literary and Artistic Works. Despite these international laws, the level of practical protection for intellectual property varies among countries. In particular, United States government officials have criticized countries such as China and Brazil for inadequate intellectual property protection. If our intellectual property is infringed in any country without a high level of intellectual property protection, our business could be harmed.

  We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. The steps we have taken may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. See "Business--Intellectual Property."

  We have licensed, and we may license in the future, certain proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by our business partners, they may take actions that could impair the value of our proprietary rights or our reputation. In addition, these business partners may not take the same steps we have taken to prevent misappropriation of our solutions or technologies.

We Face and Might Face Intellectual Property Infringement Claims That Might Be Costly to Resolve

  Although we do not believe we infringe the proprietary rights of any third parties, in the past third parties have asserted claims of this type against us, and we cannot assure you that third parties will not assert additional claims in the future or that any claims will not be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights, which could harm our business. In addition, we are obligated under certain agreements to indemnify the other party for claims that we infringe on the proprietary rights of third parties. If we are required to indemnify parties under these agreements, our business could be harmed. If someone asserts a claim against us relating to proprietary technology or information, we might seek licenses to this intellectual property. We might not be able to obtain licenses on commercially reasonable terms, or at all. The failure to obtain the necessary licenses or other rights might harm our business. See "Business--Litigation and Patent Infringement Claims."


Government Regulation of the Internet Might Harm Our Business

  The applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. In addition, governmental authorities may seek to further regulate the Internet with respect to issues such as user privacy, pornography, acceptable content, e-commerce, taxation, and the pricing, characteristics and quality of products and services. Finally, the global nature of the Internet could subject us to the laws of a foreign jurisdiction in an unpredictable manner. Any new legislation regulating the Internet could inhibit the growth of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which might harm our business.

  In addition, the growing use of the Internet has burdened the existing telecommunications infrastructure and has caused interruptions in telephone service. Telephone carriers have petitioned the government to regulate the Internet and impose usage fees on Internet service providers. Any regulations of this type could increase the costs of using the Internet and impede its growth, which could in turn decrease the demand for our services or otherwise harm our business.

Difficulties Presented by International Economic, Political, Legal, Accounting and Business Factors Could Harm Our Business in International Markets

  A key component of our strategy is to expand into international markets. The following risks are inherent in doing business on an international level and we have little or no control over them:

  . unexpected changes in regulatory requirements;

  . export restrictions;

  . export controls relating to encryption technology;


  . longer payment cycles;

  . problems in collecting accounts receivable;

  . political and economic instability; and

  . potentially adverse tax consequences.

  In addition, other factors that may also affect us and over which we have some control include the following:

  . difficulties in staffing and managing international operations;

  . differences in music rights reporting structures; and

  . seasonal reductions in business activity.

  We have entered into individual agreements in Japan and Korea, and we may enter into similar arrangements in the future in other countries. One or more of the factors listed above may harm our present or future international operations and, consequently, our business.

We Might Need Additional Capital in the Future and Additional Financing Might Not Be Available

  We currently anticipate that our available cash resources, combined with the net proceeds from this offering and financing available under existing equipment loan and lease agreements, will be sufficient to meet our anticipated working capital and capital expenditure requirements for the next 18 months. However, our resources may not be sufficient for these working capital and capital expenditure requirements. We may need to raise additional funds through public or private debt or equity financing in order to:

  . take advantage of opportunities, including more rapid international expansion or acquisitions of complementary businesses or technologies;

  . develop new products or services; or

  . respond to competitive pressures.

  Any additional financing we may need may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we might not be able to take advantage of unanticipated opportunities, develop new products or services, or otherwise respond to unanticipated competitive pressures, and our business could be harmed. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors, including those set forth in this "Risk Factors" section. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Potential Year 2000 Risks Might Harm Our Business

  Many currently installed computer systems and software products worldwide are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they are not able to distinguish between the year 1900 and the year 2000. Accordingly, many companies, including Liquid Audio and our customers, potential customers, vendors and strategic partners, may need to upgrade their systems to comply with applicable year 2000 requirements.

  Because we and our customers depend, to a very substantial degree, upon the proper functioning of computer systems, a failure of these systems to correctly recognize dates beyond January 1, 2000 could disrupt operations. Any disruptions could harm our business. Additionally, our failure to provide year 2000 compliant solutions to our customers could result in financial loss, reputational harm and legal liability to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

The Price of Our Common Stock is Likely to Be Volatile and Subject to Wide Fluctuations

  The market prices of the securities of Internet-related companies have been especially volatile and these securities may be overvalued. Thus, the market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could decline. In addition, if the market for Internet-related stocks or the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our common stock could fall for reasons unrelated to our business, results of operations and financial condition. Investors might be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

You Might Not Be Able to Sell Your Stock if No Market Develops for Our Stock

  Prior to this offering, you could not buy or sell our common stock publicly. We have filed an application for the quotation of our common stock on The Nasdaq National Market. However, an active public market for our common stock may not develop or be sustained after the offering. If a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you or at all. The initial public offering price of the common stock will be determined through negotiations between the representatives of the underwriters and us and may not be representative of the price that will prevail in the open market. See "Underwriting."

Provisions in Our Charter Documents Might Deter Acquisition Bids for Us

  We have adopted a classified board of directors and our stockholders are unable to call special meetings of stockholders, to act by written consent, to remove any director or the entire board of directors without cause, or to fill any vacancy on the board of directors, and must meet advance notice requirements for stockholder proposals. Our board of directors may also issue preferred stock without any vote or further action by the stockholders. These provisions and other provisions under Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. See "Description of Capital Stock."

Our Officers and Directors Exert Substantial Influence Over Us

  We anticipate that our executive officers, our directors and entities affiliated with them together will beneficially own approximately 42.4% of our outstanding common stock following the completion of this offering. As a result, these stockholders will be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in our control.

Management Could Invest or Spend the Proceeds of This Offering in Ways with which the Stockholders Might Not Agree

  We have no specific allocations for the net proceeds of this offering. Consequently, management will retain a significant amount of discretion over the application of these proceeds. Because of the number and variability of factors that will determine our use of these proceeds, our applications may vary substantially from our current intentions to invest the net proceeds of the offering in short-term, interest bearing, investment grade marketable securities.

Future Sales of Shares by Existing Stockholders Could Affect Our Stock Price

  If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Based on shares outstanding as of June 15, 1999, upon completion of this offering we will have outstanding 17,532,264 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, only the 3,600,000 shares of common stock sold in this offering will be freely tradeable, without restriction, in the public market. After the lockup agreements pertaining to this offering expire 180 days from the date of this prospectus, an additional 13,828,193 shares will be eligible for sale in the public market.

  In addition, the 1,327,832 shares subject to outstanding options and warrants and 2,204,133 shares reserved for future issuance under our stock option and purchase plans and a stock purchase agreement are not available for sale for 180 days from the date of this prospectus.

You Will Incur Immediate and Substantial Dilution

  The initial public offering price is expected to be substantially higher than the pro forma net book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate substantial dilution in the amount of $8.22 per share. In addition, we have issued options and warrants to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options and warrants are exercised, there will be further dilution to investors in this offering. See "Dilution."

                                USE OF PROCEEDS

  We estimate the net proceeds from the offering to be approximately $35,878,000, or $41,402,200 if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and offering expenses.

  We expect to use the net proceeds from the offering for general corporate purposes, including working capital and capital expenditures, enhancing research and development and attracting key personnel. As of the date of this prospectus, we cannot specify the particular uses for the net proceeds. Accordingly, our management will have broad discretion in the application of the net proceeds.

  We intend to invest the net proceeds in short-term, interest bearing, investment grade marketable securities.

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and other factors the board of directors deems relevant.

                                 CAPITALIZATION

  The following table sets forth our short-term debt and capitalization as of March 31, 1999. Our capitalization is presented:

  . on an actual basis;

  . on a pro forma basis to give effect to the automatic conversion of all outstanding shares of preferred stock into common stock upon the consummation of the offering; and

  . on a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 3,600,000 shares of common stock offered in the offering at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and offering expenses.

                                                     As of March 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                  (in thousands, unaudited)
Short-term debt................................ $    632  $    632    $    632
                                                ========  ========    ========
Long-term debt, less current portion........... $  1,519  $  1,519    $  1,519
Mandatorily redeemable convertible preferred
 stock, $0.001 par value; 10,905,489 shares
 authorized, 9,744,199 shares issued and
 outstanding, actual; none authorized, issued
 or outstanding, pro forma or pro forma as
 adjusted......................................   29,801        --          --
Stockholders' equity (deficit):
 Preferred stock, $0.001 par value; 5,000,000
  shares authorized; none issued or
  outstanding, actual, pro forma or pro forma
  as adjusted..................................       --        --          --
 Common stock, $0.001 par value; 25,878,000
  shares authorized; 3,892,293 shares issued
  and outstanding, actual; 50,000,000 shares
  authorized; 13,636,492 issued and
  outstanding, pro forma; and 17,236,492 shares
  issued and outstanding, pro forma as
  adjusted.....................................        4        14          17
 Additional paid-in capital....................    4,450    34,241      70,116
 Unearned compensation.........................   (2,143)   (2,143)     (2,143)
 Accumulated deficit...........................  (20,162)  (20,162)    (20,162)
                                                --------  --------    --------
  Total stockholders' equity (deficit).........  (17,851)   11,950      47,828
                                                --------  --------    --------
   Total capitalization........................ $ 13,469  $ 13,469    $ 49,347
                                                ========  ========    ========

  We expect there to be 17,532,264 shares of common stock outstanding after the offering. In addition to the shares of common stock to be outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

  . 2,570,052 shares issuable under our 1996 Equity Incentive Plan, consisting of:

    . 865,919 shares underlying options outstanding at a weighted average exercise price of $1.25 per share, of which 860,919 were exercisable as of June 15, 1999; and

    . 1,704,133 shares available for future grants;

  . 461,913 shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $6.36 per share; and

  . 500,000 shares available for issuance under our 1999 Employee Stock
    Purchase Plan.

  Please read the capitalization table together with the sections of this prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included in this prospectus.

                                    DILUTION

  As of March 31, 1999, our net tangible book value on a pro forma basis giving effect to the conversion of our preferred stock was $11,950,000, or $0.88 per share of common stock. "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of March 31, 1999, our net tangible book value, on a pro forma basis as adjusted for the sale of 3,600,000 shares offered in the offering at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and offering expenses, would have been approximately $2.78 per share. This represents an immediate increase of $1.90 per share to existing stockholders and an immediate dilution of $8.22 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $11.00
 Pro forma net tangible book value per share as of March 31,
  1999............................................................ $0.88
 Increase per share attributable to new investors.................  1.90
                                                                   -----
Pro forma net tangible book value per share after the offering....         2.78
                                                                         ------
Dilution per share to new investors...............................       $ 8.22
                                                                         ======

   The following table summarizes on a pro forma basis as of March 31, 1999 the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed initial public offering price of $11.00 per share:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
     Existing stockholders..... 13,636,492   79.1% $29,822,000   43.0%  $ 2.19
     New investors.............  3,600,000   20.9   39,600,000   57.0    11.00
                                ----------  -----  -----------  -----   ------
      Total.................... 17,236,492  100.0% $69,422,000  100.0%
                                ==========  =====  ===========  =====

  We expect there to be 17,532,264 shares of common stock outstanding after the offering. In addition to the shares of common stock outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

  . 2,570,052 shares issuable under our 1996 Equity Incentive Plan, consisting of:

    . 865,919 shares underlying options outstanding at a weighted average exercise price of $1.25 per share, of which 860,919 were exercisable as of June 15, 1999; and

    .1,704,133 shares available for future grants;

  . 461,913 shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $6.36 per share; and

  . 500,000 shares available for issuance under our 1999 Employee Stock
    Purchase Plan.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from January 30, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, and the balance sheet data at December 31, 1997 and 1998, are derived from financial statements that PricewaterhouseCoopers LLP, independent accountants, have audited and are included elsewhere in this prospectus. The balance sheet data at December 31, 1996 are derived from audited financial statements not included in this prospectus. The statement of operations data for the three-month periods ended March 31, 1998 and 1999, and the balance sheet data at March 31, 1999, are derived from unaudited interim financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                          Period From
                          January 30,
                              1996
                          (inception)        Year Ended          Three Months Ended
                            Through         December 31,              March 31,
                          December 31, -----------------------  ----------------------
                              1996        1997        1998        1998        1999
                          ------------ ----------  -----------  ---------  -----------
                               (in thousands, except share and per share data)
Statement of Operations
 Data:
Net revenues:
 License................    $    --       $   246       $1,235       $192         $259
 Services...............         --            10          268         32           89
 Business development...         --            --        1,300         --          183
                            -------    ----------  -----------  ---------  -----------
 Total net revenues.....         --           256        2,803        224          531
Cost of net revenues:
 License................         --           302          312         49           47
 Services...............         --            91          457        104          280
                            -------    ----------  -----------  ---------  -----------
 Total cost of net reve-
  nues..................         --           393          769        153          327
                            -------    ----------  -----------  ---------  -----------
Gross profit (loss).....         --          (137)       2,034         71          204

Operating expenses:
 Sales and marketing....        237         2,820        4,879        942        2,339
 Research and develop-
  ment..................        692         1,880        3,050        569        1,214
 General and administra-
  tive..................        327           898        1,642        278          502
 Stock compensation ex-
  pense.................         31           534        1,241        259          425
                            -------    ----------  -----------  ---------  -----------
 Total operating ex-
  penses................      1,287         6,132       10,812      2,048        4,480
                            -------    ----------  -----------  ---------  -----------
Loss from operations....     (1,287)       (6,269)      (8,778)    (1,977)      (4,276)
Interest income.........         24           125          379         12          184
Interest expense........         (1)          (72)        (140)       (20)         (51)
                            -------    ----------  -----------  ---------  -----------
Net loss................    $(1,264)      $(6,216)     $(8,539)   $(1,985)     $(4,143)
                            =======    ==========  ===========  =========  ===========
Basic and diluted net
 loss per share.........    $(14.93)       $(4.95)      $(3.60)    $(0.99)      $(1.39)
Shares used in per share
 calculation............     84,635     1,256,114    2,370,564  1,998,865    2,972,398
Pro forma basic and
 diluted net loss per
 share..................                                $(0.85)                 $(0.33)
Shares used in pro forma
 per share calculation..                            10,041,546              12,716,597

                                                December 31,
                                            -----------------------  March 31,
                                             1996    1997    1998      1999
                                            ------  ------  -------  ---------
                                                    (in thousands)
Balance Sheet Data:
Cash and cash equivalents.................. $  864  $2,387  $14,143   $15,497
Short-term investments.....................     --      --    3,001        --
Working capital............................    660     858   15,060    11,708
Total assets...............................  1,086   3,335   20,026    17,729
Long-term debt.............................    103     218      969     1,519
Mandatorily redeemable convertible
 preferred stock and warrants..............  2,001   8,247   29,801    29,801
Total stockholders' deficit................ (1,228) (6,879) (14,133)  (17,851)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included later in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus.

Overview

  We are a leading provider of software products and services that enable artists, record companies and retailers to create, syndicate and sell digital recorded music over the Internet. Our products and services are based on an open technical architecture that is designed to support a variety of digital music formats. From our inception in January 1996 through early 1997, we devoted substantially all of our efforts to product development, raising capital and recruiting personnel. We first generated revenues in the first quarter of 1997 through the licensing of our Liquifier Pro, Liquid Server and Liquid Player software products. In November 1997, we introduced a subscription-based hosting service for digital recorded music utilizing our technology. In July 1998, to enhance consumer access to the music we were hosting, we launched the Liquid Music Network (LMN), a syndicated network that currently links over 200 affiliated music-related and music retailer websites.

  In early 1999, we began to place greater emphasis on developing and marketing our digital music delivery services. Since that time, we have invested significant resources to increase our distribution reach by expanding the LMN, building our syndicated music catalog available for sale, actively participating in standards initiatives and establishing our international presence. We also have established initiatives within Korea and Japan to lay the groundwork for offering digital music download services to consumers in these markets. The increased emphasis on digital music delivery services resulted in a sequential decline in revenue from the fourth quarter of 1998 to the first quarter of 1999. As a provider of digital music delivery services, we expect our revenue sources to expand beyond software license sales to include sales of digital recorded music and hosting service fees. Revenue from our music delivery services represented less than 1% of total net revenues in 1998 and the first quarter of 1999. Our Liquid Music Network will begin offering syndicated music through music retailer websites in the second half of 1999.

  To date, we have derived our revenues principally from the licensing of software products and fees associated with business development contracts. We license our software products to record companies, artists and websites. Software license revenues, net of a provision for estimated sales returns, are recognized upon shipment of the product to the customer. We also generate services revenues from maintenance fees related to our licensed software products and hosting fees from record companies and artists. We defer and recognize maintenance and hosting fees as service revenue ratably over the life of the related contract, which is typically one year. We intend to increase our services revenues by significantly expanding our hosting and music delivery services. Revenue derived from hosting services will include subscription fees from artists for encoding and storing music files, e-commerce services and transaction reporting. Music delivery services revenue will include transaction fees from sales of digital recorded music through our LMN website affiliates and fees from music retailers and websites related to the Liquid Muze Previews service for sample music clips. Business development revenues primarily consist of fees from agreements under which we assist strategic partners with the development of businesses that use our digital recorded music delivery technology. These U.S. dollar-denominated, nonrefundable fees are based upon agreements under which the strategic partners are contractually obligated to pay us a fixed fee for the opportunity to develop businesses in various countries using our proprietary technology. We recognize the fees as they are earned; the specific timing of this recognition depends on the terms and conditions of the particular contractual arrangements. We bear full credit risk with respect to substantially all sales.

  We expense all research and development as incurred. Development costs incurred in the period from achievement of technological feasibility, which we define as the establishment of a working model, until the general availability of this software to customers, have been short, and therefore software development costs qualifying for capitalization have been insignificant. Accordingly, we have not capitalized any software development costs to date.

  We have a limited operating history upon which investors may evaluate our business and prospects. Since inception we have incurred significant losses, and as of March 31, 1999 we had an accumulated deficit of approximately $20.2 million. We intend to continue to expend significant financial and management resources on the development of additional products and services, sales and marketing, improved technology and expanded operations. As a result, we expect to incur additional losses and continued negative cash flow from operations through at least 2002. Our revenues may not increase or even continue at their current levels or we may not achieve or maintain profitability or generate cash from operations in future periods. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the digital delivery of recorded music. We may not be successful in addressing these risks, and our failure to do so would harm our business.

Results of Operations

  The following table sets forth our statement of operations expressed as a percentage of total net revenues:

                           Year Ended      Three Months
                            December           Ended
                               31,           March 31,
                           -------------   ---------------
                            1997    1998    1998     1999
                           ------   ----   ------   ------
Statement of Operations
 Data:
Net revenues:
 License..................     96%    44%      86%      49%
 Services.................      4     10       14       17
 Business development.....     --     46       --       34
                           ------   ----   ------   ------
  Total net revenues......    100    100      100      100
Cost of net revenues:
 License..................    118     11       22        9
 Services.................     36     16       46       53
                           ------   ----   ------   ------
  Total cost of net
   revenues...............    154     27       68       62
                           ------   ----   ------   ------
Gross profit (loss).......    (54)    73       32       38

Operating expenses:
 Sales and marketing......  1,101    174      421      440
 Research and
  development.............    734    109      254      229
 General and
  administrative..........    351     59      124       94
 Stock compensation
  expense.................    209     44      116       80
                           ------   ----   ------   ------
  Total operating
   expenses...............  2,395    386      915      843
                           ------   ----   ------   ------
Loss from operations...... (2,449)  (313)    (883)    (805)
Interest income...........     49     13        5       35
Interest expense..........    (29)    (5)      (8)     (10)
                           ------   ----   ------   ------
Net loss.................. (2,428)% (305)%   (886)%   (780)%
                           ======   ====   ======   ======

Three Months Ended March 31, 1998 and 1999

Total Net Revenues

  Total net revenues increased 137% from $224,000 for the three months ended March 31, 1998 to $531,000 for the three months ended March 31, 1999.

  License. License revenues increased 35% from $192,000 for the three months ended March 31, 1998 to $259,000 for the three months ended March 31, 1999. This increase was due to the recognition of deferred revenues on a specific license of our Liquid Player software in the 1999 period. Due to our shift in marketing emphasis from software licensing to the delivery of digital music services, however, revenues from licensing of our Liquifier Pro and Liquid Server software decreased from the 1998 period to the 1999 period, which partially offset the increase in Liquid Player revenues described above.

  Services. Services revenues increased 178% from $32,000 for the three months ended March 31, 1998 to $89,000 for the three months ended March 31, 1999. This increase was due to the recognition of revenues on a larger base of maintenance and hosting fees in the 1999 period.

  Business Development. Business development revenues increased from $0 for the three months ended March 31, 1998 to $183,000 for the three months ended March 31, 1999. We derived these revenues from contracts signed with related parties after March 31, 1998. Business development fees of $83,000 were earned from our strategic partner in Japan and relate to a non-refundable fee of $1.0 million that was received and is being recognized as business development revenue over the 12-month term of the related agreement. Other fees of $100,000 relate to the delivery of products to Liquid Audio Japan.

  Two customers represented approximately 47% of total net revenues for the three months ended March 31, 1998 and three customers represented approximately 75% of total net revenues for the three months ended March 31, 1999. International revenues represented approximately 29% and 36% of total net revenues for the three months ended March 31, 1998 and 1999, respectively.

Total Cost of Net Revenues

  Our gross profit increased from approximately 32% of total net revenues for the three months ended March 31, 1998 to approximately 38% of total net revenues for the three months ended March 31, 1999.

  License. Cost of license revenues primarily consists of royalties paid to third-party technology vendors and costs of documentation, duplication and packaging. Cost of license revenues was $49,000 for the three months ended March 31, 1998 and $47,000 for the three months ended March 31, 1999, a decrease of 4%. Cost of license revenues remained relatively constant because, while we decided not to renew certain third-party software licenses, the resulting reductions were offset by higher royalties paid due to the increase in license revenues in the 1999 period.

  Services. Cost of services revenues primarily consists of compensation for customer service, operations and encoding personnel, Internet service provider
(ISP) connectivity charges, depreciation of website operations equipment, and an allocation of our occupancy costs and other overhead. Cost of services revenues increased 169% from $104,000 for the three months ended March 31, 1998 to $280,000 for the three months ended March 31, 1999. The increase in cost of services revenues was due primarily to the addition of encoding and customer service personnel, increased ISP connectivity charges for supporting our services business and higher depreciation due to capital investments.

Operating Expenses

  Sales and Marketing. Sales and marketing expenses consist primarily of compensation for our sales, marketing and business development personnel, advertising, trade show and other promotional costs, design and creation expenses for marketing literature and our website, and an allocation of our occupancy costs and other overhead. Sales and marketing expenses increased 148% from $942,000 for the three months ended March 31, 1998 to $2.3 million for the three months ended March 31, 1999. This increase was primarily due to increases in the number of sales and marketing personnel from 17 to 32, the write-off of our investment in Liquid Audio Japan of $378,000 due to substantial doubt regarding recoverability of our investment and the significant losses that we expect this entity to incur during its initial operating periods, and increased expenses associated with promotion and marketing efforts. We expect that sales and marketing expenses will increase both in absolute dollars and as a percentage of total net revenues in future periods due to expanded efforts to market and promote our products and services both domestically and internationally.

  Research and Development. Research and development expenses consist primarily of compensation for our research and development personnel and payments to outside contractors and, to a lesser extent, depreciation on equipment used for research and development and an allocation of our occupancy costs and other overhead. Research and development expenses increased 113% from $569,000 for the three months ended March 31, 1998 to $1.2 million for the three months ended March 31, 1999. This increase was primarily due to increased personnel and outside contractors needed to enhance our existing software products, develop and enhance our online services and develop new products and services. We expect that research and development expenses will increase in absolute dollars in future periods due to expanded investments in the development of enhanced and new products and online services.

  General and Administrative. General and administrative expenses consist primarily of compensation for personnel and payments to outside contractors for general corporate functions, including finance, information systems, human resources, facilities, legal and general management, fees for professional services, bad debt expense, and an allocation of our occupancy costs and other overhead. General and administrative expenses increased 81% from $278,000 for the three months ended March 31, 1998 to $502,000 for the three months ended March 31, 1999. This increase was primarily due to increases in the number of personnel and outside contractors needed to support the growth of our business, bad debt expense and professional fees. General and administrative expenses decreased as a percentage of total net revenues because of the growth of total net revenues. We expect that general and administrative expenses will increase in absolute dollars as we hire additional personnel and incur additional expenses relating to the growth of our business, such as costs associated with increased infrastructure and our public company status.

  Stock Compensation Expense. Stock compensation expense relates to stock-based employee compensation arrangements. Stock compensation expense is based on the difference between the fair market value of our common stock and the exercise price of options to purchase that stock on the date of the grant, and is being recognized on an appropriate accelerated basis over the vesting periods of the related options, usually four years. The total unearned compensation recorded by us from inception to March 31, 1999 was $4.4 million. The fair value per share used to determine unearned compensation was derived by reference to the preferred stock values, reduced by a nominal discount factor of 10%, since inception with ratable increases between preferred stock issuance dates. We recognized $259,000 and $425,000 of stock compensation expense for the three months ended March 31, 1998 and 1999, an increase of 64%. We expect quarterly amortization related to those options to be between $375,000 and $265,000 per quarter during 1999 and between $205,000 and $135,000 per quarter during 2000 and annual amortization to be $340,000 during 2001 and $100,000 during 2002. These future compensation charges would be reduced if any employee terminates employment prior to the expiration of the employee's option vesting period.

  Interest Income. Interest income consists of earnings on our cash, cash equivalents and short-term investments. Interest income increased from $12,000 for the three months ended March 31, 1998 to $184,000 for the three months ended March 31, 1999. This increase was primarily due to interest received on higher average cash and cash equivalent balances resulting from private sales of preferred stock in the third quarter of 1998.

  Interest Expense. Interest expense consists of expenses related to our financing obligations, which include borrowings under equipment loans, short-term loans and capital lease obligations. Interest expense increased 155% from $20,000 for the three months ended March 31, 1998 to $51,000 for the three months ended March 31, 1999. This increase was primarily due to higher average financing obligation balances resulting from additional capital leases and borrowings under the equipment loans during 1998.

Period From January 30, 1996 (inception) Through December 31, 1996 and Years Ended December 31, 1997 and 1998

Total Net Revenues

  We had no revenues in 1996, as we were still in an early development stage. Total net revenues increased 995% from $256,000 in 1997 to $2.8 million in 1998.

  License. License revenues increased 402% from $246,000 in 1997 to $1.2 million in 1998. This increase was due to higher sales of software product licenses, resulting from the introduction in 1998 of new versions of our software products and expansion to international markets.

  Services. Services revenues increased from $10,000 in 1997 to $268,000 in 1998. This increase was due to higher maintenance fees related to the increase in license revenues and increased sales of hosting services, which were introduced in November 1997.

  Business Development. Business development revenues were $0 in 1997 and $1.3 million in 1998. Business development revenues were recorded when contracts with related parties in Korea and Japan were executed and related contractual obligations were satisfied. Business development fees totalling $950,000 and $250,000 were earned from our strategic partners in Korea and Japan, respectively. Other fees of $100,000 relate to the delivery of products to the Korean joint-venture entity.

  Three customers represented approximately 71% of total net revenues for the year ended December 31, 1997 and one customer represented approximately 34% of total net revenues for the year ended December 31, 1998. International revenues represented approximately 65% and 66% of total net revenues for the years ended December 31, 1997 and 1998.

Total Cost of Net Revenues

  Our gross profit (loss) increased from approximately (54)% for the year ended December 31, 1997 to approximately 73% for the year ended December 31, 1998. Total cost of net revenues increased 96% from $393,000 in 1997 to $769,000 in 1998.

  License. Cost of license revenues was $302,000 in 1997 and $312,000 in 1998, an increase of 3%. Cost of license revenues remained relatively constant because, while we decided not to renew certain third-party software licenses, the resulting reductions were offset by higher royalties paid due to the increase in license revenues in the 1999 period.

  Services. Cost of services revenues was $91,000 in 1997 and $457,000 in 1998, an increase of 402%. This increase was primarily due to the addition of customer service, operations and encoding personnel, higher depreciation due to capital investments and ISP connectivity charges for supporting our services business.

Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased from $237,000 to $2.8 million to $4.9 million for the period from January 30, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. The increases from period to period were primarily due to the addition of marketing personnel starting in the first quarter of 1998, increased expenses associated with promotion and marketing efforts, and the addition of a direct sales force, which we began building in the second half of 1997.

  Research and Development. Research and development expenses increased 172% and 62% from $692,000 to $1.9 million to $3.1 million for the period from January 30, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. The increases from period to period were primarily due to increased personnel and outside contractors needed to enhance our existing software products, develop and enhance online services and develop new products and services.

  General and Administrative. General and administrative expenses increased 175% and 83% from $327,000 to $898,000 to $1.6 million for the period from January 30, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. The increases from period to period were primarily due to increases in the number of personnel and outside contractors, the higher level of professional services required to support the growth of our operations and increased infrastructure costs.

  Stock Compensation Expense. We recognized $31,000, $534,000 and $1.2 million of stock compensation expense for the period from January 30, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998.

  Interest Income. Interest income increased 421% and 203% from $24,000 to $125,000 to $379,000 for the period from January 30, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. The increases from period to period were primarily due to interest received on higher average cash and cash equivalent balances resulting from private sales of preferred stock in the second quarter of 1997 and the third quarter of 1998.

  Interest Expense. Interest expense increased from $1,000 to $72,000 to $140,000 for the period from January 30, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. The increases were primarily due to higher average financing obligation balances resulting from borrowings under short-term loan agreements in 1997 and 1998, additional capital leases in 1997 and 1998, and borrowings under the equipment line of credit during 1998.

  Income Taxes. At December 31, 1998, we had $13.0 million of federal and $12.9 million of state net operating loss carryforwards available to offset future taxable income, which will expire in varying amounts beginning in 2011 and 2004, respectively. At December 31, 1998, we had $210,000 of federal and $170,000 of state research and development credit carryforwards available to offset future taxable income. The federal carryforwards expire in varying amounts beginning in 2011. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Subsequent to this offering, management has estimated that the net operating loss carryforwards from inception will be limited to $7.5 million annually. See note 8 of notes to financial statements.

Quarterly Results of Operations

  The following table sets forth statement of operations data for the three months ended March 31, June 30, September 30 and December 31, 1998, and March 31, 1999. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus and, in our opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                              Three Months Ended
                                  ----------------------------------------------
                                             June     Sept.    Dec.
                                  March 31,   30,      30,      31,    March 31,
                                    1998     1998     1998     1998      1999
                                  --------- -------  -------  -------  ---------
                                           (in thousands, unaudited)
Net revenues:
 License.........................  $   192  $   242  $   374  $   427   $   259
 Services........................       32       33      104       99        89
 Business development............       --      225      525      550       183
                                   -------  -------  -------  -------   -------
  Total net revenues.............      224      500    1,003    1,076       531
Cost of net revenues:
 License.........................       49       63       63      137        47
 Services........................      104       69      128      156       280
                                   -------  -------  -------  -------   -------
  Total cost of net revenues.....      153      132      191      293       327
                                   -------  -------  -------  -------   -------
Gross profit.....................       71      368      812      783       204

Operating expenses:
 Sales and marketing.............      942    1,198    1,098    1,641     2,339
 Research and development........      569      645      759    1,077     1,214
 General and administrative......      278      329      548      487       502
 Stock compensation expense......      259      284      339      359       425
                                   -------  -------  -------  -------   -------
  Total operating expenses.......    2,048    2,456    2,744    3,564     4,480
                                   -------  -------  -------  -------   -------
Loss from operations.............   (1,977)  (2,088)  (1,932)  (2,781)   (4,276)
Interest income..................       12        1      138      228       184
Interest expense.................      (20)     (46)     (34)     (40)      (51)
                                   -------  -------  -------  -------   -------
Net loss.........................  $(1,985) $(2,133) $(1,828) $(2,593)  $(4,143)
                                   =======  =======  =======  =======   =======

  Our total net revenues increased in each quarter of 1998, but declined in the quarter ended March 31, 1999. The increases in license revenues through the quarter ended December 31, 1998 were due to higher sales of our software product licenses and sales expansion in international markets. License revenues declined in the quarter ended March 31, 1999 due to the shift of our marketing efforts towards the development of our digital music delivery services business. The increases in services revenues through the quarter ended September 30, 1998 included consulting fees from non-recurring projects. The decreases in services revenues from the quarter ended September 30, 1998 to the quarter ended March 31, 1999 were due to decreases in software maintenance revenues. Business development revenues fluctuated from quarter to quarter due to the terms and conditions of the contractual arrangements with our strategic partners in Korea and Japan.

  Total cost of net revenues declined in the quarter ended June 30, 1998 and increased in succeeding quarters through the quarter ended March 31, 1999. Cost of license revenues fluctuated with total net revenues for the corresponding periods and the varying timing of addition and elimination of certain third-party software licenses. Cost of services revenues has increased since June 30, 1998 primarily due to the addition of customer service, operations and encoding personnel, higher depreciation due to capital investments and ISP connectivity charges for supporting our services business.

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


  Total operating expenses have increased in each of the quarters presented reflecting the growth of our operations. The increase in sales and marketing expenses for the quarter ended March 31, 1999 included the write-off of our $378,000 investment in Liquid Audio Japan.

  Our quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside our control. Additionally, as a result of our limited operating history and the emerging nature of the digital delivery of recorded music market in which we compete, it is difficult for us to forecast our revenues or earnings accurately. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall in revenues relative to our planned expenditures would harm our business. Due to these factors, our quarterly revenues and operating results are difficult to forecast. We believe that period to period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. In addition, it is likely that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. In that event, the trading price of our common stock would likely fall. See "Risk Factors--Our Limited Operating History in the New Market of Digital Delivery of Music Over the Internet Increases the Possibility that the Value of Your Investment Will Decline" and "--Fluctuations in Our Quarterly Revenues and Operating Results Might Lead to Reduced Prices for Our Stock."

Liquidity and Capital Resources

  Since inception, we have financed our operations primarily through the private placement of our preferred stock, equipment financing, lines of credit and short-term loans. As of March 31, 1999, we had raised $29.8 million through the sale of our preferred stock and had approximately $15.5 million of cash and cash equivalents.

  Net cash used in operating activities in the period from January 30, 1996 (inception) through December 31, 1996, the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 was $1.1 million, $4.8 million, $6.2 million, $1.6 million and $2.0 million, respectively. Net cash used for operating activities in each of these periods was primarily the result of net losses before non-cash charges, offset by increases in deferred revenue and accrued expenses and other current liabilities.

  Net cash provided by (used in) investing activities in the period from January 30, 1996 (inception) through December 31, 1996, the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 was $(83,000), $(319,000), $(4.0) million, $(114,000) and $2.7 million, respectively. Net cash used in investing activities was related to the acquisition of property and equipment, the purchase of short-term investments in 1998 and the sale of short-term investments in the three months ended March 31, 1999.

  Net cash provided by (used in) financing activities in the period from January 30, 1996 (inception) through December 31, 1996, the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 was $2.0 million, $6.6 million, $21.9 million, $(16,000) and $696,000, respectively. The net cash provided by financing activities for the period from January 30, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998 was due primarily to the sales of shares of our preferred stock. Net cash was also provided by borrowings under a line of credit in 1997 that was repaid in 1998, and proceeds from an equipment loan in 1998 and the three months ended March 31, 1999 and by the issuance of a related-party note payable in the three months ended March 31, 1999.

  We have a bank revolving line of credit for up to $1.0 million based on 80% of eligible accounts receivable. As of March 31, 1999, we had no borrowings under the revolving line of credit. Any advances would bear interest at the bank's prime interest rate, 7.75% at March 31, 1999, and would be collateralized by substantially all of our assets. We have a bank equipment loan facility that provides for advances of up to $3.0 million through November 1999. Borrowings under the equipment loan facility are repayable in monthly installments over three years and bear interest at the bank's prime interest rate plus 0.25%, 8.0% at March 31, 1999. Borrowings are secured by the related equipment and other assets. Under the equipment loan facility, we had borrowed amounts totaling $1.3 million through March 31, 1999. We also have lease financing agreements

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


that provide for the lease of computers and office equipment of up to $1.0 million. As of March 31, 1999, we had borrowed $737,000 under the lease financing agreements. Our other significant commitments consist of obligations under non-cancelable operating leases, which totaled $880,000 as of December 31, 1998 and are payable in monthly installments through 2002.

  Although we have no material commitments for capital expenditures, we anticipate an increase in the rate of capital expenditures consistent with our anticipated growth in operations, infrastructure and personnel. We anticipate that we will continue to add computer hardware resources, deploy additional computer data centers worldwide and expand our primary office facility during the next 12 months. We may also use cash to acquire or license technology, products or businesses related to our current business. In addition, we anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources.

  We believe that the net proceeds from this offering, together with existing cash and cash equivalents and our lines of credit will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months, although we may seek to raise additional capital during that period. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

Market Risk Disclosure

  At December 31, 1998, we had an investment portfolio of money market funds, commercial securities and U.S. Government bonds including those classified as short-term investments of $3.0 million. We had a related party loan outstanding at March 31, 1999 of $378,000, which was denominated in Japanese yen and bore interest at 3.1%. These instruments, like all fixed income instruments, are subject to interest rate risk. The fixed income portfolio will fall in value and the related party note payable interest would increase if there were an increase in interest rates. If market interest rates were to increase immediately and uniformly by 10% from levels as of December 31, 1998 and March 31, 1999, the decline of the fair value of the fixed income portfolio and related party note payable would not be material. See notes 1 and 2 of notes to financial statements.

Recent Accounting Pronouncements

  In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for our fiscal year ending December 31, 1999. We do not expect its adoption to have a material effect on our financial statements.

  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction. We do not expect that the adoption of SFAS No. 133 will have a material effect on our financial statements.

  In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" (SOP 98-9). SOP 98-9 amends certain elements of SOP 97-2 and provides additional authoritative guidance on software revenue recognition. SOP 98-9 is effective for fiscal years beginning after March 15, 1999. We do not expect its adoption to have a material effect on our financial statements. See note 1 of notes to financial statements.

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

Year 2000 Compliance

  Many currently installed computer systems and software products worldwide are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they are not able to distinguish between the year 1900 and the year 2000. Accordingly, many companies, including ourselves and our customers, potential customers, vendors and strategic partners, may need to upgrade their systems to comply with applicable year 2000 requirements.

  Because we and our customers depend, to a very substantial degree, upon the proper functioning of computer systems, a failure of these systems to correctly recognize dates beyond January 1, 2000 could disrupt operations. Any disruptions could harm our business. Additionally, our failure to provide year 2000 compliant solutions to our customers could result in financial loss, reputational harm and legal liability to us. We believe that our products and services are year 2000 compliant; however, our products and services are often integrated with other systems that may not be compliant.

  In 1998, we formed a year 2000 assessment and contingency planning committee to review both our information technology systems and our non-information technology systems, and where necessary to plan for and supervise the remediation of those systems. The committee is headed by our Chief Technology Officer. We believe the committee has identified all of our critical hardware and software systems. The providers of these systems have confirmed that they are year 2000 compliant. We have conducted tests and expect to conduct additional tests of these systems as part of our year 2000 efforts.

  We have initiated communication with our significant vendors to determine the extent to which they are vulnerable to year 2000 issues. We have not yet received sufficient information on year 2000 remediation plans of these vendors to predict the outcome of their efforts.

  We estimate that our cost to become year 2000 compliant has been $150,000, and we believe that any additional costs related to becoming year 2000 compliant will not be material.

  We have not made a full assessment of the extent to which our customers might be vulnerable to year 2000 issues. Likewise, we have not made a full assessment of the extent to which other third parties with which we transact business have determined their vulnerability to year 2000 issues.

  We are developing contingency plans for critical individual information technology systems and non-information technology systems to address year 2000 risks not fully resolved by our year 2000 program. We believe that the year 2000 risk will not present significant operational problems for us. However, there can be no assurance that our year 2000 program will prevent any harm to our business.

  If our Year 2000 program is inadequate and our business operations are materially impacted, we could incur additional costs to recover any lost information and replace affected systems. We believe that these systems could be replaced without significant difficulty as replacement systems are generally available on commercially reasonable terms. We also have regular data back-up procedures that would assist in the recovery of lost business information.

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

                                    BUSINESS

  We provide a leading open platform that enables the digital delivery of music over the Internet. Our software products and services give artists, record companies, websites and retailers the ability to create, syndicate and sell recorded music with copy protection and copyright management. Through our Liquid Music Network website affiliates, we help artists and record companies promote and sell their recorded music. From our growing catalog of syndicated music, consumers can preview and purchase digital music. Consumers then can transfer downloaded music to recordable compact discs and, later in 1999, to digital consumer devices. Our solution is based on an open technical architecture, which means that it is designed to support leading digital music formats, including mp3 (an audio compression format developed by the Motion Picture Experts Group) and Dolby AC-3 (an audio compression format developed by Dolby Laboratories, Inc.). Numerous recording artists and record companies have used our platform to promote music releases including BMG North America, Capitol Records, Columbia House, Dreamworks Records, EMI Classics, Bruce Hornsby, The Dave Matthews Band, Sarah McLachlan and Rounder Records.

Industry Background

The Recorded Music Industry

  The recorded music industry represents one of the largest opportunities for online digital delivery and commerce. According to the International Federation of the Phonographic Industry (IFPI), worldwide recorded music sales represented a $38.7 billion market in 1998. The United States music industry, which represents nearly one-third of worldwide recorded music sales, encompasses more than 200,000 professional musicians, 7,500 record labels, 100 distributors, 4,000 independent retailers and millions of consumers. The recorded music industry has operated under the same basic business model for many years. Typically, record companies sign artists to exclusive contracts under which the record companies develop and promote artists' music. The companies then sell this recorded music through wholesale and retail distribution channels to consumers. In addition, there are millions of amateur musicians who do not have access to distribution through traditional channels.

  The Major Labels. Five major global record companies--BMG Entertainment, EMI Music, Sony Corporation, Universal Music Group and Warner Communications Inc.-- and their numerous affiliated labels account for more than 80% of all recorded music sales worldwide. Each of these companies is organized worldwide on a geographic basis, with each local subsidiary having control over distribution within its territory. These companies invest significant resources in infrastructure to support their operations. They are vertically integrated and operate recording, manufacturing, distribution, warehousing, and sales and marketing organizations.

  Each of the major record companies signs and introduces only a small number of new artists each year. New artists are generally required to sign exclusive, long-term agreements that do not obligate the record company to release any records. In return, artists receive a royalty, typically based on a percentage of the suggested retail list price of a record, but only after the record company recoups production costs and other advances. For new artists in the United States, this royalty generally ranges from 7% to 12%. Record companies engage in large-scale promotional and marketing programs that utilize local offices and staff in major cities to coordinate these programs through radio, television and other traditional media. Each of these companies supports multiple manufacturing plants, distribution centers and warehouses and uses ground transportation to ship recorded music to retailers and wholesalers.

  Independent Labels and Artists. In addition to the five major record companies, there are thousands of independent record companies. Some of the better-known independent labels are Beggars Banquet, Platinum Entertainment, Rounder Records and Rykodisc. These independent labels account for a large portion of the sound recordings published each year in the United States, and represent a rapidly growing revenue segment of the United States recorded music industry. These companies differ significantly from the major record companies in a number of ways, including:

  . they usually pay higher royalties to artists and offer shorter-term recording agreements;

  . they have more limited capital resources available for recording, manufacturing and promotion costs; and

  . they find national distribution difficult to obtain and expensive when available.

  The inherent difficulties and costs associated with this model have caused many independent record companies to begin marketing programs to sell recorded music directly to consumers. One notable example is The Artist Formerly Known As Prince, who markets his recordings on his own label through his website and through independent distributors.

  Traditional Retail Distribution and Sales. The distribution channels for and the retail sales of recorded music are becoming concentrated due to increased competition and consolidation. Retail sales are primarily "hit" driven, with a small number of titles accounting for the majority of retail sales in most periods. In addition, in order to offer consumers a wide variety of music, retailers bear the infrastructure costs necessary to stock recordings that are not currently hits, known as catalog recordings. Current hits and catalog recordings sold through retail stores represent only a small fraction of all recorded music. In addition, distributors of recorded music are subject to territorial restrictions, which limit the countries in which they can distribute and sell.

The Recorded Music Industry and the Internet

  The Internet presents a significant opportunity for the rapid and cost-effective distribution, promotion and sale of recorded music. Music is one of the most popular topics on the Internet as reflected by the increasing number of music-related websites and the growth of online sales of compact discs. To date, online recorded music sales have occurred primarily through the purchase of compact discs through online retailers. Forrester Research expects online vendors such as Amazon.com Inc. and CDnow Inc. to drive total online sales of compact discs in the United States from an estimated $890 million in 1999 to an estimated $6.7 billion in 2003. These online retailers generally do not take physical custody of recordings, but rather refer their orders to fulfillment houses that are responsible for shipping the compact discs to customers. The popularity of online buying is also forcing traditional retailers to sell recorded music using the Internet, either through their own websites or in the future through in-store kiosks.

  Advances in digital compression technologies now allow the transmission of near-compact disc quality audio over the Internet. Due to the size of the transmitted files, most digital music transmitted to date has been song samples used by online retailers to allow shoppers to preview music. More recently, however, many websites have begun to offer "full length," three to four minute, single music recordings for transmission and storage in compressed formats. Several audio compression standards are currently used, including AAC, AC-3 and mp3. To date, most digital music downloads have been promotional in nature. Recorded music sales delivered through digital transmission have been minimal, but are expected to reach 7% of all United States recorded music sales by 2003, according to Forrester Research. Several manufacturers have introduced or announced plans to introduce portable devices, such as the Rio from Diamond Multimedia and the Lyra from Thomson Consumer Electronics, that will play downloaded digital music.

Challenges of Digital Music Delivery and Commerce over the Internet

  Music consumers increasingly want both to hear recorded music in real time on their computers and to store these recordings for later playback on portable devices as well as computers. But, as downloading music from the Internet has become increasingly popular, music content copyright owners, including the major record companies, have expressed concerns about unauthorized copying, or "pirating," of copyrighted sound recordings. Many compression technologies, including the basic mp3 standard specification, lack copy protection. This can result in the unauthorized downloading and replication of digital music. The major recording industry association, the Recording Industry Association of America (RIAA), has formed a committee, the Secure Digital Music Initiative (SDMI), to propose a standard for the secure digital distribution and use of recorded music.

  The e-commerce market for downloadable recorded music is just emerging and there is limited availability of digital music on the Internet. The major record companies to date have engaged only in limited efforts to sell recorded music through digital transmission. The Internet as a commerce medium presents several challenges to the record companies, including the ability to comply with geographical territorial restrictions and copyright and trading concerns. Most artists, restricted by their existing contracts with record companies, have not been able to take advantage of selling their music over the Internet directly to consumers. Retailers have had success selling compact discs online, but have not had a way to integrate the sale of digital recorded music into existing online stores.

  We believe that there is a need for a comprehensive solution to create, syndicate and sell music over the Internet. This solution must address the following:

  . Systems Optimized for Music Creation. Systems for encoding digital music recordings must be easy to use, capable of being integrated into the creative tools that recording producers use every day, create high fidelity recordings, and be scalable--capable of encoding a significant volume of material in a relatively short time.

  . Copy Protection and Copyright Management. Systems must provide the ability to limit and track the number of copies made of a particular sound recording. A successful system must also have utilities for cataloging, auditing and reporting sales and uses in a manner that is consistent with existing industry practices. In addition, it must be capable of distinguishing and reporting purchasers based on their geographic location.

  . Syndication. Systems must have an open architecture that will allow for a large number of retailers and websites to easily integrate and offer a large number of digital music recordings for promotion and sale.

  . Standards-based. Systems must be compatible with existing technical standards and be adaptable to emerging industry standards for the secure digital delivery of music.

  . Consumer Experience. Systems must provide consumers with a large variety of digital music that is high fidelity and easy to acquire, catalog, access and transfer to personal devices such as stand-alone players.

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

The Liquid Audio Solution

  We provide a leading open platform for the digital delivery of music over the Internet. Our products and services enable the creation, syndication and sale of digital recorded music through an open technical architecture that is designed to support leading standards and formats. Our solutions enable artists, record companies, music websites and retailers to promote and sell high quality digital recorded music, while providing copy protection, copyright management, syndication and e-commerce services. Our products and services give consumers easy access to a large and growing volume of digital recorded music that is high fidelity and accessible through a variety of sources, including personal computers and portable devices.

                           The Liquid Audio Platform

[Graphic depicting our platform]

  We provide a variety of products and services to enable the creation and publication, syndication, and promotion and sale of downloadable digital music over the Internet:

  . Creation and Publication. We offer software tools to encode digital music, and services that can encode up to approximately 20,000 individual music samples per day. We also offer server software that hosts and distributes encoded music files.

  . Syndication. Our delivery service, the Liquid Music Network, makes syndicated music content available to websites, including websites operated by music retailers. We also offer Internet hosting services for artists and record labels. In addition, we are developing software applications to enable digital music delivery through kiosks located in retail stores.

  . Promotion and Sale. We offer server software and services to manage the secure transfer and sale of digital music and report and audit digital music sales. Our Liquid Player software, a desktop software application, also allows the consumer to preview or purchase and download digital recorded music. Our next version of the Liquid Player, targeted for release in the second half of 1999, will enable the output of digital music to portable consumer devices. We also provide a set of e-commerce services, including credit card processing, the remittance of royalty payments and detailed transaction reports.

  Our solution provides the following benefits:

  . Superior Consumer Experience. Our solution enables consumers to purchase and download a wide variety of near compact-disc quality music online. We make it simple to search for, sample and buy selected digital recorded music from a rapidly growing inventory. Our Liquid Player also enables digital music to be transferred to a compact disc by means of a recordable compact disc device.

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

  . Global Reach. Our platform allows the Internet to be used as a global distribution channel for artists, record companies and retailers. This is particularly significant to independent record labels and amateur musicians who have limited access to traditional retail distribution channels.

  . Increased Revenues and Lower Costs. Through our solution, record companies and artists can generate increased revenues by offering their entire catalog of existing music as well as singles and periodic releases. Our products and services provide a cost-effective way to digitally offer entire music catalogs to consumers by reducing the costs associated with physical manufacturing, warehousing and shipping.

  . Security and Compliance. Our platform protects against piracy by authenticating, limiting and tracking the number of copies made of a digitally delivered sound recording. Our platform also enables the sale over the Internet of digital recorded music in compliance with geographic distribution limitations.

Strategy

  Our objective is to be the leading open platform for the creation, syndication and sale of digital recorded music on the Internet. We seek to achieve this objective through the following key strategies:

  Provide a Superior Consumer Experience. In order to facilitate and promote consumer adoption of digital music delivered over the Internet, we plan to continue to improve the consumer experience. We are pioneers in providing music consumers with a media rich music experience. Our Liquid Player not only provides high quality audio delivery but also offers consumers music information such as song lyrics, album liner notes and graphics. We believe that by continuing to improve music search capabilities, we will enhance the consumer experience and increase digital recorded music sales.

  Continue to Broaden our Distribution Reach. We intend to expand our distribution capabilities to reach greater numbers of consumers and to increase the number of digital music purchase transactions. Since its launch in July 1998, the Liquid Music Network has grown to encompass more than 200 websites. In the second half of 1999, we plan to expand sales of syndicated music through music retailer websites. To enhance our ability to attract more music content, we will continue to broaden this effort to music-related and other websites that use our technology for digital distribution. We also have agreements with strategic partners to distribute our Liquid Player with their products.

  Expand Syndicated Music Content. We plan to increase the amount of music content available through our delivery services to stimulate demand for digital music by consumers and to further increase the number of digital music purchase transactions. Currently, there are more than one million individual songs and song samples that have been encoded using our technology and are available through our Liquid Music Network and our Liquid Muze Previews service for streaming or downloading. This compares to approximately 50,000 at the beginning of 1999. We also offer a variety of hosting and software licensing packages in order to provide content owners flexibility in the ways they make their content available to consumers.

  Leverage Strategic Industry Relationships. We have established strategic relationships with a variety of partners including software and computer hardware vendors, music copyright societies, entertainment and media companies, consumer electronics manufacturers and music-oriented website companies. We have also assembled an experienced management team with strong relationships in the traditional music industry.

  We intend to leverage our relationships to achieve a variety of goals including:

  . maximizing the distribution and adoption of our platform;

  . solidifying our position as the technology leader in digital delivery of music;

  . acquiring premium content for syndication; and

  . developing international markets.

  Extend Technology Leadership. We intend to play a leadership role in developing standards that will shape the digital music industry. We believe that we are the first to market a comprehensive solution for digital music delivery, and our software products are already in their fourth generation of commercial release. In accordance with our strategy, we have taken an active role in SDMI, and are leaders in the Genuine Music coalition.

  Generate Multiple Revenue Streams. We believe that we can leverage our market penetration, technology leadership and industry position to diversify our revenue base. We believe that the potential market for digital music delivery over the Internet is substantial, and will present multiple revenue opportunities for the leading companies. In early 1999, we increased our emphasis on digital delivery services in order to take advantage of these opportunities, leveraging our software licensing business. We anticipate generating revenues from multiple sources in the future, including digital recorded music sales, hosting services and advertising and sponsorship revenues.

Strategic Relationships and Customers

  We currently have relationships in four principal areas: music syndication; player distribution; technology and international.

  Music Syndication Relationships. We plan to continue to build relationships with key third parties engaged in the distribution, promotion and syndication of digital music. We believe that these relationships will enhance our ability to provide a rich variety of music to consumers.

  . Amazon.com. In April 1999, two new Sarah McLachlan recordings were made exclusively available on Amazon.com for downloading using our technology. This retailing experiment increased consumer interest for her upcoming album. Based on the success of this event, in June 1999 we entered into an Advertising Agreement with Amazon.com. Under that agreement, we are collaborating with Amazon.com on event-based advertising using our digital delivery services.


                  [Graphic of screen shot Amazon.com website]

  . EMI Recorded Music. In June 1999, we entered into a letter agreement with Virgin Holdings, Inc., an affiliate of EMI Recorded Music. Under this agreement, we are granted the right, for a period of 3 years, to create digitally encoded copies of designated EMI sound recordings using the Liquid Audio and Genuine mp3 formats.

  . Muze Inc. We are collaborating with Muze Inc. to jointly market and operate the Liquid Muze Previews service. The Liquid Muze Previews service will offer online music retailers a database of more than one million sample audio clips to enhance the promotion and sale of music. We launched the Liquid Muze Previews service in the second quarter of 1999.

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


  . Towerrecords.com. We have entered into an agreement with MTS, Inc., the parent company of Tower Records, to provide digital delivery of music titles to consumers through its online retail website, Towerrecords.com. Through our Liquid Music Network, we will enable the Towerrecords.com website to offer for sale syndicated music content.

                               [Graphic of screen shot TowerRecords.com website]

  In addition, many independent record labels have chosen to make their catalogs available using our solution, including Beggars Banquet, Del-Fi Records, Rounder Records, Sub Pop Records, Twin/Tone Records and Vanguard Records. As of May 31, 1999, record labels have chosen to promote and sell more than 60,000 digital music recordings through our Liquid Music Network and, once available, to music retailer websites. This compares to approximately 5,000 digital music recordings at the beginning of 1999.

  Player Distribution Relationships. We have entered into several strategic relationships to promote the distribution of our Liquid Player software. Companies that have agreed to distribute our Liquid Player with certain of their product lines include Adaptec, Intel and Iomega.

  . Adaptec. Adaptec is licensing our Liquid Player software for distribution with its compact disc recorder software, which allows consumers to copy music from a personal computer to a compact disc, using a compact disc recorder.

  . Intel. We are working with Intel to distribute our Liquid Player software to members of the Intel WebOutfitter Service, which enables Pentium(R) III processor-based personal computer owners to access the latest Internet plug-ins and applications. Our Liquid Player is included on the Intel WebOutfitter Service tool kit compact disc that is delivered to Pentium III processor-based owners that join the service.

  . Iomega. We are collaborating with Iomega to offer consumers a way to securely download music from the Internet directly onto Iomega's Zip(R) disks. As part of this initiative, Iomega will be bundling the Liquid Music Player with selected Zip drives.

  Technology Relationships. We have established relationships with many of the companies providing innovative technologies for the distribution of digital recorded music. These include the following:

  . Dolby Laboratories Inc. and Fraunhofer Institut. We have licensed Dolby's
    AC-3 and Fraunhofer's AAC and mp3 audio compression technologies. These technologies are used in our Liquifier Pro, Liquid Server and Liquid Player products.

  . RealNetworks Inc. We have developed a software "plug-in" that enables
    RealNetwork's RealPlayer G2 software to play music encoded in our format. The plug-in, which will be distributed by RealNetworks, enables syndicated music in our Liquid Music Network to be previewed by RealPlayer G2 users.

  . Texas Instruments Inc. We are collaborating with Texas Instruments to develop a reference design based on our SP3 specification for secure music delivery. Texas Instruments intends to use our SP3 reference design in chipsets that will enable future flash memory-based consumer electronics devices to be compatible with our platform.

  . Toshiba Corporation and Sanyo Corporation. We are collaborating with
    Toshiba and Sanyo to develop portable digital music playback devices that are compatible with our SP3 specification.

  International Relationships. We believe that relationships with key partners outside the United States are important to establish a complementary international distribution infrastructure. Because personal computers have not achieved high levels of penetration in most international markets, our emphasis in these markets has been and will continue to be on enabling the distribution of digital music through physical kiosks and other consumer-oriented technologies. In Korea, Liquid Audio and the SK Group have established Liquid Audio Korea. Liquid Audio Korea is currently focused on kiosk-based retail applications of our technology. These applications will allow consumers to preview and purchase compact discs and other transportable media from retail entertainment centers. Liquid Audio Korea expects to open these kiosks in the second half of 1999. In Japan, along with Super Stage Itochu, Hikari Tsushin and Hapinet, we have established Liquid Audio Japan. Liquid Audio Japan is the exclusive reseller and distributor of our software products in Japan.

  Customers. We license our software products and offer services to a variety of customers from various market segments. A selected list of our customers includes the following, each of which accounted for more than $10,000 of our license revenues in 1998:

       Amplified.com                 Audio Highway
       Capitol Records               Cell Ventures
       Columbia House                K-Tel International
       Platinum Entertainment, Inc.  The Music Connection
       Warner Bros. Animation        Web Music Company

  In 1997, Music.co.jp, Columbia House and DreamNet accounted for 49%, 12% and 10% of our total net revenues, respectively. In 1998, SK Group accounted for 34% of our total net revenues. In the first quarter of 1999, Adaptec, Liquid Audio Japan, and Super Stage accounted for 40%, 19% and 16% of our total net revenues, respectively.

  Promotional Relationships. Numerous recording artists and record labels have used our products and services to promote new releases and create consumer awareness. These mutually beneficial promotional efforts have generated little or no direct revenue for us, individually or in the aggregate. The following table lists artists and record labels for whom we have provided promotional services:

                                 Record Labels
--------------------------------------------------------------------------------

     Almo Records                       Angel Records            Arista Records Inc.
     Atomic Pop                         Blue Note Records        BMG North America
     Dreamworks Records                 EMI Classics             Fuel 2000 Records
     Geffen Records                     Giant/Revolution         Hollywood Records
     Interscope Records                 LaFace Records           Mammoth Records
     MCA Records                        RCA Records              TVT Records
     V2 Records                         Virgin Classics          Windham Hill Records
-------------------------------------------------------------------------------------
                               Recording Artists
-------------------------------------------------------------------------------------
     Alison Krauss and Union Station    Beck                     Beth Orton
     Brian Setzer Orchestra             Bruce Hornsby            Carlos Santana
     Crash Test Dummies                 Creed                    Dar Williams
     The Dave Matthews Band             Duran Duran              Emmylou Harris
     Essence                            Fastball                 Herbie Hancock
     Hole                               Jesus and Mary Chain     Jimi Hendrix
     Julian Lennon                      Primus                   Sarah McLachlan

Products and Services

  Our platform includes a suite of software products and services that enable the secure digital delivery and sale of recorded music over the Internet. Our products and services can be represented graphically as follows:
                     [GRAPHIC OF LIQUID OPERATIONS CENTER]
--------

Shaded area denotes future service.

Create and Publish

  Liquifier Pro. This product is an audio mastering and encoding software tool that enables the user to encode and publish music files for distribution on the Internet. Our Liquifier Pro software is also used to set rules by which the content can be used by consumers. It utilizes security features, including encryption and watermarking, in order to provide copy protection. Our Liquifier Pro software also enables the user to attach descriptive text, such as lyrics or album liner notes, graphics such as compact disc cover art, and copyright information to the music file. We include Liquifier Pro Software with various hosted service offerings.

  Encoding Services. These services prepare music for publishing through our Liquid Server for artists and record companies that do not license our Liquifier Pro software. These are scalable services and we have developed an automated high capacity encoding production service that is currently able to encode up to approximately 20,000 individual sample sound recordings per day.

  Liquid Server. Our Liquid Server software manages and delivers encoded music files for streaming or downloading. We have built transaction, security and copyright management functionality into the Liquid Server. Users can integrate this product with a variety of e-commerce and database software applications so that a large volume of digital music and associated information can be securely sold or distributed through the Internet. Licenses for our Liquid Server start at $10,000 and are priced based on the number of concurrent streams licensed and digital music "tracks" available for sale.

  Liquid Hosting Services. We can store and serve digital music for both professional and amateur recording artists and labels. Artists can use our service to feature music links on their websites and sell music without buying our software products. Since launching these services in December 1997, more than 1,300 artists have used our hosting services. These artists have made 9,000 songs available for downloading through the Liquid Music Network and their own websites.

Syndicate

  Liquid Music Network (LMN). The LMN, launched in July 1998, is a distributed music network of more than 200 music-related and music retailer websites. The LMN provides the music-related websites with a ready-made online music store through which consumers can preview, purchase and download digital recorded music. LMN participants sign up for the service and add hyperlinks to their home page to begin selling digital music. Our LMN music-related website affiliates include The Ultimate Band List and Atomic Pop. The LMN provides music retailer websites with the ability to sell our syndicated music catalog through their existing e-commerce websites. Retailer participants may choose any of the music titles encoded in our Liquid Music format. Towerrecords.com is our first LMN music retailer website affiliate and will be enabled to digitally deliver our catalog in the second half of 1999.

  Kiosks. We provide retailers with the ability to digitally deliver music using the Liquid Audio platform through in-store physical kiosks located in entertainment centers or other retail locations. With our partners in Korea, we are developing Total Music Centers where consumers can preview music through individual kiosks and then purchase songs which can be transferred on-site to a compact disc. The first Total Music Center is scheduled to be opened in Korea in the second half of 1999.

Promote and Sell

  Liquid Player. Our Liquid Player is a consumer desktop software application that communicates with our Liquid Server to manage playback streaming, display data in the media fields, and manage the downloading of music content. Once content is downloaded, our Liquid Player can be used to organize the content into playlists for listening from the computer, to transfer the digital music to a recordable compact disc or, in the future, to output to other consumer electronics devices for later playback. Our Liquid Player can be downloaded free of charge from our website and currently is distributed by a number of third parties either in combination with their own products or as downloads from their websites.

  Liquid Muze Previews. Beginning in the second quarter of 1999, the Liquid Muze Previews service will assist retailers in promoting and selling both physical compact discs and digital downloads by providing a comprehensive database of sample music recordings. Retailers and music sites will also be able to offer digital music samples provided by the Liquid Muze Previews service to let customers preview and learn about music and potentially transform browsers into buyers.

  Liquid Promotions. Liquid Promotions are event-based, Internet music marketing and promotional services that help build awareness of artists and increase consumer traffic to retail and music sites. Liquid Promotions include Internet advertisements, promotional Internet events such as Liquid Live performances and featured placement of artists' music on hundreds of websites.

  Liquid Operations Center (LOC). The LOC operates primarily as a security and copyright management center. The LOC issues digital certificates for our Liquid Server and our Liquid Player so that both of these pieces of software can be used to deliver music securely. In addition, the LOC is in direct communication with every Liquid Server and transmits streaming, downloading and purchase information through tamper-resistant logs. This information is used for commerce management and to generate reports and invoices for the appropriate copyright owners.

Standards

  We believe that a successful solution for digital music commerce must incorporate technical and industry standards. We have participated in or are leading standard-setting initiatives.

  Secure Digital Music Initiative (SDMI). The SDMI is sponsored by the RIAA to develop an open standard for the secure digital delivery and use of recorded music. Over 200 companies are participating in this effort. To date, this effort has focused on requirements for consumer portable music devices, such as the Diamond Rio hand-held player. We are actively participating in these efforts, and our Chief Technical Officer is currently the SDMI Specification Editor.

  Genuine Music. We have led an industry initiative to develop a standard for an open form of the mp3 format that supports authentication functions. These functions will protect consumers by providing visual confirmation that downloaded mp3 or other digital recorded music files are authentic. Digital recorded music formatted in this manner will play on all standard mp3 players and will additionally contain information identifying the copyright owner and the encoder. The copyright owner can also provide Internet links for additional promotions. These features are not found in standard mp3 files. This initiative has received support from 48 other companies, including mp3.com, Diamond Multimedia, MediaOne Group, Inc. and Fraunhofer Institut.

  Rights Reporting Organizations. A major portion of worldwide music industry revenues is based on the reporting of sales and music performance information. For example, the individuals and companies that administer the copyrights in musical compositions receive payment each time a composition is publicly performed. These individuals and companies believe that both the delivery of a streaming digital music file and the downloading of a digital music file are "performances" entitling them to receive a payment. These companies are represented by several international rights reporting organizations. We are engaged in the following initiatives with these organizations to simplify rights information reporting:

  . United States. ASCAP, BMI and SESAC--We have entered into agreements with the American Society of Composers, Authors and Publishers, Broadcast Music Incorporated and SESAC, the major rights reporting organizations in the United States. Under each of these agreements, we have developed technology to provide information regarding digital music delivered using our products. This technology will enable the accurate payment of fees based on Internet transmissions. We are also conducting a trial of digital watermarking technologies with BMI.

  . Europe. Imprimatur project--The Imprimatur project is an effort by the major rights reporting organizations in Europe to integrate standardized reporting efforts in a common data reporting format. We are providing technology for the infrastructure for this effort focused on the MusicTrial.com initiative website.

  Secure Portable Player Protocol (SP3). Our SP3 initiative is intended to provide an open technical architecture and reference specification for portable digital music playback devices that satisfy music industry and technology industry requirements. Any SP3-compatible digital music would be able to be played on any compliant device while unauthorized copies would not be able to be played. We have entered into an agreement with Texas Instruments for the collaborative development of a reference design for a consumer playback device based on this specification. We are also collaborating with Fraunhofer, the developer of the leading digital audio encoder and encoding technology, on the specifications for the SP3 standard.

Technology

  We have developed a technology base that is designed to optimize the digital delivery of music. Our architecture is based on four principal technology layers: component technologies, system technologies, network services and content syndication. We have developed technology in all of these layers to provide specific advantages for our music delivery products and services. The implementation of our component and system technologies enables us to provide our network services and content syndication offerings. Our network services include the LOC and processing and rights reporting. Our content syndication services encompass the LMN and kiosks. We have invested significant amounts toward research and development to date. Our expenses in this area totaled approximately $692,000, $1.9 million, $3.1 million and $1.2 million in the period from January 30, 1996 (inception) through December 31, 1996, the years ended December 31, 1997 and 1998, and the three months ended March 31, 1999, respectively.

                         The Liquid Audio Architecture

                     [Graphic depicting our architecture.]
                              CONTENT SYNDICATION
                              -------------------
                               NETWORK SERVICES
                               ----------------
                              SYSTEM TECHNOLOGIES
                                       |
       ---------------------------------------------------------------
       |              |              |              |                |
     Open          Secure        Territory        Device         Passports
     Interfaces    Protocols     Restrictions     Interfaces
                            COMPONENT TECHNOLOGIES
                                       |
                  -------------------------------------------
                  |                    |                    |
             Watermarking            Audio             Multi-format
                                  Compression      Distribution Container

  Component Technologies. Our architecture begins with component technologies, which include watermarking, audio compression and a multi-format distribution container.

  . Watermarking. Watermarking embeds indelible and inaudible digital information into the audio waveform. We have developed our own watermarking technology that is specifically designed to operate in conjunction with compression technologies. The embedded information is useful for identifying and tracking audio usage and cannot be removed without destroying the recorded music.

  . Audio compression. Audio compression reduces the bandwidth required to stream and download music over network connections. We have developed a version of Dolby Digital technology (AC-3) that is optimized for online music distribution. We have also implemented the AAC audio compression technology, to which we have added extensions that further improve audio quality. In addition, we have developed an exclusive, proprietary lossless compression algorithm that is useful for professional audio applications.

  . Multi-format Distribution Container. We have developed a master media container format that facilitates the delivery of media throughout our system. This container structure is designed to permit extension to other media types such as video. The container is optimized for music distribution and includes multiple images that can be used to preview and purchase media content in multiple formats and at multiple resolutions.

  System Technologies. Our system technologies build on top of the base features provided through our component technologies to enable our digital music delivery services.

  . Open Interfaces. We have developed interfaces to third-party systems for commerce, databases and general purpose media delivery. Our commerce interfaces allow our platform to take advantage of many payment methods from credit cards to micro-payment solutions. The database interfaces allow our system to dynamically update time sensitive information, such as pricing, without requiring expensive re-encoding of content. Our third-party system interfaces permit us to connect and provide compatibility with general purpose media delivery systems such as those provided by RealNetworks and Microsoft Corporation.

  . Secure Protocols. We have created secure protocols for communication between all parts of the system. Secure communications are necessary to prevent theft of content as it moves through the system. Secure links exist between the Liquid Server and content creation tools for publishing, the server and Liquid Player for consumer downloading, and the server and the LOC for transaction reporting.

  . Territory Restrictions. We have developed specific technology that identifies the approximate geographic location of consumers. We use this technology to enforce rules for content access related to territory. This enforcement is necessary since some content can only be sold in specific territories.

  . Device Interfaces. We have developed the Secure Portable Player Protocol
    (SP3), which provides a set of security interfaces and techniques for next generation portable devices. SP3 has been developed as an open specification for use by many device manufacturers. SP3 is consistent with the goals of the SDMI and is intended to be compatible with the specification that results from the SDMI.

  . Passports. We have developed a digital identification system, Liquid
    Passport, that permits consumers to move their music to multiple machines while still providing anti-piracy protections.

  We believe that our technology architecture and our advanced stage of development and deployment provide distinct competitive advantages. We are currently developing the fifth generation of our digital music delivery products. The advantages of our technology are summarized below:

  . Open Technical Architecture. An open system design is important because standard formats are not yet available for online music distribution. Our technology has been designed to provide an open and flexible solution that can adapt to many competing formats, including MPEGII Layer 3 (mp3) and the MPEG Advanced Audio Codec (AAC), as well as future changes that may occur in digital music distribution. Our open system design allows the integration of new technologies while maintaining compatibility with existing content. In addition, our flexible architecture allows us to continue to integrate technologies such as audio compression and audio watermarking as they continue to improve in the future.

  . Robust and Scalable System Architecture. A comprehensive and robust system architecture is important to meet the demands that may result from large scale consumer adoption. We have developed a broad range of technologies that enables efficient music distribution services. We have developed specific technologies that permit our system to scale across multiple systems and locations. This technology provides unique advantages for efficiently delivering music and other media to a global audience. We have also developed technology that allows us to extend our system beyond online applications to include physical locations for sales of music via kiosks, broadening our reach to include both online and traditional consumers.

  . Superior Audio Quality. We believe consumers will pay for quality music, and we believe that we have consistently provided superior audio quality for digital music. We employ specific techniques and optimize industry algorithms to improve sound quality. We believe that our use of standardized compression algorithms such as MPEG AAC and mp3 provides greater compatibility than proprietary audio compression solutions.

  . Effective Copyright Management. Artists and labels have been reluctant to embrace digital distribution of music given the current lack of copyright management technologies. We have developed technology to address the copyright management issue for online music distribution. Our security technologies protect content from the time it is created to the time it is consumed. These technologies include secure communication protocols that allow content creators to publish and manage their content in the distribution system. We have also developed specific anti-piracy technology such as watermarking that embeds unique identification information in the recorded music.

  . Automated Production and Publication. We have created technologies that improve the efficiency of online music distribution and reduce operating costs. Our content encoding system allows us to format large amounts of quality audio content for online use in a timely and cost effective manner. We also have automated services, such as account creation, that are necessary for content creators to publish and manage their content. This automation avoids manual intervention for the publishing of content. We have also developed database technology that permits us to manage the large volume of content in our distribution system.

Sales and Marketing

  Our sales and marketing efforts are principally concentrated on aggregating digital music recordings for syndication and sale, and broadening our content syndication reach by expanding the number of Liquid Music Network music-related and music retailer website affiliates. We sell our products and services to artists, record companies, websites and online retailers through a 34-person sales and marketing organization. These employees are located in Redwood City, Los Angeles and New York. Our software products and services are also bundled and distributed by third-party manufacturers of various computer hardware, software and musical instrument products.

  We use a variety of marketing programs to create market awareness and generate demand for our products and services. Our marketing activities include event-based promotions with popular recording artists and record labels, web advertising and sponsorships, press tours, participation in trade events and conferences, and other public relations activities.

  In addition to maintaining relationships with worldwide rights societies and expanding the distribution opportunities for our products and services, our business development group works to develop new international markets and business opportunities for our products and services. We believe that establishing strategic relationships in each of the major international markets will accelerate the international deployment of our products and services.

Intellectual Property

  Our success will depend in part on our ability to protect our proprietary software and other intellectual property. To protect our proprietary rights, we rely generally on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers. Despite these protections, a third party could, without authorization, copy or otherwise obtain and use our products or technology to develop similar technology independently.

  Our agreements with employees, consultants and others who participate in product and service development activities may be breached, we may not have adequate remedies for any breach, and our trade secrets may become known or independently developed by competitors.

  We currently have 17 patents pending in the United States relating to our product architecture and technology and hold one patent. That patent expires in October 2015. Any pending or future patent applications may not be granted, existing or future patents may be challenged, invalidated or circumvented, and the rights granted under a patent that has issued or any patent that may issue may not provide competitive advantages to us. Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights, especially patents. If a blocking patent has issued or issues in the future, we would need either to obtain a license or to design around the patent. We may not be able to obtain a required license on acceptable terms, if at all, or to design around the patent.

  We pursue the registration of our trademarks and service marks in the United States and in other countries, although we have not secured registration of all our marks. A significant portion of our marks begin with the word "Liquid." We are aware of other companies that use "Liquid" in their marks, alone or in combination with other words, and we do not expect to be able to prevent all third-party uses of the word "Liquid." In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the U.S., and effective patent, copyright, trademark and trade secret protection may not be available in these jurisdictions. We license our proprietary rights to third parties, and these licensees may fail to abide by compliance and quality control guidelines with respect to our proprietary rights or take actions that would harm our business.

  To license many of our products, we rely in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. As with other software products, our products are susceptible to unauthorized copying and uses that may go undetected. Policing unauthorized use is difficult.

  We attempt to avoid infringing known proprietary rights of third parties in our product and service development efforts. We have not, however, conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that our products violate third-party proprietary rights, we might not be able to obtain licenses to continue offering these products without substantial reengineering. Effort to undertake this reengineering might not be successful, licenses might be unavailable on commercially reasonable terms, if at all, and litigation might not be avoided or settled without substantial expense and damage awards.

  Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could result in injunctions preventing us from distributing certain products and services. These claims could harm our business. We also rely on technology that we license from third parties, including software that is integrated with internally developed software and used in our products and services, to perform key functions. Third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of any of these technologies could harm our business. Moreover, although we are generally indemnified against claims that third-party technology infringes the proprietary rights of others, this indemnification may be unavailable for all types of intellectual property rights, for example, patents may be excluded, and in some cases the scope of indemnification is limited. Even if we receive broad indemnification, third-party indemnitors are not always well capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial exposure to us. Infringement or invalidity claims may arise from the incorporation of third-party technology, and our customers may make claims for indemnification. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product and service redevelopment costs and delays, all of which could harm our business.

Competition

  Competition among companies in the business of delivering digital music over the Internet is intense. We compete against a number of technology companies that are offering or plan to offer products, services or technologies for the delivery of digital music over the Internet. The number of websites competing for the attention and spending of consumers and advertisers has increased, and we expect it to continue to increase. We may also compete with consumer electronics companies as they begin to market Internet music player devices. See "Risk Factors--The Market for Digital Delivery of Music Over the Internet is Highly Competitive, and If We Cannot Compete Effectively, Our Revenues Might Decline."

  We compete with the following types of companies with respect to the aggregation of content and the syndication and distribution of digital music:

  . providers of infrastructure technology, products and services such as Microsoft, RealNetworks, IBM, AT&T/a2b, Sonique and MusicMatch;

  . providers of online music services, such as mp3.com, RioPort.com, SonicNet and UBL;

  . internet retrieval and other "portal" companies, such as Excite, Infoseek, Lycos and Yahoo!, and

  . online music retailers, such as CDnow and Amazon.com.

  We believe that the primary competitive factors in our market are the following:

  . quantity and variety of digital recorded music content;

  . availability of sufficient bandwidth for the rapid and easy downloading of digital recorded music;

  . brand awareness;

  . fidelity and quality of sound of digital recorded music; and

  . ability to ensure secure digital delivery of recorded music.

  We believe our products and services offer significant advantages over those of our competitors:

  . our Liquid Music Network features over 1,300 artists and 300 individual record labels. We believe that we offer more artists and more labels than most digital music distribution services;

  . through our Liquid Music Network, we believe we have the potential to reach more music consumers than other digital music delivery solutions;

  . we believe our platform offers better copy-protection and copyright management than mp3-based solutions; and

  . we believe the fidelity and sound quality of music encoded by our products and services to be superior to competitive systems due to optimizations we perform on audio compression technologies used in our products and services.

Employees

  As of May 31, 1999, we had 88 full-time employees including 34 in sales and marketing, 31 in research and development, 14 in general and administrative, and 9 in operations. We consider our relationships with employees to be good. None of our employees is covered by collective bargaining agreements.

Facilities

  Our headquarters are located in 18,200 square feet of leased office space in Redwood City, California. The lease term extends to November 15, 2002 with two five-year renewals, at our option. We lease an office suite adjacent to our headquarters in Redwood City on a month to month basis, for additional office space and storage needs. We have recently leased an additional 11,400 square feet of office space near our headquarters. The lease term for this additional space extends to April 14, 2002 with a three-year renewal at our option.

Litigation and Patent Infringement Claims

  On April 23, 1999, Arne Frager and Rose G. Frager filed a complaint against us and our president, Gerald Kearby, in the Superior Court of the State of California for the County of Marin (case number CV 991826). The complaint alleges both breach of contract and fraud, and seeks 587,870 shares of our common stock. We believe, after consultation with counsel, that plaintiffs' claims are without merit, and intend to vigorously defend the lawsuit. However, should we have to issue additional shares to the plaintiffs, then-existing stockholders would experience dilution of their ownership interests and we would need to record an accounting charge in our statement of operations equal to the fair market value of the shares at the time of issuance.

  On May 25, 1999, Microtome, Inc. notified us that it believes our Liquifier Pro Encoding Tool, when used in conjunction with our Liquid Music Player, infringes United States Patents Nos. 5,734,823 and 5,734,891, in which Microtome asserts it has rights, and asked us to cease and desist the manufacture, sale and use of these products. To our knowledge, Microtome has not yet filed a lawsuit alleging infringement of these patents, but it has indicated an intention to do so if our response is not satisfactory. Microtome has also indicated that it is willing to grant us a non-exclusive license to these patents. In the event that we cannot come to an agreement with Microtome, we might be drawn into litigation with them. We believe, after consultation with counsel, that we have meritorious defenses to any claim that the identified products infringe the claims of these patents and intend to vigorously defend any lawsuit asserting infringement of those patents. However, should any litigation be decided adversely to us, we might be required to pay substantial damages to Microtome and could be enjoined from selling those of our products that are held to infringe Microtome's patents unless and until we are able to negotiate a license from them. See "Risk Factors--We Face and Might Face Intellectual Property Infringement Claims That Might Be Costly to Resolve."

                                   MANAGEMENT

Directors and Executive Officers

  The following table sets forth our directors and executive officers, their ages and the positions held by them as of June 9, 1999:

               Name              Age                  Position
   ----------------------------  --- ------------------------------------------
   Gerald W. Kearby............   51 President, Chief Executive Officer and
                                      Director

   Robert G. Flynn.............   45 Vice President of Business Development and
                                      Secretary

   Philip R. Wiser.............   32 Vice President of Engineering, Chief
                                      Technical Officer and Director

   Gary J. Iwatani.............   37 Chief Financial Officer

   Kevin M. Malone.............   33 Vice President of Sales

   Richard W. Wingate..........   47 Vice President of Content Development and
                                      Label Relations

   Mathieu ("Charly") Prevost..   50 Vice President of Promotions

   Andrea Cook Fleming.........   32 Vice President of Corporate Marketing

   Ann Winblad.................   48 Director

   Silvia Kessel...............   48 Director

   Sanford R. Climan...........   43 Director

   Eric P. Robison.............   39 Director

  Mr. Kearby co-founded Liquid Audio in January 1996. Since January 1996, Mr. Kearby has served as our President and Chief Executive Officer and one of our directors. From June 1995 to December 1995, Mr. Kearby was co-founder and Chief Executive Officer of Integrated Media Systems, a manufacturer of computer-based professional audio equipment. From January 1989 until June 1995, Mr. Kearby served as Vice President of Sales and Marketing at Studer Editech Corporation, a professional audio recording equipment company. Mr. Kearby holds a B.A. in broadcast management and audio engineering from San Francisco State University.

  Mr. Flynn co-founded Liquid Audio in January 1996. Since January 1996, Mr. Flynn has served as our Vice President of Business Development and Secretary. Mr. Flynn also served as our Chief Financial Officer from January 1996 to August 1997 and as one of our directors from January 1996 to June 1996. From March 1987 until November 1995, Mr. Flynn served as a general partner of Entertainment Media Venture Partners I, L.P., an institutional venture capital fund investing in the entertainment, media and communications technology industries. During this time, Mr. Flynn also served on the board of directors of Integrated Media Systems. Mr. Flynn holds a B.A. in English from Stanford University and an M.B.A. from UCLA.

  Mr. Wiser co-founded Liquid Audio in January 1996. Since May 1996, Mr. Wiser has served as our Vice President of Engineering. Since June 1996, he has also served as one of our directors and since November 1998 as our Chief Technical Officer. From July 1995 to May 1996, Mr. Wiser served as a senior software engineer, directing audio compression work at Chromatic Research, a multimedia semiconductor device company. From October 1994 to July 1995, Mr. Wiser was a senior software engineer and the director of digital signal processing research for Studer Editech Corporation. From June 1994 to October 1994, Mr. Wiser was a software engineer for Sonic Solutions, a developer of digital media tools. Mr. Wiser holds a B.S. in electrical engineering from the University of Maryland, College Park and an M.S. in electrical engineering from Stanford University.

  Mr. Iwatani has served as our Chief Financial Officer since August 1997. From May 1995 to April 1997, Mr. Iwatani was the Chief Financial Officer of Berkeley Systems, Inc., a developer and marketer of multimedia entertainment consumer software. From May 1991 to March 1995, Mr. Iwatani served as Director of Finance and Operations at Insignia Solutions, Inc., a utility software company. Mr. Iwatani holds a B.S. in accounting from Santa Clara University, as well as a C.P.A. from the State of California.

  Mr. Malone has served as our Vice President of Sales since February 1998. From June 1997 to February 1998, Mr. Malone was our Director, International Sales. From May 1993 to June 1997, Mr. Malone held a variety of positions at Silicon Graphics, Inc., a manufacturer of work stations, servers and supercomputing systems, including Manager, Strategic Marketing, Operations Manager, Portugal and International Business Development Manager. Mr. Malone holds a B.S. in business administration from the University of Arizona and an M.B.A. in international business studies from the University of South Carolina.

  Mr. Wingate has served as our Vice President of Content Development and Label Relations since August 1998. Mr. Wingate operated his own new media marketing consulting company, Wingate Marketing, from July 1996 until June 1998. From August 1997 to June 1998, Mr. Wingate was also a private music industry consultant. From June 1994 to July 1996, Mr. Wingate was Senior Vice President, Marketing for Arista Records Incorporated, a music recording company. Prior to June 1994, Mr. Wingate held several senior management positions with major music industry record labels, including Polygram, Inc. and Columbia Records. Mr. Wingate holds a B.A. in communications from Brown University.

  Mr. Prevost has served as our Vice President of Promotions since December 1998. From April 1996 to November 1998, Mr. Prevost was Vice President, Retail at The Album Network, a media company trade journal. Prior to April 1996, Mr. Prevost was president of his own company, the Charly Prevost Company, a multimedia management company. Mr. Prevost has also held several senior management positions within the music recording industry, including president of Island Records.

  Ms. Fleming has served as our Vice President of Corporate Marketing since June 1999. From February 1999 to June 1999, Ms. Fleming was our Director of Corporate Marketing. From December 1995 to February 1999, Ms. Fleming served as Public Relations Director at Netscape Communications Corporation, an Internet services provider. From June 1994 to December 1995, Ms. Fleming was a Corporate Public Relations Manager for Microsoft Corporation, a software company. Ms. Fleming holds a B.A. in English from Stanford University.

  Ms. Winblad has served as one of our directors since May 1996. Ms. Winblad has been a general partner of Hummer Winblad Venture Partners, a venture capital investment firm, since 1989. She is a member of the board of trustees of the University of St. Thomas and is an advisor to numerous entrepreneurial groups such as the Software Development Forum, the Stanford/MIT Venture Forum and the Massachusetts Computer Software Council, Software Industry Business Practices. Ms. Winblad also serves on the boards of directors of Net Perceptions Inc., a developer and supplier of realtime recommendation technology for the Internet, and several private companies. Ms. Winblad holds a B.S. in mathematics and business administration from the College of Saint Catherine and an M.A. in education with an economics focus from the University of St. Thomas.

  Ms. Kessel has served as one of our directors since October 1998. Since November 1995, Ms. Kessel has held several positions at Metromedia International Group, Inc., a global communications and media company, including Executive Vice President, Chief Financial Officer and Treasurer. From January 1993 to June 1997, Ms. Kessel was Executive Vice President and a director of Orion Pictures Corporation, a movie production company. Since January 1994, Ms. Kessel has served as Senior Vice President of Metromedia Company, a privately-held partnership. Ms. Kessel has also served as President of Kluge & Company, a privately-held company, for over five years. Ms. Kessel is currently a director and Executive Vice President of Metromedia Fiber Network, Inc., a fiber optic network provider, and Big City Radio, Inc., an owner and operator of radio station combinations in New York City, Chicago and Los Angeles. Ms. Kessel received an M.B.A. in finance from Columbia University.

  Mr. Climan has served as one of our directors since April 1999. Since February 1999, Mr. Climan has been President of Entertainment Media Ventures, Inc., an investment and advisory company focused on traditional and new media. From October 1995 to May 1997, Mr. Climan was Executive Vice President and President of Worldwide Business Development for Universal Studios, Inc., a media production company. From June 1997 to February 1999 and from June 1986 to September 1995, Mr. Climan was a member of the senior management team at Creative Artists Agency, a talent and literary representation firm. Mr. Climan also serves on the boards of directors of Equity Marketing, Inc., a provider of custom promotional programs, and Sunterra Corporation, a developer and operator of vacation ownership resorts. Mr. Climan holds a B.A. in chemistry from Harvard College, an M.S. in health policy and management from the Harvard School of Public Health and an M.B.A. from Harvard Business School.

  Mr. Robison has served as one of our directors since April 1999. Since January 1994, Mr. Robison has been a business development associate for Vulcan Northwest, Inc., the holding company that manages all personal and business interests for new media investor Paul G. Allen. Mr. Robison serves as a Business Development Associate for Vulcan Ventures, Inc., the venture fund division of Vulcan. Mr. Robison also serves on the boards of directors of C|NET, Inc., Egghead.com, Inc. and ARI Network Services, Inc. Mr. Robison holds a B.A. in communication studies from California State University, Sacramento and an M.A. from the University of California, Davis.

Board Composition

  We currently have six directors. Our restated certificate of incorporation, to be filed upon the closing of this offering, states that the board of directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors will be Sanford R. Climan and Eric P. Robison, the Class II directors will be Silvia Kessel and Ann Winblad and the Class III directors will be Gerald W. Kearby and Philip R. Wiser. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election. In addition, our bylaws, to be adopted upon the closing of this offering, provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. See "Description of Capital Stock."

  Each officer is elected by, and serves at the discretion of, the board of directors. Each of our officers and directors, other than nonemployee directors, devotes his or her full time to our affairs. Our nonemployee directors devote the amount of time necessary to discharge their duties to us. There are no family relationships among any of our directors, officers or key employees.

Board Committees

  The audit committee of the board of directors reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The audit committee currently consists of Silvia Kessel and Eric P. Robison.

  The compensation committee of the board of directors reviews and recommends to the board of directors the compensation and benefits of all of our executive officers, administers our stock and option plans and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Ann Winblad and Sanford R. Climan. No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has an interlocking relationship existed in the past.

Director Compensation

  Our directors do not receive cash compensation for their service as members of the board of directors, although they are reimbursed for certain expenses in connection with attendance at board and committee meetings. We do not provide additional compensation for committee participation or special assignments of the board of directors. In April 1999, we granted Sanford R. Climan options to purchase 20,000 shares of common stock under our 1996 Equity Incentive Plan. See "--Stock Plans."

Change of Control Arrangements

  We have sold shares of our common stock to each of Gerald W. Kearby, Robert
G. Flynn and Philip R. Wiser. These shares are subject to a vesting schedule that accelerates with respect to the lesser of 25% of their total shares or their remaining unvested shares upon certain corporate transactions, as described in their individual Founders Restricted Stock Purchase Agreements and the amendments to those agreements. We have also granted an option to purchase common stock to Gary J. Iwatani. The shares underlying the option are subject to a vesting schedule that accelerates with respect to the lesser of 25% of the total number of shares subject to the option or the remaining unvested shares upon certain corporate transactions, as described in his individual option grant.

Executive Compensation

  The following table sets forth the total compensation received for services rendered to us during 1998 by our Chief Executive Officer and our four other most highly compensated executive officers who received salary and bonus in 1998 in excess of $100,000 (Named Executive Officers).

                                                                 Annual
                                                              Compensation
                                                            -------------------
Name and Principal Position                                  Salary      Bonus
----------------------------------------------------------- --------    -------
Gerald W. Kearby, President and Chief Executive Officer.... $158,077    $45,000

Robert G. Flynn, Vice President of Business Development....  118,077     26,250

Philip R. Wiser, Vice President of Engineering and
 Chief Technical Officer...................................  118,077     26,250

Gary J. Iwatani, Chief Financial Officer...................  126,930     26,250

Kevin M. Malone, Vice President of Sales...................  160,343(1)  26,250

--------
(1)  Includes $34,694 earned as commissions.

  We did not grant any stock options to any of the Named Executive Officers during 1998. We have never granted any stock appreciation rights.

Fiscal Year End Option Values

  The following table provides summary information concerning stock options held as of December 31, 1998 by each of the Named Executive Officers. None of these officers exercised options in 1998.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                 Options at Fiscal      In-the-Money Options at
                                     Year-End             Fiscal Year-End(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
---------------------------- ----------- ------------- ----------- -------------
Gerald W. Kearby............     --           --           --           --

Robert G. Flynn.............     --           --           --           --

Philip R. Wiser.............     --           --           --           --

Gary J. Iwatani.............   150,000        --        $271,000        --

Kevin M. Malone.............   112,500        --         203,250        --

--------
(1) The value of unexercised in-the-money options at fiscal year-end is based on a price per share of $2.00, as determined in good faith by the board of directors, less the exercise price.

Stock Plans

  1996 Equity Incentive Plan. Our 1996 Equity Incentive Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (Code), and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights (SPRs). The 1996 Plan was approved by the board of directors and the stockholders in September 1996. Unless terminated sooner, the 1996 Plan will terminate automatically in 2009. A total of 3,272,354 shares of common stock is reserved for issuance pursuant to the 1996 Plan, plus annual increases on January 1st of each year equal to the least of (1) 1,500,000 shares, (2) 5% of the outstanding shares on that date or (3) an amount determined by the board.

  The 1996 Plan may be administered by the board of directors or a committee of the board, which committee must, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m). The administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability of the option or SPR, and the form of consideration payable upon exercise. The board has the authority to amend, suspend or terminate the 1996 Plan, provided that no action may affect any share of common stock previously issued and sold or any option previously granted under the 1996 Plan, unless the board and the option holder mutually agree otherwise.

  Options and SPRs granted under the 1996 Plan are not generally transferable by the optionee, and each option or SPR is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1996 Plan must generally be exercised within three months of the optionee's separation of service from us, or within twelve months after the optionee's termination by death or disability, but in no event later than the expiration of the option's ten-year term. In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement must grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service to us for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement must be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option will lapse at a rate determined by the administrator. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1996 Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the common stock on the date of grant and its term must not exceed five years. The terms of all other options granted under the 1996 Plan may not exceed ten years.

  The 1996 Plan provides that, in the event of a merger of us with or into another corporation or a sale of substantially all of our assets, each outstanding option and SPR must be assumed or an equivalent option or SPR substituted by the successor corporation. If the successor corporation refuses to assume or substitute each outstanding option or SPR, each option or SPR will expire on the completion of the transaction, except as may otherwise be determined by the administrator.

  1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan was adopted by the board of directors in April 1999 and by the stockholders in June 1999. A total of 500,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan, plus annual increases on January 1st of each year equal to the least of (1) 750,000 shares, (2) 3% of the outstanding shares on that date or (3) an amount determined by the board.

  The 1999 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods start on the first trading day on or after June 1 and December 1 of each year, except for the first offering period, which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before May 31, 2001.

  Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (1) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (2) whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year may be not be granted an option to purchase stock under the 1999 Purchase Plan. The 1999 Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings, bonuses, commissions, payments for overtime, shift premium payments and other cash compensation, exclusive of any non-cash compensation. The maximum number of shares a participant may purchase during a single purchase period is 2,500 shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 1999 Purchase Plan is generally 85% of the lower of the fair market value of the common stock (1) at the beginning of the offering period or (2) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

  Rights granted under the 1999 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1999 Purchase Plan. The 1999 Purchase Plan provides that, in the event of a merger of us with or into another corporation or a sale of substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 1999 Purchase Plan will terminate in 2009. The board of directors has the authority to amend or terminate the 1999 Purchase Plan, except that no action may adversely affect any outstanding rights to purchase stock under the 1999 Purchase Plan.

401(k) Plan

  We maintain a tax-qualified employee savings and retirement plan, a 401(k) Plan, which covers all of our eligible employees. Pursuant to the 401(k) Plan, participants may elect to reduce their current compensation, on a pre-tax basis, up to the maximum annual limit under the Code and have the amount of the reduction contributed to the 401(k) Plan. Participants' salary reduction contributions are fully vested at all times. We may make matching employer contributions and additional employer contributions to the 401(k) Plan. Participants' interests in their matching contributions and additional employer contributions, if any, vest in accordance with a four-year graduated vesting schedule. Participants are eligible for a distribution from the 401(k) Plan upon their reaching age 59, death, disability or separation from service with us. The 401(k) Plan is intended to qualify under Section 401(a) of the Code, and its accompanying trust is intended to be a tax-exempt trust under Section 501(a) of the Code. Contributions made on behalf of participants, on a pre-tax basis, to the 401(k) Plan, and income earned on these contributions, are not currently taxable to participants. All contributions are tax deductible by us.

Limitation of Liability and Indemnification Matters

  Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; and

  . any transaction from which the director derived an improper personal benefit.

  This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our bylaws provide that we must indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions on behalf of us, regardless of whether our bylaws permit indemnification under those circumstances.

  We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts, incurred in any action or proceeding, including any action on our behalf arising out of their services as a director, officer, employee, agent or fiduciary, or on behalf of any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

  At present, there is no material litigation or proceeding pending involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened material litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

  Since our inception in January 1996, we have never been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have an interest, other than as described under "Management" and the transactions described below.

  Gerald W. Kearby, Philip R. Wiser and Robert G. Flynn, all current executive officers, were involved in our founding and organization and may be considered as our promoters. Following our inception in January 1996, we issued 937,500 shares of common stock to Mr. Kearby, 843,750 shares of common stock to Mr. Wiser and 750,000 shares of common stock to Mr. Flynn. Mr. Kearby, Mr. Wiser and Mr. Flynn each contributed a nominal amount of capital for our initial capitalization.

  From May to July 1996, we sold an aggregate of 3,049,989 shares of Series A preferred stock to certain investors at a purchase price of $0.656 per share. In May 1997, we sold an aggregate of 3,186,888 shares of Series B preferred stock to certain investors at a purchase price of $1.96 per share. In July and September 1998, we sold an aggregate of 3,507,322 shares of Series C preferred stock to certain investors at a purchase price of $6.14 per share. The shares of Series A, Series B and Series C preferred stock will automatically convert into 9,744,199 shares of common stock upon the closing of this offering.

  The holders of converted shares of common stock are entitled to demand and piggy-back registration rights. See "Description of Capital Stock--Registration Rights."

  The investors in the preferred stock included the following entities, which are 5% stockholders, affiliated with directors, or both:

                                   Shares of       Shares of       Shares of
                                   Series A        Series B        Series C
Investor                        Preferred Stock Preferred Stock Preferred Stock
------------------------------- --------------- --------------- ---------------
5% Stockholder Entities
 Affiliated with Directors:
 Entities affiliated with Ann
  Winblad(1)...................    1,829,272        788,928           81,431
  (Entities affiliated with
  Hummer Winblad Venture
   Partners)(2)
 Entity affiliated with Eric P.
  Robison(1)...................           --        510,204          488,599
  (Vulcan Ventures, Inc.)
 Entity affiliated with Silvia
  Kessel(1)....................           --             --          977,198
  (Metromedia Company)
Other 5% Stockholders:
 Intel Corporation.............      763,398        612,245        1,140,065
 Entities affiliated with The
  Phoenix Partners(3)..........           --        637,756          162,866

--------
(1) Ann Winblad, Eric P. Robison and Silvia Kessel are each members of our board of directors. Ms. Winblad is a general partner of Hummer Winblad Venture Partners. Mr. Robison is a business development associate of Vulcan Ventures, Inc. Ms. Kessel is a Senior Vice President of Metromedia Company.

(2) Hummer Winblad Venture Partners II, L.P. holds 1,756,098 shares of Series A preferred stock, 757,370 shares of Series B preferred stock and 80,943 shares of Series C preferred stock. Hummer Winblad Technology Fund II, L.P. holds 62,198 shares of Series A preferred stock and 26,825 shares of Series B preferred stock. Hummer Winblad Technology Fund IIA, L.P. holds 10,976 shares of Series A preferred stock, 4,733 shares of Series B preferred stock and 488 shares of Series C preferred stock.

(3) The Phoenix Partners III Liquidating Trust holds 177,154 shares of Series B preferred stock and 45,241 shares of Series C preferred stock. The Phoenix Partners IIIB Limited Partnership holds 141,724 shares of Series B preferred stock and 36,192 shares of Series C preferred stock. The Phoenix Partners IV Limited Partnership holds 318,878 shares of Series B preferred stock and 81,433 shares of Series C preferred stock.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to beneficial ownership of our common stock before and after the offering by:

  . each person who beneficially owns more than 5% of the common stock;

  . each of our executive officers;

  . each of our directors; and

  . all executive officers and directors as a group.

  Except as otherwise noted, the address of each 5% stockholder listed in the table is c/o Liquid Audio, Inc., 810 Winslow Street, Redwood City, CA 94063. The table includes all shares of common stock issuable within 60 days of June 15, 1999 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 13,932,264 shares of common stock outstanding as of June 15, 1999, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                               Percent of
                                             Number of          Ownership
                                             Shares of      -----------------
                                            Common Stock     Before   After
Name of Beneficial Owner                 Beneficially Owned Offering Offering
---------------------------------------- ------------------ -------- --------
Entities affiliated with Hummer Winblad
 Venture Partners(1)....................     2,699,631        19.4%    15.4%
 Two South Park, Second Floor
 San Francisco, CA 94107
Intel Corporation.......................     2,515,708        18.1     14.3
 2200 Mission College Boulevard
 Santa Clara, CA 95052
Vulcan Ventures, Inc.(2)................       998,803         7.2      5.7
 110 110th Avenue NE, Suite 500
 Bellevue, WA 98004
Metromedia Company(3)...................       977,198         7.0      5.6
 1 Meadowlands Plaza East
 Rutherford, NJ 07073
Gerald W. Kearby........................       937,500         6.7      5.3
Philip R. Wiser.........................       843,750         6.1      4.8
The Phoenix Partners(4).................       800,622         5.7      4.6
 1000 Second Avenue, Suite 3600
 Seattle, WA 98104
Robert G. Flynn.........................       750,000         5.4      4.3
Gary J. Iwatani(5)......................       150,000         1.1        *
Kevin M. Malone(6)......................       112,500           *        *
Richard W. Wingate(7)...................        86,000           *        *
Mathieu Prevost(8)......................        40,000           *        *
Ann Winblad(1)..........................     2,699,631        19.4     15.4
Eric P. Robison(2)......................       998,803         7.2      5.7
Silvia Kessel(3)........................       977,198         7.0      5.6
Sanford R. Climan(9)....................        20,000           *        *
All executive officers and directors as
 a group (11 persons)(10)...............     7,615,382        53.1     42.4

--------
 *  Less than 1%

 (1) Consists of common stock issuable upon automatic conversion of 2,594,411 shares of preferred stock owned by Hummer Winblad Venture Partners II, L.P., 89,023 shares of preferred stock owned by Hummer Winblad Technology Fund II, L.P. and 16,197 shares of preferred stock owned by Hummer Winblad Technology Fund IIA, L.P. Ms. Winblad, one of our directors, is a general partner of Hummer Winblad Venture Partners. Ms. Winblad disclaims beneficial ownership of the shares held by the entities affiliated with Hummer Winblad Venture Partners, except to the extent of her pecuniary interest therein.

 (2) Consists of common stock issuable upon automatic conversion of 998,803 shares of preferred stock owned by Vulcan Ventures, Inc. Mr. Robison, one of our directors, is a business development associate of Vulcan Ventures, Inc. Mr. Robison disclaims beneficial ownership of the shares held by Vulcan Ventures, Inc.

 (3) Consists of common stock issuable upon automatic conversion of 977,198 shares of preferred stock owned by Metromedia Company. Ms. Kessel, one of our directors is Senior Vice President of Metromedia Company. Ms. Kessel disclaims beneficial ownership of shares held by Metromedia Company.

 (4) Consists of common stock issuable upon automatic conversion of 222,395 shares of preferred stock owned by The Phoenix Partners III Liquidating Trust, 177,916 shares of preferred stock owned by The Phoenix Partners IIIB Limited Partnership and 400,311 shares of preferred stock owned by The Phoenix Partners IV Limited Partnership.

 (5) Consists of 150,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 15, 1999.

 (6) Consists of 112,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 15, 1999.

 (7) Consists of 86,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 15, 1999.

 (8) Consists of 40,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 15, 1999.

 (9) Consists of 20,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of June 15, 1999.

(10) Includes 408,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of June 15, 1999.

                          DESCRIPTION OF CAPITAL STOCK

General

  Our restated certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of June 15, 1999, 4,188,065 shares of common stock were outstanding and 9,744,199 shares of mandatorily redeemable convertible preferred stock convertible into 9,744,199 shares of common stock upon the completion of this offering were issued and outstanding. As of June 15, 1999, we had 59 stockholders.

Common Stock

  Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock in this offering may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

  Upon the closing of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as may be determined by the board of directors. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Warrants

  As of June 15, 1999, giving effect to the conversion of all preferred stock into common stock, we had outstanding a warrant to purchase 15,306 shares of common stock at an exercise price of $1.96 per share, warrants to purchase a total of 53,404 shares of common stock at an exercise price of $6.14 per share and warrants to purchase a total of 393,203 shares of common stock at an exercise price of $6.56 per share. Each warrant has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of our stock at the time of the exercise of the warrant, after deducting the aggregate exercise price.

Registration Rights

  Pursuant to our Second Amended and Restated Investor Rights Agreement dated July 31, 1998, among us and our holders of preferred stock or warrants to purchase preferred stock, the holders of approximately

9,764,049 shares of common stock, 9,744,199 shares of which are issuable upon conversion of an aggregate of 9,744,199 shares of preferred stock and 19,850 of which are issuable upon conversion of preferred stock issuable upon exercise of warrants, will have rights to register those shares under the Securities Act of 1933 within 180 days of this offering. Subject to limitations in the Rights Agreement, the holders of at least 25% of the outstanding shares of registrable securities, or a lesser number of shares if the anticipated aggregate offering price, before underwriting discounts and commissions, would exceed $5,000,000, may require, on two occasions, that we use our best efforts to register their shares of registrable securities for public resale. If we register any of our common stock for our own account or for the account of other security holders, the parties to the Rights Agreement may include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. Subject to limitations in the Rights Agreement, the holders of at least 20% of our outstanding shares of registrable securities may require us to register all or a portion of their registrable securities on Form S-3 when we are eligible to use that form, provided that the proposed aggregate price to the public would equal or exceed $500,000. We will bear all fees, costs and expenses of any registration on Form S-3, other than underwriting discounts and commissions. Upon the effectiveness of any registration statement filed to register our common stock, all shares so registered would become freely tradable, without any restrictions imposed by the Securities Act. The holders of registration rights have agreed to waive their registration rights with respect to this offering.

Effect of Provisions of Our Certificate of Incorporation and Bylaws and the Delaware Anti-takeover Statute

  Provisions of our restated certificate of incorporation and bylaws, to be effective following the offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions:

  . divide our board of directors into three classes serving staggered three-year terms;

  . eliminate the right of stockholders to act by written consent without a meeting;

  . eliminate the right of stockholders to call special meetings;

  . eliminate cumulative voting in the election of directors; and

  . allow us to issue preferred stock without any vote or further action by the stockholders.

  The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our board of directors, as the classification of the board of directors increases the difficulty of replacing a majority of the directors. These provisions may have the effect of deferring hostile takeovers, delaying changes in our control or management, or may make it more difficult for stockholders to take certain corporate actions. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

  In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

  . prior to the date of the proposed action, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

  . upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date of the proposed action, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is Chase Mellon Shareholder Services.

                        SHARES AVAILABLE FOR FUTURE SALE

  Sales of substantial amounts of our common stock in the public market following the offering could cause the market price of our common stock to fall and could affect our ability to raise capital on terms favorable to us.

  Of the 17,532,264 shares to be outstanding after the offering, assuming that the underwriters do not exercise their over-allotment option, only the 3,600,000 shares of common stock sold in this offering will be freely tradable without restriction in the public market unless the shares are held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act of 1933. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the issuer. The remaining shares of common stock to be outstanding after the offering are "restricted securities" under the Securities Act of 1933 and may be sold in the public market upon the expiration of the holding periods under Rule 144, described below, subject to the volume, manner of sale and other limitations of Rule 144.

  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of our common stock (approximately
    175,323 shares immediately following the offering); or

  . the average weekly trading volume during the four calendar weeks preceding filing of notice of the sale of shares of common stock.

  Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A stockholder who is deemed not to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.

  In addition, as of June 15, 1999, there were outstanding warrants to purchase 19,850 shares of preferred stock, warrants to purchase 442,063 shares of common stock and options to purchase 865,919 shares of common stock, of which 395,796 options were fully vested. An additional 1,704,133 shares are reserved for issuance under our 1996 Equity Incentive Plan. We intend to register the shares of common stock issuable or reserved for issuance under the plan as soon as practicable following the date of this prospectus.

  Holders of warrants to purchase 19,850 shares of preferred stock and holders of 9,744,199 shares of common stock issuable upon conversion of the preferred stock are entitled to registration rights with respect to these shares for resale under the Securities Act of 1933. If these holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, these sales could harm the market price for our common stock. These registration rights may not be exercised prior to the expiration of 180 days from the date of this prospectus. See "Description of Capital Stock--Registration Rights."

Lock-Up Arrangements

  Along with our officers and directors, all holders of our preferred stock, common stock, warrants and options have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without prior written consent.

                                  UNDERWRITING

  Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., BancBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

                                                                       Number of
     Underwriters                                                       Shares
     ----------------------------------------------------------------- ---------
     Lehman Brothers Inc. ............................................
     BancBoston Robertson Stephens Inc. ..............................
     U.S. Bancorp Piper Jaffray Inc. .................................
                                                                       ---------
      Total........................................................... 3,600,000
                                                                       =========

  The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement and that, if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, all of the shares of common stock that the underwriters have agreed to purchase under the underwriting agreement, must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

  The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at this public offering price less a selling concession not
in excess of $     per share. The underwriters may allow, and the dealers may
reallow, a concession not in excess of $     per share to brokers and dealers.
After the offering, the underwriters may change the offering price and other selling terms.

  We have granted to the underwriters an option to purchase up to an aggregate of 540,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the table above and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

  We have agreed that, without the prior consent of Lehman Brothers, we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for a period of 180 days from the date of this prospectus. All of our executive officers and directors and stockholders holding all of the shares of our capital stock, including all of the holders of the preferred stock and the warrants, have agreed under lock-up agreements that, without prior written consent, they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for the period ending 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

  Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions:

  . our historical performance and capital structure;

  . estimates of our business potential and earning prospects;

  . an overall assessment of our management; and

  . the above factors in relation to market valuations of companies in related businesses.

  Application has been made to have our common stock approved for quotation on the Nasdaq National Market under the symbol "LQID."

  We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

  Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

  The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

  The representatives also may impose a penalty bid on underwriters and selling group members. This means that, if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members that sold those shares as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of these purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

  Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

  Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

  Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

  The representatives have informed us that they do not intend to confirm the sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority.

  At our request, the underwriters have reserved up to 180,000 shares of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

                                 LEGAL MATTERS

  Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California will pass upon the validity of the common stock that we are selling in this offering. Fenwick & West LLP, Palo Alto, California will pass upon legal matters for the underwriters. As of the date of this prospectus, Wilson Sonsini Goodrich & Rosati and its partners beneficially owned 4,071 shares of our common stock, and an investment partnership comprised of partners of Fenwick & West beneficially owned 22,863 shares of our common stock.

                                    EXPERTS

  Our financial statements as of December 31, 1997 and 1998 and for the period from January 30, 1996 (inception) through December 31, 1996, and for the years ended December 31, 1997 and 1998 have been included in this prospectus and in the registration statement in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, appearing elsewhere, and upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including the exhibits filed with the registration statement, under the Securities Act of 1933 with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference, are not necessarily complete, and in each instance we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the more complete description of the matter involved.

  You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings, including the registration statement, will also be available to you on the Commission's Internet site, http://www.sec.gov.

  We intend to send to our stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                               LIQUID AUDIO, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2
Balance Sheet.............................................................. F-3
Statement of Operations.................................................... F-4
Statement of Stockholders' Deficit......................................... F-5
Statement of Cash Flows.................................................... F-6
Notes to Financial Statements.............................................. F-7

                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Liquid Audio, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Liquid Audio, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 30, 1996 (inception) through December 31, 1996, and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California

February 26, 1999, except
as to Note 10 which is as
of June 17, 1999

                               LIQUID AUDIO, INC.

                                 BALANCE SHEET
                        (in thousands except share data)

                                                                        Pro Forma
                                                                      Stockholders'
                                           December 31,                 Equity at
                                         -----------------   March      March 31,
                                          1997      1998    31, 1999      1999
                                         -------  --------  --------  -------------
Assets                                                           (unaudited)
Current assets:
 Cash and cash equivalents.............  $ 2,387  $ 14,143   $15,497
 Short-term investments................       --     3,001        --
 Accounts receivable, net..............       84       376        37
 Receivables from related parties......       --       615       177
 Other current assets..................      136       314       257
                                         -------  --------  --------
  Total current assets.................    2,607    18,449    15,968
                                         -------  --------  --------
Property and equipment, net............      671     1,507     1,671
Other assets...........................       57        70        90
                                         -------  --------  --------
    Total assets.......................  $ 3,335  $ 20,026  $ 17,729
                                         =======  ========  ========
Liabilities, mandatorily redeemable
convertible preferred stock and
warrants and stockholders' equity
(deficit)
Current liabilities:
 Accounts payable......................  $   405  $    802  $    518
 Accrued expenses and other current
  liabilities..........................      732       932     1,337
 Deferred revenue......................       90     1,177     1,773
 Capital lease obligations, current
  portion..............................      122       197       192
 Equipment loan, current portion.......       --       281       440
 Line of credit........................      400        --        --
                                         -------  --------  --------
  Total current liabilities............    1,749     3,389     4,260
                                         -------  --------  --------
Capital lease obligations, non-current
 portion...............................      218       330       312
Equipment loan, non-current portion....       --       639       829
Note payable to related party..........       --       --        378
                                         -------  --------  --------
    Total liabilities..................    1,967     4,358     5,779
                                         -------  --------  --------
Series A, B and C mandatorily
 redeemable convertible preferred stock
 and warrants (Note 5).................    8,247    29,801    29,801    $     --
                                         -------  --------  --------
Commitments and contingencies (Note 9)
Stockholders' equity (deficit):
 Common stock, $0.001 par value;
  25,878,000 shares authorized;
  3,899,643, 3,916,045 and 3,892,293
  shares issued and outstanding........        4         4         4          14
 Additional paid-in capital............    2,159     3,917     4,450      34,241
 Unearned compensation.................   (1,562)   (2,035)   (2,143)     (2,143)
 Accumulated deficit...................   (7,480)  (16,019)  (20,162)    (20,162)
                                         -------  --------  --------    --------
    Total stockholders' equity
     (deficit).........................   (6,879)  (14,133)  (17,851)   $ 11,950
                                         -------  --------  --------    ========
    Total liabilities, mandatorily
     redeemable convertible preferred
     stock and warrants and
     stockholders' equity (deficit)....  $ 3,335  $ 20,026  $ 17,729
                                         =======  ========  ========

   The accompanying notes are an integral part of these financial statements.

                               LIQUID AUDIO, INC.

                            STATEMENT OF OPERATIONS

            (in thousands, except share and per share amounts)

                           Period From
                           January 30,                                Three Months Ended
                         1996 (inception) Year Ended December 31,         March 31,
                         Through December -------------------------  ---------------------
                             31, 1996        1997          1998        1998        1999
                         ---------------- -----------  ------------  ---------  ----------
                                                                         (unaudited)
Net revenues:
 License................     $    --      $       246  $      1,235  $     192  $      259
 Services...............          --               10           268         32          89
 Business development
  (related party).......          --               --         1,300         --         183
                             -------      -----------  ------------  ---------  ----------
  Total net revenues....          --              256         2,803        224         531
                             -------      -----------  ------------  ---------  ----------
Cost of net revenues:
 License................          --              302           312         49          47
 Services...............          --               91           457        104         280
                             -------      -----------  ------------  ---------  ----------
  Total cost of net
   revenues.............          --              393           769        153         327
                             -------      -----------  ------------  ---------  ----------
Gross profit (loss).....          --             (137)        2,034         71         204
                             -------      -----------  ------------  ---------  ----------

Operating expenses:
 Sales and marketing....         237            2,820         4,879        942       2,339
 Research and
  development...........         692            1,880         3,050        569       1,214
 General and
  administrative........         327              898         1,642        278         502
 Stock compensation
  expense...............          31              534         1,241        259         425
                             -------      -----------  ------------  ---------  ----------
  Total operating
   expenses.............       1,287            6,132        10,812      2,048       4,480
                             -------      -----------  ------------  ---------  ----------
Loss from operations....      (1,287)          (6,269)       (8,778)    (1,977)     (4,276)
Interest income.........          24              125           379         12         184
Interest expense........          (1)             (72)         (140)       (20)        (51)
                             -------      -----------  ------------  ---------  ----------
Net loss................     $(1,264)     $    (6,216) $     (8,539) $  (1,985) $   (4,143)
                             =======      ===========  ============  =========  ==========
Net loss per share:
 Basic and diluted......     $(14.93)     $     (4.95) $      (3.60) $  (0.99)  $    (1.39)
                             =======      ===========  ============  =========  ==========
 Weighted average
  shares................      84,635        1,256,114     2,370,564  1,998,865   2,972,398
                             =======      ===========  ============  =========  ==========
Pro forma net loss per
 share:
 Basic and diluted
  (unaudited)...........                               $      (0.85)            $    (0.33)
                                                       ============             ==========
 Weighted average shares
  (unaudited)...........                                 10,041,546             12,716,597
                                                       ============             ==========


   The accompanying notes are an integral part of these financial statements.

                               LIQUID AUDIO, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                      (in thousands except share amounts)

                            Common Stock    Additional
                          -----------------  Paid-in     Unearned   Accumulated
                           Shares    Amount  Capital   Compensation   Deficit    Total
                          ---------  ------ ---------- ------------ ----------- --------
Issuance of common stock
 to founders............  3,431,244   $ 3     $    2     $    --     $     --   $      5
Unearned compensation...         --    --        239        (239)          --         --
Amortization of unearned
 compensation...........         --    --         --          31           --         31
Net loss................         --    --         --          --       (1,264)    (1,264)
                          ---------   ---     ------     -------     --------   --------
Balance at December 31,
 1996...................  3,431,244     3        241        (208)      (1,264)    (1,228)

Exercise of stock
 options................    468,399     1         30          --           --         31
Unearned compensation...         --    --      1,888      (1,888)          --         --
Amortization of unearned
 compensation...........         --    --         --         534           --        534
Net loss................         --    --         --          --       (6,216)    (6,216)
                          ---------   ---     ------     -------     --------   --------
Balance at December 31,
 1997...................  3,899,643     4      2,159      (1,562)      (7,480)    (6,879)

Repurchase of founders'
 common stock...........    (87,868)   --         --          --           --         --
Repurchase of common
 stock in connection
 with unvested stock
 options previously
 exercised..............    (24,219)   --         (2)         --           --         (2)
Exercise of stock
 options................     90,173    --          6          --           --          6
Issuance of common stock
 in connection with
 marketing agreement....     38,316    --         40          --           --         40
Unearned compensation...         --    --      1,714      (1,714)          --         --
Amortization of unearned
 compensation...........         --    --         --       1,241           --      1,241
Net loss................         --    --         --          --       (8,539)    (8,539)
                          ---------   ---     ------     -------     --------   --------
Balance at December 31,
 1998...................  3,916,045     4      3,917      (2,035)     (16,019)   (14,133)
Repurchase of common
 stock in connection
 with unvested stock
 options previously
 exercised (unaudited)..    (28,689)   --         (1)         --           --         (1)
Exercise of stock
 options (unaudited)....      4,937    --          1          --           --          1
Unearned compensation
 (unaudited)............         --    --        533        (533)          --         --
Amortization of unearned
 compensation
 (unaudited)............         --    --         --         425           --        425
Net loss (unaudited)....         --    --         --          --       (4,143)    (4,143)
                          ---------   ---     ------     -------     --------   --------
Balance at March 31,
 1999 (unaudited).......  3,892,293   $ 4     $4,450     $(2,143)    $(20,162)  $(17,851)
                          =========   ===     ======     =======     ========   ========


   The accompanying notes are an integral part of these financial statements.

                               LIQUID AUDIO, INC.

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                              Period From
                              January 30,
                            1996 (inception)   Year Ended       Three Months
                                Through       December 31,     Ended March 31,
                              December 31,   ----------------  ----------------
                                  1996        1997     1998     1998     1999
                            ---------------- -------  -------  -------  -------
Cash flows from operating
activities:                                                      (unaudited)
 Net loss.................      $(1,264)     $(6,216) $(8,539) $(1,985) $(4,143)
 Adjustments to reconcile
  net loss to net cash
  used in operating
  activities:
  Depreciation and
   amortization...........           34          121      451       80      168
  Amortization of unearned
   compensation...........           31          534    1,241      259      425
  Allowance for doubtful
   accounts...............           --           55      210        6       93
  Changes in assets and
   liabilities:
  Accounts receivable.....           --         (139)    (502)    (177)     246
  Receivables from related
   parties................           --           --     (615)      --      438
  Other assets............          (38)        (155)    (191)     (32)      37
  Accounts payable........           21          384      397     (173)    (284)
  Accrued expenses and
   other current
   liabilities............          142          590      259      302      405
  Deferred revenue........           15           75    1,087       78      596
                                -------      -------  -------  -------  -------
  Net cash used in
   operating activities...       (1,059)      (4,751)  (6,202)  (1,642)  (2,019)
                                -------      -------  -------  -------  -------
Cash flows from investing
 activities:
 Acquisition of property
  and equipment...........          (83)        (319)    (982)    (114)    (324)
 Sale (purchase) of short-
  term investments........           --           --   (3,001)      --    3,001
                                -------      -------  -------  -------  -------
  Net cash provided by
   (used in) investing
   activities.............          (83)        (319)  (3,983)    (114)   2,677
                                -------      -------  -------  -------  -------
Cash flows from financing
 activities:
 Proceeds from issuance of
  mandatorily redeemable
  convertible preferred
  stock...................        1,941        6,246   21,535       --       --
 Proceeds from issuance of
  common stock............            5           31        4        5       --
 Payments made under
  capital leases..........           --          (84)    (118)     (21)     (31)
 Proceeds from equipment
  loan....................           --           --      920       --      401
 Payments made under
  equipment loan..........           --           --       --       --      (52)
 Proceeds from borrowings
  under line of credit....           --          400       --       --       --
 Payments made under line
  of credit...............           --           --     (400)      --       --
 Proceeds from short-term
  loan....................           --          400    1,330       --       --
 Payments on short-term
  loan....................           --         (400)  (1,330)      --       --
 Proceeds from issuance of
  convertible promissory
  note to related party...           60           --       --       --       --
 Proceeds from issuance of
  note payable to related
  party...................           --           --       --       --      378
                                -------      -------  -------  -------  -------
  Net cash provided by
   (used in) financing
   activities.............        2,006        6,593   21,941      (16)     696
                                -------      -------  -------  -------  -------
 Net increase (decrease)
  in cash and cash
  equivalents.............          864        1,523   11,756   (1,772)   1,354
 Cash and cash equivalents
  at beginning of period..           --          864    2,387    2,387   14,143
                                -------      -------  -------  -------  -------
 Cash and cash equivalents
  at end of period........      $   864      $ 2,387  $14,143  $   615  $15,497
                                =======      =======  =======  =======  =======
Supplemental disclosures:
 Cash paid for interest...      $     1      $    72  $   121  $    20  $    51
Non-cash investing and
 financing activities:
 Acquisition of property
  and equipment through
  capital leases..........      $   135      $   289  $   305  $    --  $     8
 Issuance of common stock
  for services rendered...      $    --      $    --  $    40  $    --  $    --
 Conversion of convertible
  promissory note to
  Series A mandatorily
  redeemable convertible
  preferred stock.........      $    60      $    --  $    --  $    --  $    --

   The accompanying notes are an integral part of these financial statements.

                               LIQUID AUDIO, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:

The Company

  Liquid Audio, Inc. (the "Company") was incorporated in California in January 1996 and reincorporated in Delaware in April 1999 (see note 10) with the goal of becoming the premier provider of software applications and services that enable the secure delivery and sale of digital music over the Internet. To this end, the Company has developed an end-to-end solution for promoting and distributing music over the Internet. The Company's solutions enable the secure distribution of high quality music files while providing consumers with the ability to access, preview and purchase that music via the Internet.

Unaudited interim results

  The interim financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of March 31, 1999 and for the three months ended March 31, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               LIQUID AUDIO, INC.

Cash and cash equivalents and short-term investments

  All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents, and those with maturities greater than three months are considered short-term investments. Cash and cash equivalents consist of cash on deposit with banks, money market funds and commercial securities that are stated at cost, which approximates fair value. The Company classifies all short-term investments as available-for-sale. Accordingly, these investments are carried at fair value. The fair value of such securities approximates cost, and there were no material unrealized gains or losses at December 31, 1998 and March 31, 1999 (unaudited). The following schedule summarizes the estimated fair value of the Company's cash, cash equivalents and short-term investments (in thousands):

                                                       December 31,
                                                      --------------  March 31,
                                                       1997   1998      1999
                                                      ------ ------- -----------
                                                                     (unaudited)
Cash and cash equivalents:
 Cash................................................ $  136 $ 1,034   $   399
 Money market funds..................................  2,251   3,102     4,072
 Commercial securities...............................     --  10,007    11,026
                                                      ------ -------   -------
                                                      $2,387 $14,143   $15,497
                                                      ====== =======   =======
Short-term investments:
 U.S. Government bonds............................... $   -- $ 3,001   $    --
                                                      ====== =======   =======

  All short-term investments had a contractual maturity of one year or less.

Concentration of credit risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. Substantially all of the Company's cash and cash equivalents are invested in a highly-liquid money market fund and commercial securities with major financial institutions. Short-term investments are invested in government bonds. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. Credit losses to date have been within management's estimates.

  The following table sets forth customers comprising 10% or more of the Company's total net revenues for each of the periods indicated:

                              Period from
                              January 30,                      Three Months
                            1996 (inception)  Year Ended           Ended
                                Through      December 31,        March 31,
                              December 31,   ---------------   ---------------
   Customer                       1996        1997     1998     1998     1999
   --------                 ---------------- ------   ------   ------   ------
                                                                (unaudited)

   A.......................        --            49%               --       --
   B.......................        --            12       --       --       --
   C.......................        --            10       --       --       --
   D.......................        --            --       34%      --       --
   E.......................        --            --       --       26%      --
   F.......................        --            --       --       21       --
   G.......................        --            --       --       --       40%
   H.......................        --            --       --       --       19
   I.......................        --            --       --       --       16

                               LIQUID AUDIO, INC.

  At December 31, 1997, two customers represented 17% and 16%, respectively, of gross accounts receivable. At December 31, 1998, one customer represented 26% of gross accounts receivable. At March 31, 1999, three customers represented 26%, 11% and 10% (unaudited) of gross accounts receivable.

Fair value of financial instruments

  The Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, capital lease obligations, an equipment loan, a line of credit and a note payable to a related party are carried at cost. The Company's short-term financial instruments approximate fair value due to their relatively short maturities. The carrying value of the Company's long-term financial instruments approximate fair value as the interest rates approximate current market rates of similar debt. The Company does not hold or issue financial instruments for trading purposes.

Property and equipment

  Property and equipment, including leasehold improvements, are stated at historical cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally three years, or for leasehold improvements, the term of the lease, whichever is shorter. Assets held under capital leases are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the life of the lease, generally three years.

  Long-lived assets held and used by the Company, or to be disposed of, are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between net book value of the assets and their estimated fair values. Based on its most recent analysis, the Company believes that no impairment of long-lived assets existed at December 31, 1996, 1997, 1998, and March 31, 1999 (unaudited).

Revenue recognition

  The Company's revenues are derived from the licensing of software products (including maintenance), hosting, music delivery, encoding, integration and installation services, and business development contracts. Revenues are recognized for the various contract elements based upon vendor-specific objective evidence of the fair value for each element, in accordance with Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2") and related guidance. License revenues are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant Company obligations with regard to implementation or integration exist, the fee is fixed or determinable and collectibility is probable. Provisions for sales returns are provided at the time of revenue recognition based upon estimated returns.

  Maintenance and hosting fees are deferred and recognized as service revenue on a straight-line basis over the life of the related contract, which is typically one year. Music delivery service revenue is recognized at the time digital music is delivered. Encoding, integration and installation service fees are deferred and recognized as service revenue over the period the services are provided.

  Business development revenue consists of business development fees derived from contractual agreements with the Company's strategic partners. These U.S. dollar denominated nonrefundable fees are based upon agreements whereby the strategic partners are contractually obligated to pay to the Company a fixed fee for the opportunity to develop businesses in various countries using the Company's proprietary technology. The fees are recognized by the Company as earned, the specific timing of which depends on the terms and conditions of the particular contractual arrangements. In addition to the business development fees recognized by the Company, other fees are recognized as products are delivered (see note 2).

                               LIQUID AUDIO, INC.

Research and development costs

  Expenditures for research and development are charged to expense as incurred. Under Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," certain software development costs are capitalized after technological feasibility has been established. Development costs incurred in the period from achievement of technological feasibility, which the Company defines as the establishment of a working model, until the general availability of such software to customers, has been short, and therefore software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs as of December 31, 1998 or March 31, 1999 (unaudited).

Advertising

  Advertising costs are expensed as incurred. The following table sets forth advertising costs (in thousands):

                                      Period from
                                      January 30,                  Three Months
                                    1996 (inception)  Year Ended       Ended
                                        Through      December 31,    March 31,
                                      December 31,   ------------- -------------
                                          1996        1997   1998   1998   1999
                                    ---------------- ------ ------ ------ ------
                                                                    (unaudited)
Advertising costs..................   $        --    $  53  $  247 $  50  $  102

Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans", and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Income taxes

  Income taxes are accounted for using the asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Net loss per share

  The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic and diluted net loss per share

                               LIQUID AUDIO, INC.

is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is anti-dilutive. Potential common shares consist of unvested restricted common stock, incremental common shares issuable upon the exercise of stock options, shares issuable upon conversion of the Series A, Series B and Series C mandatorily redeemable convertible preferred stock and common shares issuable upon the exercise of common and mandatorily redeemable convertible preferred stock warrants.

  The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                             Period from
                             January 30,      Year Ended       Three Months
                           1996 (inception)  December 31,     Ended March 31,
                           Through December ----------------  ----------------
                               31, 1996      1997     1998     1998     1999
                           ---------------- -------  -------  -------  -------
                                                                (unaudited)
Numerator:
 Net loss.................     $(1,264)     $(6,216) $(8,539) $(1,985) $(4,143)
                               -------      -------  -------  -------  -------
Denominator:
 Weighted average shares..       2,288        3,682    3,888    3,964    3,725
 Weighted average unvested
  common shares subject to
  repurchase..............      (2,203)      (2,426)  (1,517)  (1,965)    (753)
                               -------      -------  -------  -------  -------
 Denominator for basic and
  diluted calculation.....          85        1,256    2,371    1,999    2,972
                               =======      =======  =======  =======  =======
Net loss per share:
 Basic and diluted........     $(14.93)     $ (4.95) $ (3.60) $ (0.99) $ (1.39)
                               =======      =======  =======  =======  =======

  The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated (in thousands):

                                    Period From    Year Ended
                                    January 30,     December     Three Months
                                  1996 (inception)     31,     Ended March 31,
                                 Through December  ----------- ----------------
                                     31, 1996      1997  1998   1998     1999
                                 ----------------- ----- ----- ------- --------
                                                                 (unaudited)
Weighted average effect of
 common stock equivalents:
 Series A mandatorily redeemable
  convertible preferred stock...       1,716       3,050 3,050   3,050    3,050
 Series B mandatorily redeemable
  convertible preferred stock...          --       1,859 3,187   3,187    3,187
 Series C mandatorily redeemable
  convertible preferred stock...          --          -- 1,434      --    3,507
 Mandatorily redeemable
  convertible preferred stock
  warrants......................          --           9    18      15       20
 Unvested common shares subject
  to repurchase.................       2,203       2,426 1,517   1,965      753
 Common stock options...........         103         629   665     770      751
 Common stock warrants..........          --          --    49      49       49
                                       -----       ----- ----- ------- --------
                                       4,022       7,973 9,920   9,036   11,317
                                       =====       ===== ===== ======= ========

                               LIQUID AUDIO, INC.

Pro forma net loss per share (unaudited)

  Pro forma net loss per share for the year ended December 31, 1998 and the three months ended March 31, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, Series B and Series C mandatorily redeemable convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering ("offering") as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 7,670,982 and 9,744,199 for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. The calculation of diluted net loss per share excludes potential common shares as the effect would be anti-dilutive. Pro forma common equivalent shares are composed of unvested restricted common stock and incremental common shares issuable upon the exercise of stock options and warrants.

Pro forma stockholders' equity (unaudited)

  Effective upon the closing of this offering, the outstanding shares of Series A, Series B and Series C mandatorily redeemable convertible preferred stock will automatically convert into 9,744,199 shares of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma stockholders' equity at March 31, 1999.

Comprehensive income

  The Financial Accounting Standards Board ("FASB") recently issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The Company adopted SFAS No. 130 on January 1, 1998. To date, the Company has not had any significant transactions that are required to be reported as other comprehensive income other than its net loss.

Segment information

  The FASB recently issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 supersedes Statement of Financial Accounting
Standards No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management approach." The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The Company adopted SFAS No. 131 on January 1, 1998. The Company has determined that it does not have any separately reportable business or geographic segments.

Recent accounting pronouncements

  In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for the Company's fiscal year ending December 31, 1999. Adoption is not expected to have a material effect on the Company's financial statements.

                               LIQUID AUDIO, INC.

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material effect on its financial statements.

  In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"), which amends certain elements of SOP 97-2 and provides additional authoritative guidance on software revenue recognition. SOP 98-9 is effective for fiscal years beginning after March 15, 1999. The Company does not expect that the adoption of SOP 98-9 will have a material effect on its financial statements.

Reclassifications

  Certain reclassifications have been made to the prior years' financial statements to conform to current period presentation.

NOTE 2--RELATED PARTIES:

Investment in Liquid Audio Korea

  In December 1998, the Company signed an agreement with a strategic partner (the "strategic partner") to establish a Korean corporation, Liquid Audio Korea Co. Ltd. ("LAK"), to develop a local business to enable the digital delivery of music to customers in Korea. LAK is the exclusive reseller and distributor of the Company's software products in Korea, under an agreement expiring on December 31, 2003. The Company paid $400,000 for 40% of the outstanding common stock of LAK and will account for its investment in LAK using the equity method of accounting. As of December 31, 1998, the Company's investment in LAK is recorded at zero due to the recognition of equity investee losses equal to the investment balance. The equity investee losses of $400,000 were recorded as an offset to the business development revenue recognized from LAK. The Company will not record its share of additional losses during this development stage since there is no obligation on the part of the Company to pay LAK or any other party for those losses. If LAK generates sufficient profits to recoup its initial operating losses, the Company will re-instate the equity method of accounting.

Investment in Liquid Audio Japan

  In April 1998, the Company signed an agreement with a strategic partner (the "strategic partner") to establish a Japanese corporation, Liquid Audio Japan ("LAJ"). LAJ is the exclusive reseller and distributor of the Company's software products in Japan. At December 31, 1998, the initial capitalization of LAJ was provided by the strategic partner, and in March 1998, the Company purchased 18% of the issued and outstanding shares in LAJ from the strategic partner for $378,000. The Company retains the option, expiring on December 31, 2003, to purchase an additional 2% of the capital of LAJ from the strategic partner, at the then fair market value of LAJ's shares. The Company also has a put option whereby the Company can require the strategic partner to purchase its shares in LAJ at the then fair market value, if certain performance measures of LAJ, as defined, are not met. The Company's purchase of shares in LAJ was funded by a loan from a related entity of the Japanese strategic partner. This loan, denominated in Japanese yen, is repayable on December 31, 2003. Interest on the loan bears interest at 0.5% above a Japanese bank's prime rate (3.1% at March 31, 1999 (unaudited)) and is payable quarterly. The loan is classified in the balance sheet as a non-current note payable to a related party and recorded at the prevailing exchange rate at March 31, 1999 (unaudited). The Company will use the equity method of accounting for this investment due to the Company's ability to significantly

                               LIQUID AUDIO, INC.

influence the LAJ operations. As of March 31, 1999 (unaudited), the Company's investment in LAJ was recorded at zero due to substantial doubt regarding recoverability and the significant losses that are expected to be incurred during LAJ's initial operating periods. The $378,000 (unaudited) write-off of this investment was recorded in March 1999 and is included in sales and marketing expenses for the three months ended March 31, 1999. The Company will not record its share of those losses during this development stage since there is no obligation on the part of the Company to pay LAJ or any other party for those losses. The Company discontinued use of the equity method of accounting at March 31, 1999. If LAJ generates sufficient profits to recoup its initial operating losses, the Company will re-instate the equity method of accounting.

Other transactions

  During the year ended December 31, 1998 and the three months ended March 31, 1999, the Company recorded business development revenues totaling $1,300,000 and $183,000 (unaudited), respectively. The components of these amounts are as follows (in thousands):

                                                                    Three Months
                                                        Year Ended     Ended
                                                       December 31,  March 31,
                                                           1998         1999
                                                       ------------ ------------
                                                                    (unaudited)
Business development revenues:
 Business development fees from strategic partners....    $1,200        $ 83
 Other fees from LAK and LAJ..........................       100         100
                                                          ------        ----
                                                          $1,300        $183
                                                          ======        ====

  At March 31, 1999, fees received in advance of recognition as business development revenues were $917,000 (unaudited). This amount is classified as deferred revenue on the balance sheet and will be recognized ratably as revenue over the eleven months ending February 28, 2000.

NOTE 3--BALANCE SHEET COMPONENTS (in thousands):

                                                      December 31,
                                                      -------------   March 31,
                                                      1997    1998      1999
                                                      -----  ------  -----------
                                                                     (unaudited)
Accounts receivable, net:
 Accounts receivable................................. $ 140  $  607    $  331
 Allowance for doubtful accounts.....................    56     231       294
                                                      -----  ------    ------
                                                      $  84  $  376    $   37
                                                      =====  ======    ======

  Write-offs against the allowance for doubtful accounts were $34,000 and $30,000 in the year ended December 31, 1998 and the three months ended March
31, 1999 (unaudited), respectively.

                                                      December 31,
                                                      -------------   March 31,
                                                      1997    1998      1999
                                                      -----  ------  -----------
                                                                     (unaudited)
Property and equipment:
 Computer equipment and purchased software........... $ 595  $1,460    $1,765
 Furniture and fixtures..............................   193     324       331
 Leasehold improvements..............................    38     329       349
                                                      -----  ------    ------
                                                        826   2,113     2,445
 Less: accumulated depreciation and amortization.....  (155)   (606)     (774)
                                                      -----  ------    ------
                                                      $ 671  $1,507    $1,671
                                                      =====  ======    ======

                               LIQUID AUDIO, INC.

  Property and equipment includes $424,000, $729,000 and $737,000 (unaudited) of equipment under capital leases at December 31, 1997 and 1998, and March 31, 1999, respectively. Accumulated depreciation and amortization for equipment under capital leases was $129,000, $352,000 and $415,000 (unaudited) at December 31, 1997 and 1998, and March 31, 1999, respectively.

                                                           December
                                                              31,
                                                           ---------  March 31,
                                                           1997 1998    1999
                                                           ---- ---- -----------
                                                                     (unaudited)
Accrued expenses and other current liabilities:
 Compensation and benefits................................ $174 $345   $  569
 Consulting and professional services.....................  172  147      212
 Accrued marketing expenses...............................  251  162      206
 Other....................................................  135  278      350
                                                           ---- ----   ------
                                                           $732 $932   $1,337
                                                           ==== ====   ======

NOTE 4--BORROWINGS:

Lines of credit

  In 1996, the Company entered into a revolving credit agreement with a bank (the "Bank") under which it could borrow up to $400,000. The Company had $400,000 outstanding on this revolving line on December 31, 1997. The revolving line of credit was collateralized by substantially all of the Company's assets, bore interest at the Bank's prime rate plus 3% and expired on April 30, 1998, at which time the principal was repaid.

  In November 1998, the Company entered into a revolving line of credit with the Bank which provides for borrowings of up to 80% of eligible accounts receivable (as defined) up to a maximum of $1,000,000 through November 1999. Any advances would bear interest at the Bank's prime interest rate (7.75% at December 31, 1998 and March 31, 1999 (unaudited)). Borrowings under the line of credit would be collateralized by substantially all of the Company's assets. No advances have been obtained to date under the line of credit.

Equipment loan

  Pursuant to the terms of an equipment financing agreement with the Bank, the Company has a $3,000,000 line of credit to be used specifically to purchase computer and office equipment. The line expires in November 1999. Under the line, the Company borrowed amounts totalling $920,000 and $1,321,000 from the date of the agreement (November 1, 1998) through December 31, 1998 and March 31, 1999 (unaudited), respectively. Borrowings under the line are repayable in monthly installments over three years and bear interest at the Bank's prime interest rate plus 0.25% (8.0% at December 31, 1998 and March 31, 1999 (unaudited)). Borrowings are secured by the related equipment and other assets of the Company.

  Under the equipment line of credit, the Company is required to meet certain monthly reporting and financial covenants, including minimum operating results and certain liquidity, leverage and debt service ratios. At December 31, 1998 and March 31, 1999 (unaudited), the Company was in compliance with all such covenants.

                               LIQUID AUDIO, INC.

  Future minimum principal payments under the equipment line at December 31, 1998 are as follows (in thousands):

     Year Ending December 31,
     ------------------------
      1999.............................................................. $ 281
      2000..............................................................   307
      2001..............................................................   307
      2002..............................................................    25
                                                                         -----
                                                                           920
     Less current portion...............................................  (281)
                                                                         -----
     Non-current portion................................................ $ 639
                                                                         =====

Short-term loans

  In May 1997, the Company entered into a short-term loan facility for $1,000,000 with a bank. The company borrowed $400,000 during the year ended December 31, 1997 under this facility. In April 1998, the company entered into a short-term loan facility for $2,400,000 with a bank. The Company borrowed $1,330,000 during the year ended December 31, 1998 under this facility. Both short-term loans were repaid and the facilities have expired.

NOTE 5--MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

  Mandatorily redeemable convertible preferred stock, $0.001 par value at December 31, 1998, was comprised of the following (in thousands):

                                                                     Liquidation
                                                      Shares             and
                                              ---------------------- Redemption
                                              Authorized Outstanding   Amount
                                              ---------- ----------- -----------
     Series A................................    3,050      3,050      $ 2,001
     Series B................................    3,355      3,187        6,246
     Series C................................    4,500      3,507       21,554
                                                ------      -----      -------
                                                10,905      9,744      $29,801
                                                ======      =====      =======

  The rights of holders of mandatorily redeemable convertible preferred stock with respect to voting, dividends, liquidation and conversion and redemption are as follows:

Voting

  Each share of Series A, Series B and Series C mandatorily redeemable convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible.

Dividends

  Holders of Series A, Series B and Series C mandatorily redeemable convertible preferred stock are entitled to noncumulative, preferential dividends of $0.059, $0.176 and $0.5526, respectively, per share per annum when and if declared by the Board of Directors. The holders of Series A, Series B and Series C mandatorily redeemable convertible preferred stock will also be entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock into which the mandatorily redeemable convertible preferred stock is convertible. As of March 31, 1999, no dividends on mandatorily redeemable convertible preferred stock or common stock had been declared or paid.

                               LIQUID AUDIO, INC.

Liquidation

  In the event of any liquidation, dissolution, winding up, or consolidation or merger of the Company resulting in an ownership change of greater than 50%, distributions to stockholders are to be made in the following manner:

  The holders of the Series A, Series B and Series C mandatorily redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of the common stock, the amounts of $0.656, $1.96 and $6.14 per share, respectively, for each share of Series A, Series B and Series C mandatorily redeemable convertible preferred stock then held plus all declared and unpaid dividends, if any, on such shares. If the assets of the Company are insufficient to permit this distribution, the assets of the Company would be distributed ratably, between the holders of Series A, Series B and Series C mandatorily redeemable convertible preferred stock on a pari passu basis according to the liquidation preferences of each series and as between the holders of shares of a particular series, in proportion to the amount of such stock of such series owned by such holder.

  Thereafter, mandatorily redeemable convertible preferred stock and common stock stockholders would share proceeds pro rata, on an as-converted basis, until holders of Series A and Series B mandatorily redeemable convertible preferred stock have recovered an amount of $3.936 per share (excluding amounts already paid) and holders of Series C mandatorily redeemable convertible preferred stock have recovered an amount of $8.18 per share (excluding amounts already paid). All further proceeds would be distributed to the common stockholders.

Conversion

  Each share of Series A, Series B and Series C mandatorily redeemable convertible preferred stock is convertible at the option of the holder at any time into shares of common stock based on a conversion rate as defined in the amended and restated Certificate of Incorporation, which currently results in a conversion rate of 1:1. Each share of Series A, Series B and Series C mandatorily redeemable convertible preferred stock will automatically be converted into shares of common stock at the then effective conversion rate upon the closing of a firm commitment underwritten initial public offering of the Company's common stock at a price not less than $8.33 per share with total proceeds in excess of $15,000,000 or on the date upon which the Company obtains the consent of the holders of 2/3's of the then outstanding shares of mandatorily redeemable convertible preferred stock.

Redemption

  At the option of the holders of the Series A, Series B and Series C mandatorily redeemable convertible preferred stock, subsequent to six years from the date of first issuance of Series C mandatorily redeemable convertible preferred stock, but within 30 days of written request from holders of not less than 2/3's of the then outstanding Series A, Series B and Series C mandatorily redeemable convertible preferred stock, the Company will redeem the shares specified in such request for a sum equal to $0.656, $1.96 and $6.14, respectively, per share plus all declared but unpaid dividends.

Warrants

  In connection with certain short-term loans received by the Company in 1997 and 1998 (see note 4), the Company issued warrants to purchase 15,306 shares of Series B mandatorily redeemable preferred stock for $1.96 per share and 4,544 shares of Series C mandatorily redeemable preferred stock for $6.14 per share respectively. The warrants expire on the earlier of 2002 and 2005, respectively, or two years after an initial public offering. The Company determined the value of the warrants issued in 1997 and in 1998 to be nominal, based on the Black-Scholes option pricing model.

                               LIQUID AUDIO, INC.

NOTE 6--COMMON STOCK:

  In April 1999, the Company's Certificate of Incorporation was amended and restated to authorize the issuance of 25,878,000 shares of common stock at $0.001 par value.

  In February 1998, the Company's Board of Directors authorized a three-for-two stock split (i.e., one existing share is equivalent to one and one-half post-split shares). All share and per share data in these financial statements have been restated to reflect this stock split.

  In April 1996, the Company issued 3,431,000 shares of restricted common stock at $0.00133 per share to the Company's founders. The restricted common stock vests at a rate of 25% at the end of the first year and then 2.083% each month thereafter until 100% vested. The Company has the right to repurchase unvested shares, and in October 1998, approximately 88,000 shares of unvested founders' common stock was repurchased. At December 31, 1997, December 31, 1998 and March 31, 1999, approximately 1,644,000, 2,481,000 and 2,680,000 (unaudited) shares had vested, respectively.

Warrants

  In February 1997, the Company entered into a marketing agreement whereby the Company and another company jointly developed and marketed a certain feature specification of the Company's software products. Pursuant to this agreement, the Company issued 38,316 shares of the Company's common stock and a warrant to purchase 48,860 shares of common stock at $6.14 per share. The warrant expires on January 1, 2001. The Company accrued $107,000 during the year ended December 31, 1997 for the estimated fair value of the warrant, based on the Black-Scholes option pricing model.

  In March 1999, pursuant to a strategic agreement, the Company issued a warrant for 3,000 shares of common stock at $6.56 per share. The warrant expires in March 2004.

  As of December 31, 1998, the Company had reserved the following number of shares of common stock for future issuance (in thousands):

                                                                  December 31,
                                                                      1998
                                                                  ------------
     Conversion of Series A mandatorily redeemable convertible
      preferred stock............................................     3,050
     Conversion of Series B mandatorily redeemable convertible
      preferred stock and warrants...............................     3,202
     Conversion of Series C mandatorily redeemable convertible
      preferred stock and warrants...............................     3,512
     Common stock warrant........................................        49
     Options under Stock Option Plan.............................     1,138
                                                                     ------
                                                                     10,951
                                                                     ======

NOTE 7--EMPLOYEE BENEFIT PLANS:

401(k) Savings plan

  The Company sponsors a 401(k) defined contribution plan covering eligible employees who elect to participate. The Company may elect to contribute matching and discretionary contributions to the plan; however, no contributions have been made by the Company since inception of the plan.

Stock Option Plan

  In September 1996, the Board of Directors adopted the 1996 Equity Incentive Plan (the "Plan") which initially provided for the granting of up to 1,144,000 incentive stock options and nonqualified stock options. In

                               LIQUID AUDIO, INC.

August 1997 and October 1998, an additional 441,000 and 88,000 shares, respectively, were authorized for grants under the Plan. Under the Plan, incentive stock options may be granted to employees of the Company and nonqualified stock options and stock purchase rights may be granted to consultants, employees, directors and officers of the Company. Options granted under the Plan are for periods not to exceed ten years, and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted under the Plan generally vest 25% after the first year and then 2.083% each month thereafter until 100% vested. Options granted to stockholders who own greater than 10% of the outstanding stock must be for periods not to exceed five years and must be issued at prices not less than 110% of the estimated fair market value of the stock on the date of grant as determined by the Board of Directors.

  The following table summarizes stock option activity under the Plan (shares in thousands):

                                                           Options Outstanding
                                                          ----------------------
                                                                     Weighted
                                                 Options             Average
                                                Available         Exercise Price
                                                for Grant Shares    Per Share
                                                --------- ------  --------------
   Authorized..................................   1,144      --       $   --
   Options granted.............................    (419)    419        0.067
                                                 ------   -----
   Balance at December 31, 1996................     725     419        0.067
    Additional options authorized..............     441      --           --
    Options granted............................  (1,108)  1,108        0.154
    Options exercised..........................      --    (469)       0.067
    Options canceled...........................     197    (197)       0.067
                                                 ------   -----
   Balance at December 31, 1997................     255     861        0.130
    Additional options authorized..............      88      --           --
    Repurchase of common stock in connection
     with unvested stock options previously
     exercised.................................      24      --           --
    Options granted............................    (512)    512         1.01
    Options exercised..........................      --     (90)       0.067
    Options canceled...........................     216    (216)        0.11
                                                 ------   -----
   Balance at December 31, 1998................      71   1,067         0.68
    Repurchase of common stock in connection
     with unvested stock options previously
     exercised (unaudited).....................      29      --           --
    Options granted (unaudited)................    (111)    111         3.22
    Options exercised (unaudited)..............      --      (5)        0.34
    Options canceled (unaudited)...............     124    (124)        0.10
                                                 ------   -----
   Balance at March 31, 1999 (unaudited).......     113   1,049         0.89
                                                 ======   =====

  During the period from January 30, 1996 (inception) through December 31, 1996, the Company granted options to purchase 22,500 shares of common stock to consultants in exchange for services at an exercise price of $0.067 per share. The Company determined the value of the options granted to be nominal. During the three months ended March 31, 1999 (unaudited), the Company granted an option to purchase 20,000 shares of common stock to a consultant in exchange for services at an exercise price of $2.50 per share. The Company determined the value of the option to be $142,000, based on the Black-Scholes option pricing model. Of this amount, $71,000 was recognized as research and development expense in the three months ended March 31, 1999 (unaudited).

                               LIQUID AUDIO, INC.

  The following table summarizes information concerning outstanding and exercisable options as of December 31, 1998 (shares in thousands):

                                                               Options Vested and
                                   Options Outstanding            Exercisable
                            --------------------------------- --------------------
                                                     Weighted             Weighted
                                          Weighted   Average              Average
                                          Average    Exercise             Exercise
                                         Remaining    Price                Price
                              Number    Contractual    Per      Number      Per
 Range of Exercise Prices   Outstanding Life (years)  Share   Outstanding  Share
 ------------------------   ----------- ------------ -------- ----------- --------
  $0.067.................        129        7.65      $0.067       66      $0.067
   0.194.................        534        8.63       0.194      152       0.194
   0.333-0.40............        154        9.24       0.393       --          --
   1.50-2.00.............        250        9.76       1.750       30        1.50
                               -----                              ---
                               1,067                              248
                               =====                              ===

  The following table summarizes information concerning outstanding and exercisable options as of March 31, 1999 (unaudited, shares in thousands):

                                                             Options Vested and
                                 Options Outstanding            Exercisable
                           -------------------------------- --------------------
                                        Weighted   Weighted             Weighted
                                         Average   Average              Average
                                        Remaining  Exercise             Exercise
                                       Contractual  Price                Price
                             Number       Life       Per      Number      Per
 Range of Exercise Prices  Outstanding   (years)    Share   Outstanding  Share
 ------------------------  ----------- ----------- -------- ----------- --------
 $0.067..................       127       7.40      $0.067       75      $0.067
  0.194..................       425       8.42       0.194      211       0.194
  0.333-0.40.............       138       9.01       0.400       27       0.390
  1.50-2.50..............       327       9.52       1.930       46       2.500
  5.00...................        32       9.93       5.000       --         --
                              -----                             ---
                              1,049                             359
                              =====                             ===

Fair value disclosures









  Pro forma information regarding net loss and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method. The fair value for these options was estimated using the Black-Scholes option pricing model.

  The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of options of publicly traded companies and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options.

                               LIQUID AUDIO, INC.

  The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing method as prescribed by SFAS No. 123 using the following assumptions:

                                Period From
                                January 30,                      Three Months
                              1996 (inception)  Year Ended        Ended March
                                  Through      December 31,           31,
                                December 31,   ---------------   ---------------
                                    1996        1997     1998     1998     1999
                              ---------------- ------   ------   ------   ------
                                                                  (unaudited)
     Risk-free rates.........       6.4%          6.2%     5.8%     5.8%     5.6%
     Expected lives (in
      years).................       4.0           4.0      4.0      4.0      4.0
     Dividend yield..........       0.0%          0.0%     0.0%     0.0%     0.0%
     Expected volatility.....       0.0%          0.0%     0.0%     0.0%     0.0%

  Had compensation costs been determined based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No. 123, the Company's pro forma net loss attributable to common stockholders and pro forma basic and diluted net loss per share under SFAS
No. 123 would have been:

                                   Period From
                                   January 30,                  Three Months
                                 1996 (inception)  Year Ended       Ended
                                     Through      December 31,    March 31,
                                   December 31,   ------------- -------------
                                       1996        1997   1998   1998   1999
                                 ---------------- ------ ------ ------ ------
                                                                 (unaudited)
     Pro forma net loss (in
      thousands)................      $1,267      $6,229 $8,579 $1,995 $4,172
     Pro forma net loss per
      share.....................      $14.91       $4.96  $3.62  $1.00  $1.40

  The weighted average minimum value of options granted with an exercise price less than the fair market value of stock on the date of grant were:

                                  Period From
                                  January 30,                  Three Months
                                1996 (inception)  Year Ended       Ended
                                    Through      December 31,    March 31,
                                  December 31,   ------------- -------------
                                      1996        1997   1998   1998   1999
                                ---------------- ------ ------ ------ ------
                                                                (unaudited)
     Weighted average minimum
      value of options granted
      during period............      $0.61       $ 1.80 $ 4.84 $ 4.08 $ 8.28

Unearned stock-based compensation

  In connection with certain stock option grants, the Company recognized unearned compensation which is being amortized over the vesting periods of the related options, usually four years, using an appropriate accelerated basis. The total unearned compensation recorded by the Company from January 30, 1996 (inception) through March 31, 1999 was $4,374,000. The fair value per share used to calculate unearned compensation was derived by reference to the preferred stock values, reduced by a nominal discount factor (10%), since inception. Future compensation charges are subject to reduction for any employee who terminates employment prior to the expiration of such employee's option vesting period.

                               LIQUID AUDIO, INC.

  The following table sets forth unearned compensation and the amortization of unearned compensation (in thousands):

                                    Period From
                                    January 30,                  Three Months
                                  1996 (inception)  Year Ended       Ended
                                      Through      December 31,    March 31,
                                    December 31,   ------------- -------------
                                        1996        1997   1998   1998   1999
                                  ---------------- ------ ------ ------ ------
                                                                  (unaudited)
     Unearned compensation.......       $239       $1,888 $1,714   $192   $533
     Amortization of unearned
      compensation...............       $ 31       $  534 $1,241   $259   $425

NOTE 8--INCOME TAXES:

  The Company had approximately $13,000,000 and $16,800,000 (unaudited) of federal and $12,900,000 and $16,600,000 (unaudited) of state net operating loss carryforwards available to offset future taxable income at December 31, 1998 and March 31, 1999, respectively. The federal and state net operating loss carryforwards expire in varying amounts beginning in 2011 and 2004, respectively. At December 31, 1998, the Company had approximately $210,000 of federal and $170,000 of state research and development credit carryforwards available to offset future taxable income, which, in the case of the federal carryforwards, expire in varying amounts beginning in 2011. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events that cause limitations in the amount of net operating loss carryforwards that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period. As a result of this offering, such a change in ownership is expected to occur. Management has estimated that the net operating loss carryforwards from inception will be limited to $7,500,000 annually.

  Deferred taxes are composed of the following (in thousands):

                                                  December 31,
                                                 ----------------   March 31,
                                                  1997     1998       1999
                                                 -------  -------  -----------
                                                                   (unaudited)
     Deferred tax assets (liabilities)
      Depreciation and amortization............. $   (17) $    12    $    20
      Other accruals and liabilities............     151      102        408
      Net operating loss and credit
       carryforwards............................   2,250    5,070      6,700
      Research and development credit
       carryforwards............................     181      380        380
                                                 -------  -------    -------
      Total deferred tax assets.................   2,565    5,564      7,508
                                                 -------  -------    -------
      Less: Valuation allowance.................  (2,565)  (5,564)    (7,508)
                                                 -------  -------    -------
     Net deferred tax assets.................... $    --  $    --    $    --
                                                 =======  =======    =======

  The Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company's history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided for a full valuation allowance against its total deferred tax assets at December 31, 1997 and 1998 and March 31, 1999 (unaudited).

                               LIQUID AUDIO, INC.

NOTE 9--COMMITMENTS AND CONTINGENCIES:

Leases

  The Company leases its office facilities and certain equipment under noncancelable operating lease agreements which expire at various dates through 2002. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid. The lease requires that the Company pay all costs of maintenance, utilities, insurance and taxes. Rent expense under these leases is as follows (in thousands):

                                       Period From
                                       January 30,
                                           1996                   Three Months
                                       (inception)   Year Ended       Ended
                                         Through    December 31,    March 31,
                                       December 31, ------------- -------------
                                           1996      1997   1998   1998   1999
                                       ------------ ------ ------ ------ ------
                                                                   (unaudited)
     Rent expense.....................     $32      $  111 $  294 $   64 $   77

  Future minimum lease payments under all noncancelable capital and operating leases at December 31, 1998 are as follows (in thousands):

                                                               Capital Operating
     Year Ending December 31,                                  Leases   Leases
     ------------------------                                  ------- ---------
     1999.....................................................  $269     $241
     2000.....................................................   188      234
     2001.....................................................    86      216
     2002.....................................................    19      189
                                                                ----     ----
         Total minimum payments...............................   562     $880
                                                                         ====
     Less: amount representing interest.......................  (35)
                                                                ----
     Present value of capital lease obligations...............   527
     Less: Current portion....................................  (197)
                                                                ----
     Capital lease obligations, non-current portion...........  $330
                                                                ====

Contingencies

  From time to time, in the normal course of business, various claims are made against the Company. In the opinion of the management, there are no pending claims the outcome of which is expected to result in a material adverse effect on the financial position or results of operations of the Company.

NOTE 10--SUBSEQUENT EVENTS:

Reincorporation

  In April 1999, the Company was reincorporated in the State of Delaware. All share information included in these financial statements has been adjusted to reflect this reincorporation.

Employee Stock Purchase Plan

  In April 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 500,000 shares of common stock for issuance thereunder. The Purchase Plan was

                               LIQUID AUDIO, INC.

approved by the stockholders in June 1999. On each January 1, the aggregate number of shares reserved for issuance under the Purchase Plan will be increased by the lesser of 750,000 shares, 3% of the outstanding shares on such date or a lesser amount determined by the Board of Directors. The Purchase Plan will become effective on the first business day on which price quotations for the Company's common stock are available on the Nasdaq National Market. Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year and do not (i) immediately after grant own stock possessing 5% or more of the total combined voting capital stock, or
(ii) possess rights to purchase stock under all of the employee stock purchase plans at an accrual rate which exceeds $25,000 worth of stock for each calendar year. The Purchase Plan permits participants to purchase common stock through payroll deductions up to 15% of the participant's compensation, as defined in the Purchase Plan, but limited to 2,500 shares per participant per purchase period. Each offering period includes four six-month purchase periods which will begin on June 1 and December 1 of each year, except for the offering period which starts on the first trading day on or after the effective date the public offering. The price at which the common stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value at the beginning of the offering period or at the end of the purchase period. The Purchase Plan will terminate after a period of ten years unless terminated earlier as permitted by the Purchase Plan.

Stock Option Plan

  In April 1999, the Board of Directors adopted an increase in the number of shares reserved for issuance under the Company's 1996 Equity Incentive Plan (the "Plan") by an additional 1,600,000 shares. The Plan was also amended to provide for annual increases on January 1 equal to the lesser of 1,500,000 shares, 5% of the outstanding shares on such date or a lesser amount determined by the Board of Directors.

Litigation

  In April 1999, a former consultant of the Company filed a complaint against the Company. The complaint alleges both breach of contract and fraud and seeks approximately 588,000 shares of common stock. While there can be no assurances as to the outcome of this litigation, the Company believes the complaint is without merit, and intends to vigorously defend the complaint. No amount has been accrued for any potential liability in relation to this matter.

  In May 1999, an entity advised the Company that it believes the use of certain of the Company's software tools and client software products together infringes two patents to which this entity asserts it has rights. While there can be no assurances as to the outcome of this claim, the Company believes the claim is without merit, and intends to vigorously defend against the claim. No amount has been accrued for any potential liability in relation to this matter.

Warrants

  In March, May and June 1999, the Company signed strategic agreements with several entities. Pursuant to these agreements, the Company issued warrants to purchase approximately 396,000 shares of the Company's common stock at $6.56 per share of which 266,000 shares vest immediately and 127,000 shares vest over a twelve month period commencing when the Company and the strategic entity sign a definitive agreement to utilize the Company's technology. The warrants expire through June 2004. With respect to the immediately vested shares, the Company expects to value these warrants at approximately $2,200,000 which will be recognized as sales and marketing expense over the term of the related agreements.

License agreement

  In June 1999, the Company signed an agreement with an entity to facilitate the production, sale and distribution of music on the Internet utilizing the Company's technology. Pursuant to this agreement, the Company issued and delivered 100,000 shares of common stock to this entity. These shares have been valued at $1,100,000, which will be recognized over the term of the related agreement.

                             3,600,000 Shares


                              [LIQUID AUDIO LOGO]



                                  Common Stock


                                 -------------

                                   PROSPECTUS
                                       , 1999

                                 -------------


                                Lehman Brothers

                         BancBoston Robertson Stephens

                           U.S. Bancorp Piper Jaffray

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC Registration Fee............................................... $ 16,680
   NASD Filing Fee....................................................    6,500
   Nasdaq National Market Listing Fee.................................   50,000
   Printing Costs.....................................................  150,000
   Legal Fees and Expenses............................................  300,000
   Accounting Fees and Expenses.......................................  150,000
   Blue Sky Fees and Expenses.........................................   10,000
   Transfer Agent and Registrar Fees..................................   10,000
   Miscellaneous......................................................  256,820
                                                                       --------
     Total............................................................ $950,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of the Restated Certificate of Incorporation to be filed upon the completion of this offering (Exhibit 3.2 hereto) and Article VI of our Bylaws to be adopted upon the completion of this offering (Exhibit 3.4 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements (Exhibit 10.1 hereto) with our officers and directors that will become effective upon the closing of this offering. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among Liquid Audio and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since our incorporation in January 1996, we have sold and issued the following securities:

    1. On April 15, 1996 we issued 3,431,244 shares of common stock to seven founders for an aggregate consideration of $4,574.99.

    2. On May 31, 1996 we issued 2,286,591 shares of Series A mandatorily redeemable convertible preferred stock (Series A) to seven investors for an aggregate consideration of $1,500,004.68. On June 28, 1996 we issued 609,753 shares of Series A to one investor for an aggregate consideration of $399,998.46. On July 30, 1996 we issued 153,645 shares (as adjusted for stock splits) of Series A to the same investor to which we issued shares of Series A on June 28, 1996, for an aggregate consideration of $100,791.12.

    3. On May 5, 1997 we issued a warrant for 15,306 shares of Series B mandatorily redeemable convertible preferred stock (Series B) to a bank in connection with a short-term loan agreement. Such warrant has an exercise price of $1.96 per share.

    4. On May 23, 1997 we issued 2,421,581 shares of Series B to seven investors for an aggregate consideration of $4,746,294.84. On May 28, 1997 we issued 765,307 shares of Series B to five investors, two of which we issued shares of Series B to on May 23, 1997, for an aggregate consideration of $1,499,999.76.

    5. On January 1, 1998 we issued a warrant for 48,860 shares of common stock to one strategic partner. Such warrant has an exercise price of $6.14 per share.

    6. On January 1, 1998 we issued 38,316 shares of common stock to one strategic partner for an aggregate consideration of $2,554.40.

    7. On July 31, 1998 we issued 3,179,962 shares of Series C mandatorily redeemable convertible preferred stock (Series C) to ten investors for an aggregate consideration of $19,524,966.68. On September 25, 1998 we issued 325,732 shares of Series C to three investors for an aggregate consideration of $1,999,994.48. On September 29, 1998 we issued 1,628 shares of Series C to one investor for an aggregate consideration of $9,995.92.

    8. On July 31, 1998 we issued a warrant for 4,544 shares of Series C to a bank in connection with a short term loan agreement. Such warrant has an exercise price of $6.14 per share.

    9. On April 23, 1999 we issued 4,071 shares of common stock to one employee for an aggregate consideration of $30,532.50.

    10. From March 28 through April 30, 1999 we issued warrants exercisable for a total of 12,000 shares of common stock to five strategic partners. Such warrants have an exercise price of $6.56 per share.

    11. On June 9, 1999 we issued warrants exercisable for a total of 381,203 shares of common stock to Amazon.com, Inc. Such warrants have an exercise price of $6.56 per share.

    12. On June 16, 1999 we issued 100,000 shares of common stock to Virgin Holdings, Inc., an affiliate of EMI Recorded Music, in consideration for an encoding license.

    13. Since our incorporation, we have issued options to purchase an aggregate of 2,386,230 shares of common stock with exercise prices ranging from $0.0667 to $8.00 per share. Since our incorporation through June 15, 1999, we have issued 863,007 shares of common stock pursuant to stock option exercises for an aggregate consideration of $113,694.33.

  There were no underwriters employed in connection with any of the transactions set forth in Item 15.

  The issuances of securities described in Items 15(1) through 15(11) were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances of securities described in Item 15(12) were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation.
The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS.

 1.1++ Form of Underwriting Agreement
 3.1*  Certificate of Incorporation as currently in effect
 3.2*  Form of Restated Certificate of Incorporation (to be filed with the
        Delaware Secretary of State prior to the closing of the offering covered by this Registration Statement)
 3.3*  Bylaws as currently in effect
 3.4*  Form of Bylaws (to be adopted upon the completion of the offering covered by this Registration Statement)
 4.1   Form of Specimen Stock Certificate
 4.2*  Second Amended and Restated Investor Rights Agreement dated July 31,
        1998

  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
         regarding legality of the securities being issued
 10.1*   Form of Indemnification Agreement, entered into between the Registrant and each of its directors and officers, to become effective upon the closing of the offering made under this Registration Statement
 10.2*   1996 Equity Incentive Plan
 10.3*   1999 Employee Stock Purchase Plan
 10.4*   Licensing Agreement with SESAC dated May 21, 1998
 10.5+*  Software Cross License Agreement with Adaptec, Inc. dated June 12,
         1998
 10.6*   Form of Liquid Music Network Agreement
 10.7+*  Letter Agreement with Compaq Computer Corporation dated March 23, 1998
 10.8+*  LA Agreement with Real Networks, Inc. dated April 26, 1998
 10.9+*  Binary Software License Agreement with Precept Software, Inc. dated
          September 30, 1997
 10.10+* Patent License Agreement with Fraunhofer-Gesellschaft, zur Forderung der angewandten Forschung e.V. dated August 14, 1998
 10.11+* Software License Agreement with Fraunhofer-Gesellschaft, zur Forderung der angewandten Forschung e.V. dated August 14, 1998
 10.12+* OEM Master License Agreement with RSA Data Security, Inc. dated July
          18, 1997
 10.13+* Agreement in Principle with N2K, Inc. dated February 12, 1997
 10.14+* Patent License Agreement with Dolby Laboratories Licensing
          Corporation, dated May 3, 1996
 10.15+* Adjustment to Patent and License Agreement with Dolby Laboratories
          Licensing Corporation, dated September 18, 1997
 10.16+* Source Code, Trademark and Know-How License Agreement with Dolby
          Laboratories Licensing Corporation dated May 3, 1996
 10.17*  Founders Restricted Stock Purchase Agreement (with amendments) with
          Gerald W. Kearby dated April 25, 1996
 10.18*  Founders Restricted Stock Purchase Agreement (with amendments) with
          Philip R. Wiser dated April 25, 1996
 10.19*  Founders Restricted Stock Purchase Agreement (with amendments) with
          Robert G. Flynn dated April 25, 1996
 10.20*  Master Equipment Lease No. 0044 (with amendments) with Phoenix Leasing
          Incorporated dated as of October 15, 1996
 10.21*  Summary Plan Description of 401(k) Plan
 10.22*  Loan and Security Agreement with Silicon Valley Bank dated April 16,
          1998
 10.23*  Loan and Security Agreement with Silicon Valley Bank dated November
          16, 1998
 10.24*  Lease Agreement with Master Lease, a Division of Tokai Financial
          Services, Inc., dated March 3, 1998
 10.25*  Lease Agreement with John Anagnostou Realty and Michael J. Monte, dated February 16, 1999, for property located at 2221 Broadway,
          Redwood City, California
 10.26*  Lease and Service Agreement with Alliance Business Centers, dated
          August 17, 1998, and Office Rider dated February 1, 1999, for property located at 599 Lexington Avenue, New York, New York
 10.27*  Lease Agreement with New Retail Concepts Ltd., dated September 1,
          1998, for property located at 21 Bridge Square, Westport, Connecticut

 10.28*  Commercial Lease with Jim and Jeannette Beeger, dated November 3,
          1998, for property located at 820 Winslow Street, Redwood City,
          California
 10.29*  Commercial Lease with John Anagnostou Realty, dated October 9, 1997, for property located at 810 Winslow Street, Redwood City, California
 10.30+* Software Reseller Agreement with Liquid Audio Japan, dated as of
          August 9, 1998
 10.31+* Shareholder Agreement with Super Stage, Inc., Liquid Audio Japan,
         Inc., ITOCHU Corporation, and Hikari Tsushin, Inc., dated March 31,
         1999
 10.32+* Loan Agreement with Super Factory, Inc., dated March 31, 1999
 10.33+* Share Sale and Purchase and Option Agreement with Super Stage, Inc., dated March 31, 1999
 10.34+* Shareholders Agreement with SKM Limited and Liquid Audio Korea Co.
          Ltd. dated December 31, 1998
 10.35+* Software Reseller and Services Agreement with Liquid Audio Korea Co.
          Ltd. dated December 31, 1998
 10.36+* Consulting Agreement with Liquid Audio Korea Co. Ltd. dated December
          31, 1998
 10.37+* Consulting Agreement with SKM Limited dated December 31, 1998
 10.38*  Guaranty issued to Liquid Audio, Inc. by SKM Limited dated December
          31, 1998
 10.39   Software License Agreement with Intel Corporation dated May 4, 1999
 10.40   Liquid Remote Inventory Fulfillment System(TM) Merchant Affiliate and
          License Agreement with MTS, Inc. dated May 14, 1999
 10.41+  OEM Agreement with Sanyo Electric Co., Ltd. dated June 2, 1999
 10.42   Amazon.com/Liquid Audio Advertising Agreement, including exhibits, dated as of June 9, 1999
 10.43+  Online Program Agreement with Muze Inc., dated as of February 9, 1999
 10.44+  Letter Agreement By and Between Texas Instruments Incorporated, dated as of January 29, 1999
 10.45+  OEM Agreement with Toshiba Corporation, dated June 9, 1999
 10.46++ Agreement with Iomega Corporation
 10.47   Stock Option Agreement with Gary J. Iwatani, dated November 10, 1997
 10.48   Letter Agreement with Virgin Holdings, Inc., an affiliate of EMI
          Recorded Music, dated June 16, 1999
 23.1    Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (contained in Exhibit 5.1)
 24.1*   Power of Attorney (contained in the signature page to this
          Registration Statement)
 27.1*   Financial Data Schedule

--------

 * filed as part of the initial filing of our Registration Statement on Form S-1 on May 3, 1999
 + confidential treatment requested

 ++to be filed by amendment

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on June 17, 1999.

                                                   /s/ Gerald W. Kearby
                                          By:__________________________________
                                                      Gerald W. Kearby
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED:

             Signature                           Title                  Date
             ---------                           -----                  ----

        /s/ Gerald W. Kearby         President, Chief Executive     June 17, 1999
____________________________________  Officer and Director
          Gerald W. Kearby            (Principal Executive
                                      Officer)

        /s/ Gary J. Iwatani          Chief Financial Officer        June 17, 1999
____________________________________  (Principal Financial and
          Gary J. Iwatani             Accounting Officer)

       /s/ Philip R. Wiser *         Vice President of              June 17, 1999
____________________________________  Engineering, Chief
          Philip R. Wiser             Technical Officer and
                                      Director

         /s/ Ann Winbald *           Director                       June 17, 1999
____________________________________
            Ann Winblad

        /s/ Silvia Kessel *          Director                       June 17, 1999
____________________________________
           Silvia Kessel

      /s/ Sanford R. Climan *        Director                       June 17, 1999
____________________________________
         Sanford R. Climan

         /s/ Eric Robison *          Director                       June 17, 1999
____________________________________
          Eric P. Robison

    /s/ Gary J. Iwatani

*By:______________________

     Gary J. Iwatani

     Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
   No.                                    Title
 -------                                  -----
  1.1++  Form of Underwriting Agreement
  3.1*   Certificate of Incorporation as currently in effect
  3.2*   Form of Restated Certificate of Incorporation (to be filed with the
          Delaware Secretary of State prior to the closing of the offering covered by this Registration Statement)
  3.3*   Bylaws as currently in effect
  3.4*   Form of Bylaws (to be adopted upon the completion of the offering covered by this Registration Statement)
  4.1    Form of Specimen Stock Certificate
  4.2*   Second Amended and Restated Investor Rights Agreement dated July 31,
          1998
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
          regarding legality of the securities being issued
 10.1*   Form of Indemnification Agreement, to be entered into between the
          Registrant and each of its directors and officers, to become effective upon the closing of the offering made under this
          Registration Statement
 10.2*   1996 Equity Incentive Plan
 10.3*   1999 Employee Stock Purchase Plan
 10.4*   Licensing Agreement with SESAC dated May 21, 1998
 10.5+*  Software Cross License Agreement with Adaptec, Inc. dated June 12,
         1998
 10.6*   Form of Liquid Music Network Agreement
 10.7+*  Letter Agreement with Compaq Computer Corporation dated March 23, 1998
 10.8+*  LA Agreement with Real Networks, Inc. dated April 26, 1998
 10.9+*  Binary Software License Agreement with Precept Software, Inc. dated
          September 30, 1997
 10.10+* Patent License Agreement with Fraunhofer-Gesellschaft, zur Forderung der angewandten Forschung e.V. dated August 14, 1998
 10.11+* Software License Agreement with Fraunhofer-Gesellschaft, zur Forderung der angewandten Forschung e.V. dated August 14, 1998
 10.12+* OEM Master License Agreement with RSA Data Security, Inc. dated July
          18, 1997
 10.13+* Agreement in Principle with N2K, Inc. dated February 12, 1997
 10.14+* Patent License Agreement with Dolby Laboratories Licensing
          Corporation, dated May 3, 1996
 10.15+* Adjustment to Patent and License Agreement with Dolby Laboratories
          Licensing Corporation, dated September 18, 1997
 10.16+* Source Code, Trademark and Know-How License Agreement with Dolby
          Laboratories Licensing Corporation dated May 3, 1996
 10.17*  Founders Restricted Stock Purchase Agreement (with amendments) with
          Gerald W. Kearby dated April 25, 1996
 10.18*  Founders Restricted Stock Purchase Agreement (with amendments) with
          Philip R. Wiser dated April 25, 1996
 10.19*  Founders Restricted Stock Purchase Agreement (with amendments) with
          Robert G. Flynn dated April 25, 1996

 Exhibit
   No.                                    Title
 -------                                  -----
 10.20*  Master Equipment Lease No. 0044 (with amendments) with Phoenix Leasing
          Incorporated dated as of October 15, 1996
 10.21*  Summary Plan Description of 401(k) Plan
 10.22*  Loan and Security Agreement with Silicon Valley Bank dated April 16,
          1998
 10.23*  Loan and Security Agreement with Silicon Valley Bank dated November
          16, 1998
 10.24*  Lease Agreement with Master Lease, a Division of Tokai Financial
          Services, Inc., dated March 3, 1998
 10.25*  Lease Agreement with John Anagnostou Realty and Michael J. Monte, dated February 16, 1999, for property located at 2221 Broadway,
          Redwood City, California
 10.26*  Lease and Service Agreement with Alliance Business Centers, dated
          August 17, 1998, and Office Rider dated February 1, 1999, for property located at 599 Lexington Avenue, New York, New York
 10.27*  Lease Agreement with New Retail Concepts Ltd., dated September 1,
          1998, for property located at 21 Bridge Square, Westport, Connecticut
 10.28*  Commercial Lease with Jim and Jeannette Beeger, dated November 3,
          1998, for property located at 820 Winslow Street, Redwood City,
          California
 10.29*  Commercial Lease with John Anagnostou Realty, dated October 9, 1997, for property located at 810 Winslow Street, Redwood City, California
 10.30+* Software Reseller Agreement with Liquid Audio Japan, dated as of
          August 9, 1998
 10.31+* Shareholder Agreement with Super Stage, Inc., Liquid Audio Japan,
         Inc., ITOCHU Corporation, and Hikari Tsushin, Inc., dated March 31,
         1999
 10.32+* Loan Agreement with Super Factory, Inc., dated March 31, 1999
 10.33+* Share Sale and Purchase and Option Agreement with Super Stage, Inc., dated March 31, 1999
 10.34+* Shareholders Agreement with SKM Limited and Liquid Audio Korea Co.
          Ltd. dated December 31, 1998
 10.35+* Software Reseller and Services Agreement with Liquid Audio Korea Co.
          Ltd. dated December 31, 1998
 10.36+* Consulting Agreement with Liquid Audio Korea Co. Ltd. dated December
          31, 1998
 10.37+* Consulting Agreement with SKM Limited dated December 31, 1998
 10.38*  Guaranty issued to Liquid Audio, Inc. by SKM Limited dated December
          31, 1998
 10.39   Software License Agreement with Intel Corporation dated May 4, 1999
 10.40   Liquid Remote Inventory Fulfillment System(TM) Merchant Affiliate and
          License Agreement with MTS, Inc. dated May 14, 1999
 10.41+  OEM Agreement with Sanyo Electric Co., Ltd. dated June 2, 1999
 10.42   Amazon.com/Liquid Audio Advertising Agreement, including exhibits, dated as of June 9, 1999
 10.43+  Online Program Agreement with Muze Inc., dated as of February 9, 1999
 10.44+  Letter Agreement By and Between Texas Instruments Incorporated, dated as of January 29, 1999
 10.45+  OEM Agreement with Toshiba Corporation, dated June 9, 1999
 10.46++ Agreement with Iomega Corporation
 10.47   Stock Option Agreement with Gary J. Iwatani, dated November 10, 1997
 10.48   Letter Agreement with Virgin Holdings, Inc., an affiliate of EMI
          Recorded Music, dated June 16, 1999
 23.1    Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (contained in Exhibit 5.1)
 24.1*   Power of Attorney (contained in the signature page to this
          Registration Statement)
 27.1*   Financial Data Schedule

--------

 * filed as part of the initial filing of our Registration Statement on Form S-1 on May 3, 1999
 + confidential treatment requested

 ++to be filed by amendment